Exhibit 10.2

EXECUTION VERSION

ABL CREDIT AGREEMENT

Dated as of February 1, 2013

among

CALCEUS MIDCO, INC.,

as Holdings,

CALCEUS ACQUISITION, INC.,

as Lead Borrower,

THE OTHER BORROWERS PARTY HERETO,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent,

and

THE OTHER LENDERS PARTY HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Lead Arranger and Bookrunner

-i-

-ii-

-iii-

SCHEDULES

1.01A	—	Certain Security Interests and Guarantees
1.01B	—	Unrestricted Subsidiaries
1.01C	—	Excluded Subsidiaries
1.01D	—	Guarantors
2.01(a)	—	[Reserved]
5.06	—	Litigation
5.11	—	Subsidiaries and Other Equity Investments
6.13(b)	—	Post-Closing Covenants
7.01(b)	—	Existing Liens
7.03(c)	—	Surviving Indebtedness
7.05(p)	—	Certain Closing Date Dispositions
7.08	—	Transactions with Affiliates
10.02	—	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	—	Committed Loan Notice

-iv-

A-2	—	Swing Line Loan Notice
B	—	Revolving Credit Note
C	—	Borrowing Base Certificate
D	—	Compliance Certificate
E	—	Assignment and Assumption
F	—	Guaranty
G	—	Security Agreement
H	—	[Reserved]
I	—	Intellectual Property Security Agreement
J	—	Officer’s Certificate
K	—	[Reserved]
L	—	[Reserved]
M	—	[Reserved]
N	—	ABL Intercreditor Agreement
O	—	United States Tax Compliance Certificate

-v-

ABL CREDIT AGREEMENT

This ABL CREDIT AGREEMENT is entered into as of February 1, 2013, among CALCEUS MIDCO, INC., a Delaware corporation (“Holdings”), CALCEUS ACQUISITION, INC., a Delaware corporation, for itself and as agent for the Borrowers (in such capacity, the “Lead Borrower”), COLE HAAN LLC, a Delaware limited liability company, and COLE HAAN COMPANY STORE, a Maine corporation (together with the Lead Borrower, the “Borrowers,” and each individually, a “Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as Administrative Agent and Collateral Agent, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

1. The Sponsor (as this and other capitalized terms used in these Preliminary Statements are defined in Section 1.01 below) intends to acquire (the “Acquisition”) all of the outstanding Equity Interests of (i) Cole Haan LLC, a Delaware limited liability company (the “Company”), (ii) Cole Haan Japan, Inc., a limited liability company organized under the laws of Japan (“Company Japan Subsidiary”), (iii) Cole Haan Company Store, a corporation organized under the laws of Maine (“Company US Subsidiary”) and (iv) Cole Haan Hong Kong Limited, a company organized under the laws of Hong Kong (“Company Hong Kong Subsidiary”, and, together with Company Japan Subsidiary and Company US Subsidiary, the “Company Subsidiaries”). To effect the Acquisition, (i) the Sponsor and certain other Investors will make the Equity Contribution and (ii) the Borrowers will consummate the transactions pursuant to the Purchase Agreement, dated as of November 16, 2012 (the “Purchase Agreement”), by and among Nike, Inc., an Oregon corporation (“Nike”), Nike Sphere C.V., a Dutch limited partnership (“Nike Sphere”, and together with Nike, collectively, the “Seller”) and the Lead Borrower.

2. The Borrowers have requested that simultaneously with the consummation of the Acquisition, the Lenders make available to the Borrowers a credit facility in an aggregate principal amount equal to $100,000,000 (the “Revolving Credit Facility”).

3. Concurrently herewith, the Lead Borrower is entering into the Term Facility Credit Agreement to incur the Term Loans in an initial aggregate principal amount equal to $290,000,000, subject to the terms of the ABL Intercreditor Agreement.

4. The proceeds of the Term Loans, Loans made hereunder and Letters of Credit is-sued hereunder (to the extent permitted in accordance with the definition of the term “Permitted Initial ABL Borrowing”), together with the proceeds of the Equity Contribution, will be used to finance the Acquisition and the Transaction Expenses and, subject to the terms and conditions set forth herein, to con-summate the Refinancing.

5. The applicable Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ ABL Intercreditor Agreement” means the agreement contemplated by Section 4.01(i) and substantially in the form of Exhibit N, dated as of the Closing Date, among the Collateral Agent and the Term Facility Agent, as the same may be amended, modified or supplemented from time to time.

“Account” has the meaning given to such term in Article 9 of the UCC.

“Account Debtor” has the meaning given to such term in Article 9 of the UCC.

“ACH” means automated clearing house transfers.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary, as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary.

“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Acquisition” has the meaning specified in the Preliminary Statements to this Agreement.

“Additional Lender” has the meaning specified in Section 2.15(a).

“Adjustment Date” means the first day of each February, May, August and November, as applicable.

“Administrative Agent” means, subject to Section 9.13, Wells Fargo, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.09.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form sup-plied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “ Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliated Debt Fund” means a Sponsor Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this ABL Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.17.

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for Eurocurrency Rate Loans, Base Rate Loans, L/C Advances, Swing Line Loans or Letters of Credit, as applicable, as notified to the Administrative Agent and the Borrowers or as otherwise specified in the Assignment and Assumption pursuant to which such Lender became a party hereto, any of which offices may, subject to Section 3.01(e) and Section 3.02, be changed by such Lender upon ten (10) days’ prior written notice to the Administrative Agent and the Borrowers; provided that, for the pur-poses of the definition of “Excluded Taxes” and Section 3.01, any such change shall be deemed an assignment made pursuant to an Assignment and Assumption.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.16. If the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.

“Applicable Rate” means a percentage per annum equal to:

(a) until the end of the first full fiscal quarter ending after the Closing Date, (i) for Euro-currency Rate Loans, 1.75%, and (ii) for Base Rate Loans, 0.75% and (b) thereafter, the following percentages per annum, based upon Average Historical Excess Availability as of the most re-cent Adjustment Date:

Average Historical Excess Availability	Applicable Rate for Eurocurrency Loans,	Applicable Rate for Base Rate Loans
≥ $66.7%	1.50%	0.50%
< 66.7% but ≥ 33.3%	1.75%	0.75%
< 33.3%	2.00%	1.00%

The Applicable Rate shall be adjusted quarterly in accordance with the table above on each Adjustment Date for the period beginning on such Adjustment Date based upon the Average Historical Excess Availability as the Administrative Agent shall determine in good faith within ten (10) Business Days after such Adjustment Date. Any increase or decrease in the Applicable Rate resulting from a change in the Average Historical Excess Availability shall become effective as of the first Business Day immediately following the Adjustment Date.

“Applicable Unused Commitment Fee Rate” means, for any day, a percentage per annum equal to (a) initially, 0.375% per annum and (b) following the end of the first fiscal quarter ending after the Closing Date, the following percentages per annum, based upon Average Revolving Loan Utilization as of the most recent Adjustment Date:

Average Revolving Loan Utilization	Unused Commitment Fee
< 50%	0.375%
≥ 50%	0.250%

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to any Letters of Credit, (i) the relevant L/C Issuer and (ii) the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Account Bank” means a financial institution at which any Borrower or a Guarantor maintains an Approved Deposit Account.

“Approved Deposit Account” means each Deposit Account in respect of which a Loan Party shall have entered into a Deposit Account Control Agreement.

“Approved Foreign Bank” has the meaning specified in the definition of “Cash Equivalents.”

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Approved Securities Account” means each Securities Account in respect of which any Borrower or any Subsidiary Guarantor shall have entered into a Securities Account Control Agreement.

“Approved Securities Intermediary” means a securities intermediary at which any Borrower or a Subsidiary Guarantor maintains an Approved Securities Account.

“Asset Sale Proceeds Pledged Account” means an account held at, and subject to the sole dominion and control of, the collateral agent under the Term Facility Credit Agreement, in which the proceeds from any Disposition of non-Current Asset Collateral is held pending reinvestment pursuant to the Term Facility Credit Agreement.

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means (i) the audited consolidated balance sheets of the Company and each Company Subsidiary for the fiscal years ended May 29, 2010, May 28, 2011 and May 26, 2012, and (ii) the related audited consolidated statements of income and cash flows of the Company and each Company Subsidiary for the fiscal years ended May 29, 2010, May 28, 2011 and May 26, 2012.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Agents’ ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral or (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, the Collateral or the validity or enforceability of this Agreement or the other Loan Documents or any material remedies of the Secured Parties hereunder or thereunder; provided that circumstances, conditions, events or contingencies existing or arising prior to the Closing Date and, in each case, disclosed in writing in any Field Examination or appraisal delivered to the Administrative Agent in connection herewith prior to the Closing Date shall not be the basis for any establishment of any reserves after the Closing Date, unless such circumstances, conditions, events or contingencies shall have changed in a material respect since the Closing Date. Without limiting the generality of the foregoing, Availability Reserves may include reserves based on: (i) rent; provided that such Availability Reserves shall be limited to an amount not to exceed the sum of (x) past due rent for all of the Borrowers’ and the Subsidiary Guarantors’ leased locations plus (A) located in the states of Washington, Virginia, Pennsylvania and all other Landlord Lien States , (y) one (1) month’s rent for all of the Borrowers’ and the Subsidiary Guarantors’ leased locations, including distribution centers or warehouses, other than, in each case, such locations, distribution centers or warehouses with respect to which the Administrative Agent has received a Collateral Access Agreement in form and substance reasonably satisfactory to the Administrative Agent; (ii) customs duties, and other costs to release inventory which is being imported into the United States; (iii) outstanding Taxes and other governmental charges, including, ad valorem, real estate, personal property, sales, and other Taxes which have priority over the interests of the Collateral Agent in the Current Asset Collateral; (iv) salaries, wages and benefits due to employees of the Borrowers which have priority over the interests of the Collateral Agent in the Current Asset Collateral, (v) Customer Credit Liabilities; (vi) warehousemen’s or bailee’s charges and other Liens permitted under Section 7.01 which might have priority over the interests of the Collateral Agent in the Current Asset Collateral; (vii) reserves in respect of Cash Management Obligations, provided that reserves of the type described in this clause (vii) in respect of such Cash Management Obligations shall require the consent of the applicable Borrower; (viii) reserves in respect of Obligations in respect of Secured Hedge Agreements, provided that, if such Obligations in respect of Secured Hedge Agreements shall constitute Specified Secured Hedge Obligations, then reserves of the type described in this clause (viii) shall require the consent of the applicable Borrower; (ix) reserves in respect of freight and duty costs and expenses; (x) reserves in respect of credit card processing fees owed to MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International; (xi) reserves in respect of credit card processing fees owed to American Express; (xii) re-serves in respect of royalties in connection with the Nike Air product; (xiii) reserves in respect of royal-ties in connection with the Lunar Air product; (xiv) reserves in respect of royalties in connection with a line of shoes endorsed by Maria Sharapova; and (xv) additional reserves in the Administrative Agent’s Permitted Discretion.

“Average Historical Excess Availability” means, at any Adjustment Date, the average daily Excess Availability for the three-month period immediately preceding such Adjustment Date, divided by the Aggregate Commitments at such time.

“Average Revolving Loan Utilization” means, at any Adjustment Date, the average daily aggregate Revolving Credit Exposure (excluding any Revolving Credit Exposure resulting from any out-standing Swing Line Loans) for the three-month period immediately preceding such Adjustment Date (or, if less, the period from the Closing Date to such Adjustment Date), divided by the Aggregate Commitments at such time.

“Bankruptcy Code ” means Title 11 of the United State Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Event” means, with respect to any Person, such Person or its parent entity becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person or its parent entity.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate;

(b) 1⁄2 of 1% per annum above the Federal Funds Rate; and

(c) the Eurocurrency Rate for an Interest Period of one (1) month plus 1%.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Borrowers” has the meaning specified in the introductory paragraph to this Agreement.

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a) the face amount of Eligible Credit Card Receivables multiplied by 90%; plus

(b) the face amount of Eligible Accounts multiplied by 85%; plus

(c) the lesser of (i) the book value of Eligible Inventory, multiplied by 75% and (ii) the NOLV of Eligible Inventory, multiplied by 85%; plus

(d) the lesser of (i) the book value of Eligible In-Transit Inventory, multiplied by 75%, (ii) the NOLV of Eligible In-Transit Inventory, multiplied by 85% and (iii) 25% of the sum of clause (c) of the Borrowing Base and this clause (d); plus

(e) 100% of Qualified Cash; minus

(f) the then amount of all Reserves.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.17, as adjusted to give effect to Reserves following such delivery; provided, that such Reserves shall not be established or changed except upon not less than three (3) Business Days’ notice to the Lead Borrower (during which period the Administrative Agent shall be available to discuss any such proposed Reserve or change with the Lead Borrower and the Lead Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent); provided further that no such prior notice shall be required for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserves in accordance with the methodology of calculation previously utilized (such as, but not limited to, rent and Customer Credit Liabilities). The amount of any Reserve established by the Administrative Agent, and any change in the amount of any Reserve, shall have a reasonable relation-ship to the event, condition or other matter that is the basis for such Reserve or such change. Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of Eligible Account, Eligible Credit Card Receivables, Eligible In-Transit Inventory, Eligible Inventory, Qualified Cash or any other Reserve then established.

“Borrowing Base Certificate” means a certificate of the Borrowers substantially in the form of Exhibit C.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in New York City; pro-vided that if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, Business Day shall not include any such day on which dealings in deposits in Dollars are not con-ducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures ” means, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities and including Capitalized Research and Development Costs and Capitalized Software Expenditures) by the Borrowers and their Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrowers and their Restricted Subsidiaries and (b) Capitalized Lease Obligations incurred by the Borrowers and their Restricted Subsidiaries during such period.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Research and Development Costs” means research and development costs that are required to be, in accordance with GAAP, capitalized.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Collateral” has the meaning specified in Section 2.03(f).

“Cash Collateralize” has the meaning specified in Section 2.03(f).

“ Cash Dominion Period” means (a) each period beginning on the date that Excess Availability shall have been less than the greater of (x) $12,500,000, and (y) 12.5% of the Maximum Credit, in either case, for five (5) consecutive Business Days, and ending on the date Excess Availability shall have been equal to or greater than the greater of (x) $12,500,000 and (y) 12.5% of the Maximum Credit, in each case, for twenty (20) consecutive calendar days or (b) upon the occurrence of a Specified Event of Default, the period that such Specified Event of Default shall be continuing.

“ Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrowers or any Restricted Subsidiary:

(1) Dollars;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality of the foregoing the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) of this definition entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least “P-1” by Moody’s or at least “A-1” by S&P, and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s, with maturities of 24 months or less from the date of acquisition;

(6) marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrowers) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(7) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an In-vestment Grade Rating from Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(8) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the top three ratings category by S&P or Moody’s;

(10) with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(11) Cash Equivalents of the types described in clauses (1) through (10) above de-nominated in Dollars; and

(12) investment funds investing 90% of their assets in Cash Equivalents of the types described in clauses (1) through (11) above.

“Cash Management Bank” means any Lender, any Agent, any Lead Arranger or any Affiliate of the foregoing providing treasury, depository, credit or debit card, purchasing card, and/or cash management services to the Borrowers or any Restricted Subsidiary or conducting any automated clearing house transfers of funds.

“Cash Management Obligations” means obligations owed by the Borrowers or any Restricted Subsidiary to any Cash Management Bank in respect of any overdraft and related liabilities arising from treasury, depository, credit or debit card, purchasing card, or cash management services or any automated clearing house transfers of funds.

“Cash Receipts” has the meaning specified in Section 6.04(c).

“Cash Taxes” means, with respect to any Test Period, all taxes paid or payable in cash by the Borrowers and their Restricted Subsidiaries during such period.

“Casualty Event” means any event that gives rise to the receipt by the Borrowers or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application there-of by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the earlier to occur of:

(a) the Permitted Holders ceasing to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors, managers or other governing body of the Lead Borrower; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if,

(i) any time prior to the consummation of a Qualifying IPO, and for any rea-son whatsoever, (A) the Permitted Holders otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors, managers or other governing body of the Lead Borrower at such time or (B) the Permitted Holders own a majority of the outstanding voting Equity Interests of the Lead Borrower at such time, or

(ii) at any time upon or after the consummation of a Qualifying IPO, and for any reason whatsoever, (A) no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, shall be-come the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the then outstanding voting stock of the Lead Borrower, and (y) the percentage of the then out-standing voting stock of Borrower owned, directly or indirectly, beneficially by the Permitted Holders, and (B) during each period of twelve (12) consecutive months, the board of directors, managers or other governing body of the Lead Borrower shall consist of a majority of the Continuing Directors; or

(iii) any “Change of Control” (or any comparable term) in any document pertaining to the Term Facility.

(b) at any time prior to a Qualifying IPO of the Lead Borrower, the Lead Borrower ceasing to be a direct Wholly-Owned Subsidiary of (i) Holdings or (ii) if any Intermediate Holding Company is formed, the Intermediate Holding Company that is a direct parent of the Lead Borrower.

“Class” (a) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments or Extended Revolving Credit Commitment and (b) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Loans or loans made pursuant to Extended Revolving Credit Commitments.

“Closing Date” means the date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“ Collateral ” means all the “Collateral” as defined in the Collateral Documents and all other property of whatever kind and nature pledged or charged as collateral under any Collateral Document, and shall include the Mortgaged Properties.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Administrative Agent executed by, as the case may be, (a) a bailee or other Person in possession of Collateral, and (b) any landlord of any premises leased by any Loan Party, pursuant to which such Person (i) acknowledges the Collateral Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such premises, (iii) agrees to provide the Collateral Agent with access to the Collateral held by such bailee or other Person or located in or on such premises for the purpose of conducting Field Examinations, appraisals or liquidation and

(iv) makes such other agreements with the Collateral Agent as the Administrative Agent may reasonably require.

“Collateral Agent” means Wells Fargo, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent appointed in accordance with Section 9.09.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Collateral Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii) or pursuant to Section 6.11 or Section 6.13 at such time, duly executed by each Loan Party thereto;

(b) all Obligations shall have been unconditionally guaranteed (the “Guarantees”) to the extent permitted by Law by Holdings (in the absence of any Intermediate Holding Company), any Intermediate Holding Company and each Restricted Subsidiary that is a Material Subsidiary (other than any Excluded Subsidiary and any JV Entity) including as of the Closing Date those that are listed on Schedule 1.01D hereto (each, a “Guarantor”);

(c) the Obligations and the Guarantees shall have been secured pursuant to the Security Agreement by a first-priority security interest in (i) all the Equity Interests of the Borrowers and (ii) all Equity Interests (other than Equity Interests of Unrestricted Subsidiaries, Equity Interests of De Minimis Foreign Subsidiaries and any Equity Interest of any Subsidiary acquired pursuant to a Permitted Acquisition financed with Indebtedness incurred pursuant to Section 7.03(h) if such Equity Interests are pledged as security for such Indebtedness and if and for so long as the terms of such Indebtedness prohibit the creation of any other Lien on such Equity Interests) held directly by the Borrowers or any Guarantor in any Subsidiary (limited, in the case of voting Equity Interests of any Foreign Subsidiary not otherwise excluded from this clause (c), to 65% of the issued and outstanding Equity Interests of each such Foreign Subsidiary) ; provided, however, that the Equity Interests of any Subsidiary that is not a Wholly-Owned Subsidiary shall not be required to be pledged to the extent such pledge would be prohibited by the terms of such Subsidiary’s organizational documents, shareholder or similar agreements or joint venture documents;

(d) except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guarantees shall have been secured by a perfected security interest (other than in the case of mortgages, to the extent such security interest may be perfected as pro-vided in the last paragraph of this definition) in, and mortgages on, substantially all tangible and intangible assets of Holdings, the Borrower and each other Guarantor (including, without limitation, accounts receivable, inventory, equipment, investment property, intellectual property, material intercompany notes, other general intangibles (including contract rights), owned (but not leased) real property and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents; provided that security interests in real property shall be limited to the Mortgaged Properties;

(e) none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.01; and

(f) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property required to be delivered pursuant to Section 4.01(a)(iii) (if applicable), Section 6.11 (promptly after the acquisition thereof and in any event within forty-five (45) days after the request therefor by the Administrative Agent or the Collateral Agent or such longer period as the Administrative Agent may agree in its sole discretion) and Section 6.13 (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property, (ii) a title insurance policy for such property or the equivalent or other form (if applicable) available in each applicable jurisdiction (collectively, the “Mortgage Policies”) insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except as expressly permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, and (iii) such existing surveys, existing abstracts, existing appraisals, legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgaged Property.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as the Administrative Agent and the Borrowers agree in writing that the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrowers, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) with respect to leases of real property entered into by any Loan Party, such Loan Party shall not be required to take any action with respect to creation or perfection of security interests with respect to such leases, (b) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Borrowers, (c) the Collateral and Guarantee Requirement shall not apply to any of the following assets: (i) any fee-owned real property that is not a Material Real Property and any leasehold interests in real property (including landlord waivers), (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights (except to the extent constituting supporting obligations relating to Inventory and Accounts) and commercial tort claims, (iii) assets for which a pledge thereof or a security interest therein is prohibited by applicable Laws or which would require governmental (including regulatory) consent, approval, license or authorization to provide such security interest un-less such consent, approval, license or authorization has been received , (iv) assets to the extent a security interest in such assets would result in an investment in “United States property” by a controlled foreign corporation within the meaning of section 956 and 957 of the Code (or any similar law or regulation in any applicable jurisdiction) or otherwise result in a material adverse tax or accounting consequence, as reasonably determined by the Borrowers with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), (v) any lease, license or other agreements or any property subject to a pur-chase money security interest, Capitalized Lease Obligation or similar arrangement to the extent that a pledge thereof or a security interest therein would violate or invalidate such lease, license or agreement, purchase money, Capitalized Lease or similar arrangement, or create a right of termination in favor of, or require the consent of, any other party thereto (other than a Borrower or a Guarantor) after giving effect to the applicable anti-assignment clauses of the Uniform Commercial Code, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition and (vi) except as provided in Section 6.04, any cash, deposit ac-counts and securities accounts and (d) except as set forth in Section 6.04, no control agreements or control arrangements shall be required with respect to assets specifically requiring perfection through control agreements.

Notwithstanding anything to the contrary, the Loan Parties shall not be required, nor shall the Administrative Agent be authorized, (i) to perfect the above-described pledges, security interests and mortgages by any means other than through (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant State(s) and filings in the applicable real estate records with respect to mortgaged properties or any fixtures relating to mortgaged properties, (B) filings with the United States Patent and Trademark Office or United States Copyright Office as expressly required in the Collateral Documents, (C) Mortgages in respect of Mortgaged Properties, (D) delivery of Deposit Account Control Agreements or Securities Account Control Agreements pursuant to Section 6.04 or (E) delivery to the Administrative Agent of intercompany notes and stock certificates representing the Equity Interests as set forth in clause (c) above, (ii) to enter into any deposit account control agreement or securities account control agreement with respect to any deposit account or securities account, except as set forth in Section 6.04, or (iii) to take any action with respect to any assets located outside of the United States (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction other than the United States).

“ Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent and the Lenders pursuant to Section 4.01(a)(iii), Section 6.11 or Section 6.13, the Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Revolving Credit Commitment, and Extended Revolving Credit Commitment or a Revolving Commitment Increase or any combination thereof, as the context may require.

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Concentration Account” has the meaning specified in Section 6.04(c).

“Consolidated Depreciation and Amortization Expense” means, with respect to any Per-son for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, Capitalized Software Expenditures and the amortization of original issue discount resulting from the issuance of Indebtedness at less than par, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise as determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication) by the following:

(i) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(ii) Consolidated Interest Expense of such Person for such period (including (x) net losses or any obligations under any Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities), plus amounts excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (w), (x) and (y) in clause (1) thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv) any expenses or charges (other than depreciation or amortization expense) related to any equity offering, Investment, acquisition, disposition or recapitalization permitted hereunder or the incurrence of Indebtedness permitted to be incurred here-under (including a refinancing thereof) (whether or not successful), including (A) such fees, expenses or charges related to the commitments under the Term Facility, the Loans and any other credit facilities and (B) any amendment or other modification of the Term Facility or any of the other “Loan Documents” (or similar term) thereunder, the Loans and any other credit facilities, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(v) the amount of any restructuring charge or reserve, integration cost or other business optimization expense or cost associated with establishing new facilities that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Closing Date, and costs related to the closure and/or consolidation of facilities, to the extent not in excess of 15% of Consolidated EBITDA in any four quarter period; plus

(vi) any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting, (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period) or other items classified by the Borrowers as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(vii) the amount of management, advisory, consulting, refinancing, subsequent transaction and exit fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Sponsor to the extent permitted under Section 7.08(e); plus

(viii) the amount of “run-rate” cost savings projected by the Borrowers in good faith and certified by a Responsible Officer of the Lead Borrower in writing to the Administrative Agent to result from actions either taken or initiated prior to or during such period (which cost savings shall be subject only to certification by a Responsible Officer of the Lead Borrower and shall be calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized or expected to be realized prior to or during such period from such actions; provided that (A) a Responsible Officer of the Lead Borrower shall have certified to the Administrative Agent that (x) such cost savings are reasonably identifiable, reason-ably attributable to the actions specified and reasonably anticipated to result from such actions and (y) such actions have been taken or initiated and the benefits resulting there-from are anticipated by the Borrowers to be realized within twelve (12) months, (B) no cost savings shall be added pursuant to this clause (viii) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (v) above with respect to such period and (C) the aggregate amount added back pursuant to this clause (viii) for any period (excluding amounts added back in connection with the Trans-actions) shall not exceed 15% of Consolidated EBITDA for such period; plus

(ix) any costs or expense incurred by the Borrowers or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrowers or Net Cash Proceeds of an issuance of Equity Interests of the Borrowers (other than Disqualified Equity Interests); plus

(x) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus

(xi) any net loss included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus

(xii) realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrowers and their Restricted Subsidiaries; plus

(xiii) net realized losses from Swap Contracts or embedded derivatives that re-quire similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus

(xiv) any incremental or duplicative costs, charges and expenses incurred pursuant to the receipt of certain services from the Seller pursuant to the Transition Services Agreement after the Company and its Subsidiaries have established alternative arrangements for such services;

(b) decreased (without duplication) by: (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus (b) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrowers and their Restricted Subsidiaries; plus (c) any net realized income or gains from any obligations under any Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements, plus (d) any net income included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45;

(c) increased or decreased (without duplication) by, as applicable, any adjustments resulting for the application of Accounting Standards Codification Topic 460 or any comparable regulation; and

(d) increased or decreased (to the extent not already included in determining Consolidated EBITDA) by any Pro Forma Adjustment.

There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrowers or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Per-son, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Borrowers or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent. For purposes of determining the Fixed Charge Coverage Ratio, the Total Leverage

Ratio, Total Senior Secured Leverage Ratio and Senior Secured Net Leverage Ratio, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrowers or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition). Notwithstanding the foregoing, but subject to any adjustment set forth above with respect to any transactions occurring after the Closing Date, Consolidated EBITDA shall be $9.0 million, $20.8 million, $16.4 million and $20.8 million for the fiscal quarters ended February 25, 2012, May 26, 2012, August 31, 2012 and November 24, 2012, respectively.

“Consolidated Interest Expense” means, with respect to any Person for any period, with-out duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of any obligations under any Swap Contracts or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate obligations under any Swap Contracts with respect to Indebtedness, and excluding (v) accretion or accrual of discounted liabilities other than Indebtedness, (w) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees, and (z) interest with respect to Indebtedness of Holdings appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Cash Interest Expense” means, with respect to any Person and its Restricted Subsidiaries for any period, determined on a consolidated basis in accordance with GAAP, (a) total interest expense paid or payable in cash in such period (including that attributable to obligations with respect to Capitalized Lease Obligations in accordance with GAAP in effect on the Closing Date but excluding any imputed interest as a result of purchase accounting) of such Person and its Restricted Subsidiaries and all commissions, discounts and other fees and charges owed with respect to Indebtedness of Per-son and its Restricted Subsidiaries, but excluding (i) any non-cash interest or deferred financing costs, (ii) any amortization or write-down of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (iii) any expensing of bridge, commitment and other financing fees and

(iv) penalties and interest related to Taxes minus (b) interest income of Person and its Restricted Subsidiaries actually received in cash during such period. For purposes of the foregoing, interest expense of Per-son and its Restricted Subsidiaries shall be determined after giving effect to any net payments made or received by such Persons with respect to interest rate Swap Contracts.

“Consolidated Net Income” means, with respect to any Person for any period, the net in-come (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1) subject to the limitations contained in clause (3) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Borrowers’ equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that (as reasonably determined by a Responsible Officer of the Lead Borrower) could have been distributed by such Person during such period to the Borrowers or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2) [Reserved];

(3) any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Borrowers or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by a Responsible Officer or the board of directors of the Lead Borrower);

(4) any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense (including relating to the Transaction Expenses) or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense;

(5) the cumulative effect of a change in accounting principles;

(6) any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;

(7) all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8) any unrealized gains or losses in respect of any obligations under any Swap Con-tracts or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any obligations under any Swap Contracts;

(9) any unrealized foreign currency translation gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Borrowers or any Restricted Subsidiary owing to the Borrowers or any Restricted Subsidiary;

(11) any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrowers and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(12) any goodwill or other intangible asset impairment charge or write-off;

(13) any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any obligations under any Swap Contracts or other derivative instruments;

(14) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transaction in accordance with GAAP; and

(15) any net unrealized gains and losses resulting from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder and (ii) to the extent covered by insurance and actually reimbursed, or, so long as the Borrowers has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption.

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrowers and their Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition), consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments minus (b) the aggregate amount of unrestricted cash and Cash Equivalents (in each case, free and clear of all Liens other than any nonconsensual Lien that is permitted under the Loan Documents) included in the consolidated balance sheet of the Borrowers and their Restricted Subsidiaries as of such date, which aggregate amount of unrestricted cash and Cash Equivalents shall be determined without giving pro forma effect to the proceeds of Indebtedness incurred on such date; provided that Consolidated Total Debt shall not include (x) letters of credit, except to the extent of unreimbursed drawings with respect thereto and (y) obligations under Swap Contracts entered into in the ordinary course of business and not for speculative purposes.

“Continuing Directors” means the directors, managers or equivalent body of Holdings or the Borrowers, as the case may be, on the Closing Date, as elected or appointed after giving effect to the Acquisition and the other transactions contemplated hereby, and each other director, manager or equivalent body, if, in each case, such other director’s, manager’s or equivalent body’s nomination for election to the board of directors, managers or other governing body of Holdings or the Borrowers, as the case may be (or the direct or indirect parent of the Borrowers after a Qualifying IPO of such direct or indirect parent) is recommended by a majority of the then Continuing Directors or such other director, manager or equivalent body receives the vote of the Permitted Holders in his or her election by the stockholders or partners of Holdings or the Borrowers, as the case may be (or the direct or indirect parent of the Borrowers after a Qualifying IPO of such direct or indirect parent).

“Contract Consideration” has the meaning specified in the definition of “Excess Cash

Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Converted Restricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Covenant Trigger Period” means any period (a) commencing on the date upon which Excess Availability is less than the greater of (i) 10.0% of the Maximum Credit and (ii) $10,000,000 and

(b)	ending on the date upon which Excess Availability shall have been at least equal to the greater of (i)

10.0% of the Maximum Credit and (ii) $10,000,000 for a period of thirty (30) consecutive calendar days.

“Credit Card Agreements” means all agreements now or hereafter entered into by the Borrowers or any Guarantor for the benefit of the Borrowers or a Subsidiary Guarantor, in each case with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Credit Card Issuer” means any Person (other than the Borrowers or a Guarantor) who issues or whose members issue credit cards, including MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc.

“Credit Card Notification” means, collectively, the notices to Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements in form and substance reasonably satisfactory to the Administrative Agent, which Credit Card Notifications shall require the ACH or wire transfer no less frequently than each Business Day (and whether or not there are then any outstanding Obligations) to an Approved Deposit Account of all payments due from Credit Card Processors.

“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to the Borrowers’ or any Subsidiary Guarantor’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means, collectively, (a) all present and future rights of the Borrowers or any Guarantor to payment from any Credit Card Issuer, Credit Card Processor or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) all present and future rights of the Borrowers or any Subsidiary Guarantor to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise, in each case above calculated net of prevailing interchange charges.

“Credit Extension” means each of the following: (a) a Borrowing and (b) a L/C Credit Extension.

“Current Asset Collateral” means all the “ABL Priority Collateral” as defined in the ABL Intercreditor Agreement.

“Customer Credit Liabilities” means, at any time, the aggregate remaining balance at such time of (a) outstanding gift certificates and gift cards of the Borrowers or any Subsidiary Guarantor entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any inventory and (b) outstanding merchandise credits of the Borrowers or any Subsidiary Guarantor, in each case, net of any dormancy reserves maintained by the Borrowers or their Subsidiary Guarantors on its books and records in the ordinary course of business consistent with past practices.

“Customs Broker Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent among a Loan Party, a customs broker, freight forwarder or other carrier, and the Collateral Agent, in which the customs broker, freight forwarder or other carrier acknowledges that it has control over and holds the documents evidencing ownership of, or other shipping documents relating to, the subject inventory or other property for the benefit of the Collateral Agent, and agrees, upon notice from the Collateral Agent (which notice shall be delivered only upon the occurrence and during the continuance of an Event of Default), to hold and dispose of the subject inventory and other property solely as directed by the Collateral Agent.

“De Minimis Foreign Subsidiary” means, at any date of determination, any Foreign Subsidiary the Equity Interests of which would otherwise be required to be pledged pursuant to the Collateral and Guarantee Requirement and which does not have either (a) net sales that are greater than three per-cent (3.0%) (or, when combined with all other De Minimis Foreign Subsidiaries, greater than five percent (5.0%)) of the net sales of the Borrowers and their Restricted Subsidiaries as of the most recent fiscal quarter end for which the Borrowers have delivered financial statements pursuant to Section 6.01(a) or (b) or (b) assets with a book value that is greater than three percent (3.0%) (or, when combined with all other De Minimis Foreign Subsidiaries, greater than five percent (5.0%)) of the book value of Total Assets as of the most recent fiscal quarter end for which the Borrowers have delivered financial statements pursuant to Section 6.01(a) or (b).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“ Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender ” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans required to be funded by it, (ii) fund any portion of its participations in Letters of Credit or Swing Line Loans required to be funded by it or (iii) pay over to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrowers or the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender in writing that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Administrative Agent’s, L/C Issuer’s, Swing Line Lender’s or Lender’s receipt of such certification in form and sub-stance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“ Deposit Account” means any checking or other demand deposit account maintained by the Loan Parties, including any “deposit accounts” under Article 9 of the UCC. All funds in such Deposit Accounts shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the Deposit Ac-counts, subject to the Security Agreement and the ABL Intercreditor Agreement.

“Deposit Account Control Agreement” has the meaning specified in Section 6.04(a).

“ Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrowers or a Subsidiary in connection with a Disposition pursuant to Section 7.05(m) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of Holdings, setting forth the basis of such valuation.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale Leaseback and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings (and, after a Qualifying IPO of any Intermediate Holding Company) of any of its Equity Interests to another Person.

“Disqualified Equity Interests ” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full (or Cash Collateralization of Letters of Credit) of all Obligations (other than contingent obligations not then due and payable) and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date.

“Disqualified Lenders” means such Persons that have been specified in writing to the Administrative Agent and the Lead Arrangers prior to November 15, 2012 as being “Disqualified Lenders.”

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, on any date of determination, with respect to any amount de-nominated in Dollars, such amount. As appropriate, amounts specified herein as amounts in Dollars shall be or include any relevant Dollar Equivalent amount.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Accounts” means, as of any date of determination thereof, the aggregate amount of all Accounts due to the Borrowers and each Subsidiary Guarantor, except to the extent that (determined without duplication):

(a) such Account does not arise from the sale of goods or the performance of ser-vices by the Borrowers or Subsidiary Guarantor in the ordinary course of its business;

(b) (i) the Borrowers’ or Subsidiary Guarantor’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever (other than the preparation and de-livery of an invoice) or (ii) as to which such Person is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(c) any defense, counterclaim, set-off or dispute exists as to such Account, but only to the extent of such defense, counterclaim, set-off or dispute;

(d) such Account is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(e) an invoice, reasonably acceptable to the Administrative Agent in form and sub-stance or otherwise in the form otherwise required by any Account Debtor, has not been sent to the applicable Account Debtor in respect of such Account on or before the date as of which such Account is first included in the Borrowing Base Certificate or otherwise reported to the Administrative Agent as Collateral;

(f) such Account (i) is not owned by the Borrowers or Subsidiary Guarantor or (ii) is not subject to the first priority, valid and perfected security interest and Lien of Administrative Agent, for and on behalf of itself and the Lenders (subject to Liens permitted under Section 7.01 having priority by operation of applicable Law over the Liens of the Collateral Agent) or (iii) is subject to any other Lien (other than (x) Liens permitted hereunder pursuant to clauses (a), (c), (d), (h), (p), (aa), (dd), (ee) and (gg) of Section 7.01 and (y) Liens permitted under Section 7.01 securing the Obligations (as defined under the Term Facility Credit Agreement) (subject to the terms of the ABL Intercreditor Agreement or any other Intercreditor Agreement)) (the foregoing clauses (ii) and (iii) (other than in respect of the immediately foregoing clause (y)) not being intended to limit the ability of the Administrative Agent to change, establish or eliminate any Reserves in its Permitted Discretion on account of any such permitted Liens);

(g) such Account is the obligation of an Account Debtor that is (i) a director, officer, other employee or Affiliate of the Borrowers or Subsidiary Guarantor or (ii) a natural person; provided that this clause (g) shall not exclude any Account of an Account Debtor solely on the basis that it is a portfolio company of any Sponsor;

(h) such Account is the obligation of an Account Debtor that is any Governmental Authority;

(i) Accounts subject to a partial payment plan;

(j) the Borrowers or Subsidiary Guarantor is liable for goods sold or services rendered by the applicable Account Debtor to the Borrowers but only to the extent of the potential offset;

(k) the Account is not paid on or prior to ninety (90) days following the original invoice date;

(l) the Account is not paid on or prior to sixty (60) days following the date on which such Account was due;

(m) such Account is the obligation of an Account Debtor from whom 50% or more of the amount of all Accounts owing by that Account Debtor are ineligible under the criteria set forth in this definition;

(n) any of the representations or warranties in the Loan Documents with respect to such Account are untrue in any material respect with respect to such Account (or, with respect to representations or warranties that are qualified by materiality, any of such representations and warranties are untrue);

(o) such Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment;

(p) (i) such Account, together with all other Accounts owing by such Account Debt-or and its Affiliates (other than Nordstrom, Inc. and their respective Affiliates) as of any date of determination, exceeds 15% of all Eligible Accounts (but, in each case, only to the extent of such excess); and (ii) with respect to an Account owning by Nordstrom, Inc. or any of its Affiliates, to the extent that such Ac-count, together with all other Accounts owing by Nordstrom, Inc. and its Affiliates as of any date of de-termination, exceeds 35% of all Eligible Accounts (but only to the extent of such excess);

(q) such Account is payable in any currency other than Dollars;

(r) such Account has been redated, extended, compromised, settled or otherwise modified or discounted, except discounts or modifications that are granted by the Borrowers or Subsidiary Guarantor in the ordinary course of business and that are reflected in the calculation of the Borrowing Base;

(s) such Account is of an Account Debtor that is located in a state requiring the filing of a notice of business activities report or similar report in order to permit the Borrowers or Subsidiary Guarantor to seek judicial enforcement in such state of payment of such Account, unless the Borrowers or Subsidiary Guarantor has qualified to do business in such state or has filed a notice of business activities report or equivalent report for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(t) such Account was acquired or originated by a Person acquired in a Permitted Acquisition (until such time as the Administrative Agent has completed a customary due diligence investigation as to such Accounts and such Person, which investigation may, at the sole discretion of the Administrative Agent, include a Field Examination, and the Administrative Agent is satisfied with the results thereof in its Permitted Discretion);

(u) the Account Debtor is subject to an event of the type described in Section 8.01(f);

(v) such Account represents a sale on a bill-and-hold, guaranteed sale, sale and re-turn, sale on approval, consignment or other repurchase or return basis;

(w) the Account Debtor is organized or has its principal offices or assets outside the United States, unless such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent (which is issued by a bank reasonably acceptable to the Administrative Agent) and such letter of credit is subject to a first priority perfected Lien in favor of the Collateral Agent;

(x) [reserved];

(y) the portion, if any, of any Account that includes a billing for interest, fees or late charges; or

(z) such Account constitutes a Credit Card Receivable.

Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b).

“Eligible Credit Card Receivables” means, as to the Borrowers and each Subsidiary Guarantor, Credit Card Receivables of such Person which satisfy the criteria set forth below:

(a) such Credit Card Receivables arise from the actual and bona fide sale and delivery of goods or rendition of services by such Person in the ordinary course of the business of such Person;

(b) such Credit Card Receivables are not past due (beyond any stated applicable grace period, if any, therefor) pursuant to the terms set forth in the Credit Card Agreements with the Credit Card Issuer or Credit Card Processor of the credit card or debit card used in the purchase which give rise to such Credit Card Receivables;

(c) such Credit Card Receivables are not unpaid more than five (5) Business Days after the date of the sale of inventory giving rise to such Credit Card Receivables;

(d) the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivable has not failed to remit any monthly payment in respect of such Credit Card Receivable;

(e) the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not asserted a counterclaim, defense or dispute against such Credit Card Receivables (other than customary set-offs to fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Person from time to time), but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the amount owing by such Person to such Credit Card Issuer or Credit Card Processor pursuant to such fees and chargebacks shall be deemed Eligible Credit Card Receivables;

(f) the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not set off against amounts otherwise payable by such Credit Card Issuer or Credit Card Processor to such Person for the purpose of establishing a reserve or collateral for obligations of such Person to such Credit Card Issuer or Credit Card Processor (other than customary set-offs and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor from time to time) but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the set-off amounts shall be deemed Eligible Credit Card Receivables;

(g) such Credit Card Receivables (x) are owned by the Borrowers or a Subsidiary Guarantor and such Person has a good title to such Credit Card Receivables, (y) are subject to the first priority, valid and perfected security interest and Lien of Administrative Agent (subject only to Liens permitted under Section 7.01 having priority by operation of applicable Law over the Liens of the Collateral Agent), for and on behalf of itself and Lenders, as to such Credit Card Receivables of such Person and (z) are not subject to any other Lien (other than (1) Liens permitted hereunder pursuant to clauses (a), (c), (d), (h), (p), (aa), (dd), (ee) and (gg) of Section 7.01 and (y) Liens permitted under Section 7.01 securing the Obligations (as defined under the Term Facility Credit Agreement) (subject to the terms of the ABL Intercreditor Agreement or any other Intercreditor Agreement)) (the foregoing clauses (y) and (z) (other than in respect of the immediately foregoing clause (2)) not being intended to limit the ability of the Administrative Agent to change, establish or eliminate any Reserves in its Permitted Discretion on account of any such permitted Liens);

(h) the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables is not subject to an event of the type described in Section 8.01(f);

(i) no event of default has occurred under the Credit Card Agreement of such Person with the Credit Card Issuer or Credit Card Processor who has issued the credit card or debit card or handles payments under the credit card or debit card used in the sale which gave rise to such Credit Card Receivables which event of default gives such Credit Card Issuer or Credit Card Processor the right to cease or suspend payments to such Person;

(j) the customer using the credit card or debit card giving rise to such Credit Card Receivable shall not have returned the merchandise purchased giving rise to such Credit Card Receivable;

(k) the Credit Card Receivables are subject to Credit Card Notifications;

(l) the Credit Card Processor is organized and has its principal offices or assets within the United States or is otherwise acceptable to the Administrative Agent in its Permitted Discretion;

(m) such Credit Card Receivables are not evidenced by chattel paper or an instrument of any kind, and have not been reduced to judgment;

(n) the portion of such Credit Card Receivables that does not include a billing for interest, fees or late charges; and

(o) in the case of a Credit Card Receivable due from a Credit Card Processor (other than American Express, Paymentech, LLC, First Data, Alliance Data or any of their respective Affiliates), the Administrative Agent has not notified the Borrowers that the Administrative Agent has determined in its Permitted Discretion that such Credit Card Receivable is unlikely to be collected.

Credit Card Receivables which would otherwise constitute Eligible Credit Card Receivables pursuant to this Section will not be deemed ineligible solely by virtue of the Credit Card Agreements with respect thereto having been entered into by any Guarantor, for the benefit of the Borrowers. Any Credit Card Receivables which are not Eligible Credit Card Receivables shall nevertheless be part of the Collateral.

“Eligible In-Transit Inventory” means, as of any date of determination, without duplication of other Eligible Inventory, inventory of the Borrowers or a Subsidiary Guarantor which meets the following criteria:

(a) such inventory has been shipped from any foreign location to a United States location for receipt by a Borrower or a Subsidiary Guarantor within sixty (60) days of the date of determination and has not yet been received by a Borrower or a Subsidiary Guarantor;

(b) the purchase order for such inventory is in the name of a Borrower or a Subsidiary Guarantor and title has passed to a Borrower or a Subsidiary Guarantor;

(c) either (i) such inventory is subject to a negotiable document of title, in form reasonably satisfactory to the Administrative Agent, which shall, except as otherwise agreed by the Administrative Agent in its Permitted Discretion, have been endorsed to the Administrative Agent or an agent acting on its behalf or (ii) such inventory is evidenced by a non-negotiable document of title in form reasonably acceptable to the Administrative Agent, or other shipping document reasonably acceptable to the Administrative Agent, which names a Borrower or a Subsidiary Guarantor as consignee;

(d) during the continuation of any In-Transit Trigger Period, (i) each relevant freight carrier, freight forwarder, customs broker, shipping company or other Person in possession of such Inventory and/or the documents relating to such Inventory, in each case, as reasonably re-quested by Administrative Agent, shall have entered into a Customs Broker Agreement and (ii) as reasonably requested by the Administrative Agent, the documents relating to such Inventory shall be in the possession of the Administrative Agent or an agent (or sub-agent) acting on its behalf,

(e) such inventory is insured in accordance with the provisions of this Agreement and the other Loan Documents, including marine cargo insurance;

(f) such inventory is subject, to the reasonable satisfaction of the Administrative Agent, to a first priority perfected security interest in and lien upon such inventory in favor of the Administrative Agent (except for any possessory lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to the Borrowers or Subsidiary Guarantor); and

(g) such inventory is not excluded from the definition of Eligible Inventory (except solely pursuant to clauses (f), (j), (o), (p), (x) and (y) thereof); provided that the Administrative Agent may, in its Permitted Discretion and upon notice to the Lead Borrower, exclude any particular inventory from the definition of “Eligible In-Transit Inventory” in the event that the Administrative Agent determines in its Permitted Discretion and upon notice to the Lead Borrower that such inventory is subject to any Person’s right or claim which is (or is capable of being) senior to, or pari passu with, the Lien of the Collateral Agent (such as, without limitation, a right of reclamation or stoppage in transit), as applicable, or may otherwise adversely impact the ability of the Collateral Agent to realize upon such inventory.

Eligible In-Transit Inventory shall not include inventory accounted for as “in transit” by a Borrower by virtue of such inventory’s being in transit between the Loan Parties’ locations or in storage trailers at Loan Parties’ locations; rather such inventory shall be treated as “Eligible Inventory” if it satisfies the conditions therefor; provided that the amount of such inventory included as Eligible Inventory shall not exceed in the aggregate 15% of the sum of clauses (c) and (d) of the Borrowing Base. Any inventory which is not Eligible In-Transit Inventory shall nevertheless be part of the Collateral.

“Eligible Inventory” means, as to the Borrowers and each Subsidiary Guarantor, inventory consisting of finished goods merchantable and readily saleable to the public in the ordinary course of the business of such Person but shall not include:

(a) work-in-process;

(b) raw materials;

(c) spare parts for equipment;

(d) packaging and shipping materials;

(e) supplies used or consumed in such Person’s business;

(f) inventory (other than In-Transit Inventory as described in clause (x) be-low) located at premises owned and operated by a Person other than, and not leased by, the Borrowers or any Subsidiary Guarantor, if the Administrative Agent shall not have received a Collateral Access Agreement from the owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator (or the Administrative Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by the Administrative Agent), unless the Administrative Agent has, at its option, established such Availability Reserves in respect of amounts at any time due or to become due to the owner and operator thereof as the Administrative Agent shall determine in its Permitted Discretion;

(g) [reserved];

(h) bill and hold goods;

(i) obsolete, unmerchantable, “seconds”, used, unfit for sale or slow moving Inventory;

(j) inventory (i) which is not subject to the first priority, valid and perfected security interest of the Collateral Agent (subject only to Liens permitted under Section 7.01 having priority by operation of applicable Law over the Liens of the Collateral Agent) or (ii) which is subject to any other Lien (other than (x) Liens permitted hereunder pursuant to clauses (a), (c), (d), (h), (p), (aa), (dd), (ee) and (gg) of Section 7.01 and (y) Liens permitted under Section 7.01 securing the Obligations (as defined under the Term Facility Credit Agreement) (subject to the terms of the ABL Intercreditor Agreement or any other Intercreditor Agreement)) (the foregoing clauses (i) and (ii) (other than in respect of the immediately foregoing clause (y)) not being intended to limit the ability of the Administrative Agent to change, establish or eliminate any Reserves in its Permitted Discretion on account of any such permitted Liens);

(k) damaged and/or defective inventory;

(l) returned inventory which is not held for sale in the ordinary course of business;

(m) inventory purchased or sold on consignment;

(n) inventory acquired in a Permitted Acquisition, unless (i) such inventory otherwise meets the requirements of Eligible Inventory and (ii) the Administrative Agent has completed or received (A) an appraisal of such inventory from appraisers reasonably satisfactory to the Administrative Agent, and established Inventory Reserves (if applicable) therefor and (B) such other due diligence as the Administrative Agent may require in its Permitted Discretion, all of the results of the foregoing to be satisfactory to the Administrative Agent in its Permitted Discretion (provided, it is agreed that so long as the Administrative Agent has received reasonable prior notice of such Permitted Acquisition and the Loan Parties reasonably cooperate (and cause the Person being acquired to reasonably cooperate) with the Administrative Agent, the Administrative Agent shall use reasonable best efforts to complete such due diligence and a related appraisal on or prior to the closing date of such Permitted Acquisition);

(o) inventory that is not solely owned by the applicable Loan Party or the applicable Loan Party does not have good and valid title thereto;

(p) inventory that is not located in the United States (excluding territories or possessions of the United States);;

(q) custom items;

(r) spare parts, promotional, marketing, packaging and shipping materials or supplies used or consumed in a Loan Party’s business;

(s) samples, labels, bags, packaging, and other similar non-merchandise categories;

(t) are not in material compliance with all standards imposed by any Governmental Authority having regulatory authority over such inventory, its use or sale;

(u) inventory that is not insured in compliance with this Agreement;

(v) inventory that has been sold but not yet delivered or as to which a Borrower has accepted a deposit;

(w) inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which a Borrower or any of its Subsidiaries has received notice of a dispute in respect of any such agreement (but in-eligibility shall be limited to the amount of such dispute);

(x) In-Transit Inventory; and

(y) except as otherwise agreed by the Administrative Agent in its Permitted Discretion, inventory that represents goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Collateral Documents.

Any inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all Laws relating to pollution, the protection of the environment, natural resources or to the generation, transport, storage, use, treatment, Release or threat of Release of any Hazardous Materials or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any

Hazardous Materials, (c) exposure of any Person to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” means cash common or preferred equity contributions by the Sponsor and the Investors to the Borrowers (provided, that the terms of any such contribution in a form other than common equity shall be reasonably satisfactory to the Lead Arranger), directly or indirectly on the Closing Date.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to a Pension Plan, whether or not waived, or a failure to make any required contribution to a Multiemployer Plan; (d) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of withdrawal liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA or that is in endangered or critical status, within the meaning of Section 305 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (h) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); or (i) the occurrence of a non-exempt prohibited transaction with respect to any Pension Plan maintained or contributed to by any Loan Party (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Loan Party.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the Reuters Screen LIBOR01 (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(b) if the rates referenced in the preceding subsection (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the relevant Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Euro-currency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Availability” means, at any time, (a) the Maximum Credit at such time minus (b) the aggregate Revolving Credit Outstandings at such time.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Amount” has the meaning specified in Section 6.04(a).

“Excluded Subsidiary” means (a) each Subsidiary listed on Schedule 1.01C hereto, (b) any Subsidiary that is prohibited by applicable Law or, to the extent that such obligations would prevent the granting of such guarantee, by any contractual obligation existing on the Closing Date or existing at the time of acquisition thereof from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such con-sent, approval, license or authorization has been received, (c) any Foreign Subsidiary, (d) any Subsidiary to the extent the provision of a Guarantee by such subsidiary would constitute an investment in “United States property” by a controlled foreign corporation with the meaning of Section 956 and 957 of the Code (or any similar law or regulation in an applicable jurisdiction) or other result in material adverse tax or accounting consequences, would expose the officers, directors, managers or shareholders of such Subsidiary to individual liability or would result in corporate benefit, financial assistance or similar issues, in each case as determined by the Borrowers, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), (e) any Restricted Subsidiary acquired pursuant to a Permit-ted Acquisition financed with secured Indebtedness incurred pursuant to Section 7.03(h) and each Restricted Subsidiary that is a Subsidiary thereof that guarantees such Indebtedness to the extent such se-cured Indebtedness prohibits such Subsidiary from becoming a Guarantor; provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (e) if such secured Indebtedness is repaid or becomes unsecured, if such Restricted Subsidiary ceases to guarantee such secured Indebtedness or such prohibition no longer exists, as applicable; (f) any Immaterial Subsidiary, and (g) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (con-firmed in writing by notice to the Borrowers), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Taxes” means, (a) with respect to each Agent and each Lender, Taxes imposed on its overall net income or net profits (including any franchise Taxes imposed in lieu thereof) by any jurisdiction as a result of such Agent or such Lender, as the case may be, being resident or being deemed to be resident, being organized, maintaining an Applicable Lending Office, or carrying on business or being deemed to carry on business in such jurisdiction (other than any business or deemed business arising solely from any Loan Documents or any transactions contemplated thereby), (b) any U.S. federal withholding Tax that is imposed on amounts payable to a Lender under the law in effect at the time such Lender becomes a party to this Agreement; provided that this clause (b) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this clause (b)) do not exceed the indemnity payment or additional amounts that the Lender’s assignor (if any) was entitled to receive immediately prior to such assignment or (y) any Tax is imposed on a Lender in connection with an interest or participation in any Loan or other obligations that such Lender was required to acquire pursuant to Section 2.13 or that such Lender acquired pursuant to Section 3.07 (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Lender as a result of a Change in Law occurring after the time such Lender became a party to this Agreement (or designates a new lending office) shall not be Excluded Tax), (c) any withholding Tax resulting from a failure of a Lender to comply with Section 3.01(g) or a failure of the Administrative Agent to comply with Section 3.01(i) and (d) any U.S. federal withholding Tax imposed pursuant to current Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable) or any current or future regulations with respect thereto or official administrative interpretations thereof.

“Existing Indebtedness” means Indebtedness for borrowed money of the Company and its Restricted Subsidiaries outstanding immediately prior to the Closing Date other than (i) intercompany indebtedness, (ii) existing Attributable Indebtedness with respect to Capital Lease Obligations, letters of credit and other Indebtedness permitted to exist and remain outstanding pursuant to the Purchase Agreement and (iii) Surviving Indebtedness set forth on Schedule 7.03(c) hereof.

“Existing Letters of Credit” has the meaning specified in Section 2.03(a).

“Extended Revolving Credit Commitments” has the meaning specified in Section 2.17(a).

“Extending Revolving Credit Lender” has the meaning specified in Section 2.17(b)

“Extension Election” has the meaning specified in Section 2.17(b).

“Extension Request” has the meaning specified in Section 2.17(a).

“Extension Series” has the meaning specified in Section 2.17(a).

“Facility” means the Revolving Credit Facility.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted aver-age of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter ” means the Fee Letter dated the Closing Date among the Lead Borrower, Holdings, and Wells Fargo, as amended, supplemented or otherwise modified from time to time.

“Field Examination” has the meaning specified in Section 6.17(d).

“ Fixed Charge Coverage Ratio” means, with respect to any Person for any Test Period, the ratio of (a) (i) Consolidated EBITDA of such Person for such period minus (ii) Capital Expenditures minus (iii) Cash Taxes, in each case in this clause (a), for such Test Period, to (b) the Fixed Charges of such Person for such period.

“Fixed Charges” means, with respect to any Person for any Test Period, the sum, deter-mined on a consolidated basis, of (a) the Consolidated Net Cash Interest Expense of such Person and its Restricted Subsidiaries for such period plus (b) scheduled payments of principal on Indebtedness for borrowed money of such Person and its Restricted Subsidiaries due and payable during such period.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to or by, or entered into with, any Loan Party or any Subsidiary with respect to employees outside the United States.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrowers which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations to the extent that such Defaulting Lender’s Applicable Percentage of such outstanding L/C Obligations has not been reallocated pursuant to Section 2.16(a)(iv) or Cash Collateralized pursuant to Section 2.16(a)(vi), and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans to the extent that such Defaulting Lender’s Applicable Percentage of Swing Line Loans has not been reallocated pursuant to Section 2.16(a)(iv) or Cash Collateralized pursuant to Section 2.16(a)(vi).

“Fronting Fee” has the meaning specified in Section 2.03(h).

“Fund” means any Person (other than a natural person) that is engaged in making, pur-chasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of the Borrowers and their Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided that if the Lead Borrower notifies the Administrative Agent that a Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies a Borrower that the Required Lenders request an amendment to any provision here-of for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means any nation or government, any state, provincial, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee Obligations ” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the pur-pose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person se-curing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebted-ness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee Obligations” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantees” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.” For avoidance of doubt, the Borrowers in their sole discretion may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a Guaranty Supplement (as defined in the Guaranty), and any such Restricted Subsidiary shall be a Guarantor, Loan Party and Subsidiary Guarantor hereunder for all purposes.

“Guaranty” means, collectively, (a) the Guarantee substantially in the form of Exhibit F and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes, and all other chemicals, pollutants, contaminants, substances or wastes of any nature regulated pursuant to any applicable Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and toxic mold.

“Hedge Bank” means any Person that is a Lender, an Agent, a Lead Arranger or an Affiliate of the foregoing at the time it enters into a Secured Hedge Agreement, or on the Closing Date is party to a Swap Contract with a Loan Party or any Restricted Subsidiary permitted under Section 7.03(g) on the Closing Date, in its capacity as a party thereto.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“ Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Borrowers that has been designated by the Borrowers in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement (and not redesignated as a Material Subsidiary as provided below), provided that (a) for purposes of this Agreement, at no time shall (i) the total assets of all Immaterial Subsidiaries (other than Foreign Subsidiaries and Unrestricted Subsidiaries) at the last day of the most recent Test Period equal or exceed 5% of the total assets of the Borrowers and their Restricted Subsidiaries at such date or (ii) the gross revenues for such Test Period of all Immaterial Subsidiaries (other than Foreign Subsidiaries and Unrestricted Subsidiaries) equal or exceed 5% of the consolidated gross revenues of the Borrowers and their Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, (b) the Borrowers shall not designate any new Immaterial Subsidiary if such designation would not comply with the provisions set forth in clause (a) above, and (c) if the total assets or gross revenues of all Restricted Subsidiaries so designated by the Borrowers as “Immaterial Subsidiaries” (and not redesignated as “Material Subsidiaries”) shall at any time exceed the limits set forth in clause (a) above, then all such Restricted Subsidiaries shall be deemed to be Material Subsidiaries unless and until the Borrowers shall redesignate one or more Immaterial Subsidiaries as Material Subsidiaries, in each case in a written notice to the Administrative Agent, and, as a result thereof, the total assets and gross revenues of all Restricted Subsidiaries still designated as “Immaterial Subsidiaries” do not exceed such limits; and provided further that the Borrowers may designate and redesignate a Restricted Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition.

“ In-Transit Inventory” means inventory located outside of the United States or in transit within or outside of the United States to a Borrower or any Subsidiary Guarantor from vendors and sup-pliers that has not yet been received into a distribution center or store of such Person.

“In-Transit Trigger Period” means the period beginning on the date on which the Borrower has failed to maintain Excess Availability at least equal to the greater of (a) 35% of the Maximum Credit or (b) $35,000,000, in either case, for five (5) consecutive Business Days, and ending on the date Excess Availability shall have been equal to or greater than the greater of (x) 35% of the Maximum Credit and (y) $35,000,000, in each case, for thirty (30) consecutive calendar days.

“Incremental Amendment” has the meaning specified in Section 2.15(a).

“Incremental Term Loans” means the “Incremental Term Loans” as defined in the Term Facility Credit Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended, in whole or in part, from time to time in accordance with Section 7.03 to the extent applicable and subject to the limitations in Section 7.03(b)(i)(B) (other than any agreement, document or instrument that expressly provides that it is not intended to be and is not a Term Facility Document).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantee Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebted-ness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, except to the ex-tent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt and (B) in the case of the Borrowers and their Restricted Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebted-ness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes, imposed on or in respect of any payment made by or on account of any Loan Party under any Loan Document.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial Revolving Borrowing” means one or more borrowings of Revolving Loans or issuances or deemed issuances of Letters of Credit on the Closing Date as specified in the definition of the term “Permitted Initial Revolving Borrowing.”

“Intellectual Property Security Agreement” means, collectively, (a) the Intellectual Property Security Agreement executed by certain Loan Parties in the form of Exhibit I, and (b) each other Intellectual Property Security Agreement Supplement executed and delivered pursuant to Section 6.11.

“Intellectual Property Security Agreement Supplement” has the meaning specified in the Intellectual Property Security Agreement.

“Intercreditor Agreement” means an intercreditor agreement by and among the Collateral Agent and the collateral agents or other representatives for the holders of Indebtedness secured by Liens on the Collateral that are intended to rank junior to the Liens securing the Obligations and that are other-wise Liens permitted pursuant to Section 7.01, providing that all proceeds of Collateral shall first be applied to repay the Obligations in full prior to being applied to any obligations under the Indebtedness secured by such junior Liens and that until the termination of the Commitments and the repayment in full (or Cash Collateralization of Letters of Credit) of all Obligations (other than contingent obligations not then due and payable), the Collateral Agent shall have the sole right to exercise remedies against the Collateral (subject to customary exceptions and the expiration of any standstill provisions) and otherwise in form and substance reasonably satisfactory to the Collateral Agent.

“Interest Payment Date ” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan (or Base Rate Loan bearing interest in accordance with clause (c) of the definition of “Base Rate”), the period commencing on the date such Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan (or Base Rate Loan bearing interest in accordance with clause (c) of the definition of “Base Rate”) and ending on the date one, two, three or six months thereafter, or to the extent agreed to by each Lender of such Eurocurrency Rate Loan, nine or twelve months thereafter as selected by the Lead Borrower in its Committed Loan No-tice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made; and

(d) in the case of any Base Rate Loan bearing interest in accordance with clause (c) of the definition of “Base Rate,” the Interest Period shall be one month only.

“Intermediate Holding Company” means any wholly-owned Subsidiary of Holdings that, directly or indirectly, owns 100% of the issued and outstanding Equity Interests of the Borrowers.

“Inventory Reserves” means (a) such reserves as may be established from time to time by the Administrative Agent, in its Permitted Discretion, with respect to changes in the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory and (b) Shrink Reserves.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation with respect to any Obligation of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrowers and their Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Per-son. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“ Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB (or the equivalent) by S&P, or an equivalent rating by Fitch, Inc.

“Investors” means the Sponsor and the Management Stockholders.

“IP Rights” has the meaning specified in Section 5.14.

“Judgment Currency” has the meaning specified in Section 10.17.

“JV Entity” means (a) any joint venture and (b) any non-Wholly-Owned Subsidiary (other than an Unrestricted Subsidiary) of the Borrowers.

“Landlord Lien State” means any state in which, at any time, a landlord’s claim for rent has priority notwithstanding any contractual provision to the contrary by operation of applicable Law over the lien of the Collateral Agent in any of the Collateral.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time.

“Laws ” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means (i) Wells Fargo or any of its Subsidiaries or Affiliates, and (ii) any other Lender (or any of its Subsidiaries or Affiliates) that becomes an L/C Issuer in accordance with Section 2.03(j) or Section 10.07(j); in the case of each of clause (i) or (ii) above, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligation” means, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of Letters of Credit, including all L/C Borrowings.

“Lead Arranger” means Wells Fargo in its capacity as Lead Arranger and Bookrunner under this Agreement.

“Lead Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and the Swing Line Lender, and the Administrative Agent with respect to Protective Advances, in each case, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Letter of Credit ” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Final Issuance Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Commitment (or, if such day is not a Business Day, the next preceding Business Day).

“ Letter of Credit Expiration Date” means with respect to any Letter of Credit the expiration date thereof, subject to the limitations set forth in Section 2.03(a)(ii).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, assignment (by way of security or otherwise), deemed trust, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Liquidity Test (FCCR)” means, as of any date of determination, after giving Pro Forma Effect to any Specified Payment being made on such date and projected for the succeeding six (6) months following such Specified Payment, Excess Availability shall be not less than (i) in case of each of Section 7.02(n), 7.03(q), 7.09(a)(iii) and 7.09(b), 12.5% of the Maximum Credit and (ii) in the case of Section 7.06(k), 15% of the Maximum Credit.

“Liquidity Test (Non-FCCR)” means, as of any date of determination, after giving Pro Forma Effect to any Specified Payment being made on such date and projected for the succeeding six (6) months following such Specified Payment, Excess Availability shall be not less than (i) in case of each of Section 7.02(n), 7.03(q), 7.09(a)(iii) and 7.09(b), 20% of the Maximum Credit and (ii) in the case of Section 7.06(k), 25% of the Maximum Credit.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Loan, a Swing Line Loan or Protective Advance (including any loans made pursuant to any Revolving Commitment Increase or loans made pursuant to Extended Revolving Credit Commitments).

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents and (iv) each Letter of Credit Application in each case as amended.

“Loan Parties” means, collectively, (i) the Borrowers, (ii) Holdings and (iii) each other Guarantor.

“Management Stockholders” means the members of management of the Borrowers or any of its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrowers and their Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders or the Agents under any Loan Document.

“Material Non-Public Information” means information which is (a) not publicly available, (b) material with respect to Holdings and its Subsidiaries or their respective securities for purposes of United States federal and state securities laws and (c) not of a type that would be publicly disclosed in connection with any issuance by Holdings or any of its Subsidiaries of debt or equity securities issued pursuant to a public offering, a Rule 144A offering or other private placement where assisted by a placement agent.

“Material Real Property” means any real property with a book value in excess of $5,000,000 owned by any Loan Party.

“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Borrowers that is not an Immaterial Subsidiary (but including, in any case, any Restricted Subsidiary that has been designated as a Material Subsidiary as provided in, or has been designated as an Immaterial Subsidiary in a manner that does not comply with, the definition of “Immaterial Subsidiary”).

“ Maturity Date” with respect to the Revolving Credit Facility, the fifth anniversary of the Closing Date (or, with respect to any Extended Revolving Credit Commitments, any later date that is the maturity date applicable to such Extended Revolving Credit Commitment).

“ Maximum Credit” means, at any time, the lesser of (i) the Revolving Credit Commitments in effect at such time and (ii) the Borrowing Base at such time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds, deeds of hypothec and mortgages creating and evidencing a Lien on a Mortgaged Property made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent, and any other mortgages executed and delivered pursuant to Section 4.01(a)(iii) (if applicable) and Section 6.11.

“Mortgage Policies ” has the meaning specified in paragraph (f) of the definition of Collateral and Guarantee Requirement.

“Mortgaged Properties” has the meaning specified in paragraph (f) of the definition of Collateral and Guarantee Requirement.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the immediately preceding six (6) years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by the Borrowers or any Restricted Subsidiary or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrowers or any Restricted Subsidiary) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrowers or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith (including, for the avoidance of doubt, any withholding taxes payable as a result of the distribution of such proceeds to the Borrowers), and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrowers or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration by the Borrowers or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (with-out the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or if such liabilities have not been satisfied in cash and such reserve is not reversed within 365 days after such Disposition or Casualty Event, the amount of such re-serve; provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $5,000,000 and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $10,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b) (i) with respect to the incurrence or issuance of any Indebtedness by the Borrowers or any Restricted Subsidiary, the excess, if any, of (x) the sum of the cash received in connection with such incurrence or issuance over (y) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses incurred by the Borrowers or such Restricted Subsidiary in connection with such incurrence or issuance and (ii) with respect to any Permitted Equity Issuance by any direct or indirect parent of the Borrowers, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrowers.

“ NOLV” means the net appraised recovery value of Eligible Inventory or Eligible InTransit Inventory as set forth in the Borrowers’ stock ledger (expressed as a percentage of the cost of such inventory) as reasonably determined from time to time by reference to the most recent appraisal received by the Administrative Agent conducted by an independent appraiser reasonably satisfactory to the Administrative Agent.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Loan Party” means any Restricted Subsidiary of the Borrowers that is not a Loan Party.

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Revolving Credit Note.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or other Subsidiary arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any other Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (y) obligations of any Loan Party or any other Subsidiary arising under any Secured Hedge Agreement, and (z) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or any other Subsidiary under any Loan Document and (b) the obligation of any Loan Party or any other Subsidiary to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“Organization Documents” means (a) with respect to any corporation or company, the certificate or articles of incorporation, the memorandum and articles of association, any certificates of change of name and/or the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, court or documentary Taxes and any other excise, property, intangible, mortgage recording or similar Taxes which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, excluding, in each case, any such Taxes resulting from an Assignment and Assumption or transfer or assignment to or designation of a new Applicable Lending Office or other office for receiving payments under any Loan Document (“Assignment Taxes”), but only to the extent such Assignment Taxes do not result from an assignment, change of Applicable Lending Office, etc., requested by a Borrower.

“Outstanding Amount” means (a) with respect to the Revolving Loans and Swing Line Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any re-imbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“Payment Conditions” means, at any time of determination, that (a) no Specified Event of Default exists or would arise as a result of the making of the subject Specified Payment, (b) after giving Pro Forma Effect to such Specified Payment either (i) the Fixed Charge Coverage Ratio as of the end of the most recently ended Test Period for which financial statements have been or are required to have been delivered pursuant to Section 6.01(a) or (b) (regardless of whether a Covenant Trigger Period has occurred and is continuing) shall be greater than or equal to 1.0 to 1.0 as if such Specified Payment (if applicable to such calculation) had been made as of the first day of such period and (ii) the Liquidity Test (FCCR) shall have been satisfied or (ii) the Liquidity Test (Non-FCCR) shall have been satisfied and (c) the Lead Borrower shall have delivered, in accordance with Section 6.02(d) hereof, to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the conditions contained in the foregoing clauses (a) and (b) have been satisfied.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six (6) years.

“Permitted Acquisition” has the meaning specified in Section 7.02(j).

“Permitted Discretion” means a determination made by the Administrative Agent or the Collateral Agent (as applicable) in good faith in the exercise of its reasonable (from the perspective of an asset-based lender) business judgment.

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of Holdings or any direct or indirect parent of Holdings (and, after a Qualifying IPO, of any Intermediate Holding Company), in each case to the extent permitted hereunder.

“Permitted Holders” means any of (a) the Sponsor, (b) any other Investor and (c) the Management Stockholders.

“ Permitted Initial ABL Borrowing” means the proceeds of Loans hereunder on the Closing Date that will be used (a) to fund any upfront fees or original issue discount required pursuant to the market flex provisions of the fee letter with respect to the Term Facility, (b) to finance working capital of the Borrowers and their Subsidiaries and (c) so long as Excess Availability is greater than $40,000,000 after giving effect to any Borrowings made hereunder on the Closing Date with respect to this clause (c), to fund a portion of the purchase price in connection with the Acquisition; provided, that the aggregate amount of proceeds of such Loans on the Closing Date pursuant to this clause (c) used to fund a portion of the purchase price in connection with the Acquisition shall not exceed $20,000,000.

“Permitted Refinancing” means, with respect to any Person, any modification (other than a release of such Person), refinancing, refunding, renewal or extension of any Indebtedness of such Per-son; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, and as otherwise permitted under Section 7.03, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(f), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended,

(c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(f), at the time thereof, no Event of Default shall have occurred and be continuing, and (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(c), (i) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being so modified, refinanced, refunded, renewed or extended.

“Permitted Sale Leaseback” means any Sale Leaseback consummated by the Borrowers or any of its Restricted Subsidiaries after the Closing Date; provided that any such Sale Leaseback not between (a) a Loan Party and another Loan Party or (b) a Restricted Subsidiary that is not a Loan Party and another Restricted Subsidiary that is not a Loan Party must be, in each case, consummated for fair value as determined at the time of consummation in good faith by (i) the Borrowers or such Restricted Subsidiary and (ii) in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $5,000,000, the board of managers or directors, as applicable, of the Borrowers or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrowers or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Foreign Plan, established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition or the con-version of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition or conversion is consummated.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period (or, with respect to the Acquisition, the twelve (12) months following the Closing Date), with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Borrowers, (a) the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that is factually supportable and is expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the Securities and Exchange Commission and (b) additional good faith pro forma adjustments arising out of cost savings initiatives attributable to such transaction and additional costs associated with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrowers and their Restricted Subsidiaries, in each case being given pro forma effect, that (i) have been realized or (ii) will be implemented following such transaction and are supportable and quantifiable and expected to be realized within the succeeding twelve (12) months and, in each case, including, but not limited to, (w) reduction in personnel expenses, (x) reduction of costs related to administrative functions, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead, taking into account, for purposes of determining such compliance, the historical financial statements of the Acquired Entity or Business or Converted Restricted Subsidiary and the consolidated financial statements of the Borrowers and their Subsidiaries, assuming such Permitted Acquisition or conversion, and all other Permitted Acquisitions or conversions that have been consummated during the period, and any Indebtedness or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, so long as such actions are initiated during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that any increase in Consolidated EBITDA as a result of such Pro Forma Adjustment attributable to business optimization expenses (other than as a result of an actual increase in revenues or an actual reduction in costs) shall not exceed 15% of total Consolidated EBITDA on a Pro Forma Basis for such Test Period.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder for an applicable period of measurement, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement (as of the last date in the case of a balance sheet item) in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Borrowers or any division, product line, or facility used for operations of the Borrowers or any of its Restricted Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrowers or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Borrowers in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrowers and their Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Financial Statements” has the meaning specified in Section 5.05(a)(ii).

“Pro Rata Share” or “Ratable Portion” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided that if the Revolving Credit Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Protective Advances” means an overadvance made or deemed to exist by the Administrative Agent, in its discretion, which:

(a) is made to maintain, protect or preserve the Collateral and/or the Loan Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Loan Parties; or

(b) is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; or

(c) is made to pay any other amount chargeable to any Loan Party hereunder; and

(d) together with all other Protective Advances then outstanding, shall not (i) exceed ten percent (10%) of the Borrowing Base at any time or (ii) unless a liquidation is taking place, remain outstanding for more than ninety (90) consecutive Business Days, unless in each case, the Requisite Lenders otherwise agree.

“Purchase Agreement” has the meaning specified in the Preliminary Statements to this Agreement.

“Qualified Cash” means unrestricted cash or Cash Equivalents of the Borrowers or any Subsidiary Guarantor that are subject to the valid, enforceable and first priority perfected security interest of the Collateral Agent in a Deposit Account maintained with the Collateral Agent, and which cash or Cash Equivalent are not subject to any other Lien, claim or interest (other than (A) Liens permitted here-under pursuant to clauses (a), (c), (d), (h), (p), (aa), (dd), (ee) and (gg) of Section 7.01, (B) Liens permit-ted under Section 7.01 securing the Obligations (as defined under the Term Facility Credit Agreement) (subject to the terms of the ABL Intercreditor Agreement or any other Intercreditor Agreement)), (C) any other Lien having priority by operation of applicable Law over the Liens of the Collateral Agent, or (D) customary Liens or rights of setoff of the institution maintaining such accounts permitted hereunder solely in its capacity as a depository; provided that, for purposes of the amount of Qualified Cash included in the calculation of Borrowing Base, such amount may be reduced, at the Administrative Agent’s option, by any obligations owing to any lienholder in respect of the Liens referred to in the foregoing clauses (A), (C) and (D), and the Borrowers shall provide such information with respect to such obligations as the Administrative Agent may from time to time reasonably request).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying IPO” means the issuance by Holdings, any direct or indirect parent of Holdings or the Borrowers of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or in a firm commitment underwritten offering (or series of related offerings of securities to the public pursuant to a final prospectus) made pursuant to the Securities Act.

“Refinancing” means the repayment, repurchase or other discharge of all Existing Indebtedness.

“Register” has the meaning specified in Section 10.07(d).

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment or into, from or through any building, structure or facility.

“Reportable Event” means, with respect to any Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate outstanding amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender or Lenders that are Sponsor Affiliated Lenders (other than Affiliated Debt Funds) shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means any Inventory Reserves and Availability Reserves.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrowers or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of the Borrowers.

“Restricted Subsidiary” means any Subsidiary of the Borrowers other than an Unrestricted Subsidiary.

“Revolving Commitment Increase” has the meaning specified in Section 2.15(a).

“Revolving Commitment Increase Lender” has the meaning specified in Section 2.15(a).

“Revolving Credit Borrowing” means a borrowing of a Revolving Loan pursuant to Section 2.01(a).

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and acquire interests in other Revolving Credit Outstandings expressed as an amount representing the maximum principal amount of the Loans to be made by such Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to this Agreement and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) a Revolving Commitment Increase, (iii) a New Revolving Credit Commitment or (iv) an Extended Revolving Credit Commitment. The initial amount of each Lender’s Revolving Credit Commitment is set forth on Schedule I under the caption “Revolving Credit Commitment,” as amended to reflect each Assignment and Assumption, Incremental Agreement or Extension Amendment, in each case executed by such Lender. The initial aggregate amount of the Revolving Credit Commitments is $100,000,000.

“Revolving Credit Exposure” means, as to each Lender, the sum of the Outstanding Amount of such Lender’s Revolving Loans, its Pro Rata Share of the L/C Obligations and its Pro Rata Share of the Swing Loan Obligations at such time.

“Revolving Credit Facility” has the meaning specified in the Preliminary Statements to this Agreement.

“ Revolving Credit Lender ” means each Lender that (a) has a Revolving Credit Commitment, (b) holds a Revolving Loan or (c) participates in any Letter of Credit.

“ Revolving Credit Note” means a promissory note, substantially in the form of Exhibit B, of the Borrowers payable to the order of any Revolving Credit Lender in a principal amount equal to the amount of such Lender’s Revolving Credit Commitment evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from the Loans of a given Class owing to such Lender.

“ Revolving Credit Outstandings” means, at any particular time, the sum of (a) the principal amount of the Loans outstanding at such time, (b) the L/C Obligations outstanding at such time and (c) the principal amount of the Swing Loans outstanding at such time.

“Revolving Credit Termination Date” means the earliest of (a) the Maturity Date, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.5 and (c) the date on which the Obligations become due and payable pursuant to Section 10.2.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrowers or any of their Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“ Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank and designated in writing by the Cash Management Bank and such Loan Party to the Administrative Agent as a “Secured Cash Management Agreement.”.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(g) that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank and designated in writing by the Hedge Bank and such Loan Party to the Administrative Agent as a “Secured Hedge Agreement.” Such designation in writing by the Hedge Bank and the Borrower (or any subsequent written notice by the Hedge Bank to the Administrative Agent) may further designate any Obligations under such Secured Hedge Agreement as being “Specified Secured Hedge Obligations” as defined under this Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks, the Cash Management Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).

“Securities Account Control Agreement ” means an effective securities account control agreement with an Approved Securities Intermediary, in each case in the form set forth as an exhibit to the Security Agreement or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Securities Act” means the Securities Act of 1933.

“ Security Agreement” means, collectively, (a) the Security Agreement executed by certain Loan Parties substantially in the form of Exhibit G and (b) each Security Agreement Supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Seller” has the meaning specified in the Preliminary Statements to this Agreement.

“Senior Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt (other than any portion of Consolidated Total Debt that is unsecured or is secured solely by a Lien that is junior to the Liens securing the Obligations pursuant to an Intercreditor Agreement) as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrowers for such Test Period.

“Shrink Reserve ” means an amount reasonably estimated by the Administrative Agent to be equal to that amount which is required in order that the shrink reflected in current books and records of the Borrowers and their Subsidiaries would be reasonably equivalent to the shrink calculated as part of the Borrowers’ most recent physical Inventory (it being understood and agreed that no Shrink Reserve established by the Administrative Agent shall be duplicative of any shrink as so reflected in the current books and records of the Borrowers and their Subsidiaries or estimated by the Borrowers for purposes of computing the Borrowing Base).

“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“ Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property (for the avoidance of doubt, calculated to include goodwill and other intangibles) of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital; the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Equity Contribution” means cash equity contributions (which if in the form of preferred equity with respect to any Loan Party shall be on terms and conditions reasonably acceptable to the Administrative Agent) made directly or indirectly to Holdings as cash equity after the Closing Date and on or prior to the day on which any Borrowing hereunder is requested when a Covenant Trigger Period is continuing, which equity contribution is added to Consolidated EBITDA solely for the purposes of calculating compliance with Section 7.10.

“Specified Event of Default” means the failure of any Loan Party to comply with the terms of Section 6.04 or the occurrence of any Event of Default specified in Sections 8.01(a), Section 8.01(b)(ii), Section 8.01(f) or Section 8.01(g).

“Specified Payment” means any Investment, Permitted Acquisition, incurrence of Indebtedness, Restricted Payment or payment made pursuant to Section 7.09 that in each case is subject to the satisfaction of the Payment Conditions.

“Specified Purchase Agreement Representations” means the representations made by the Company and each Company Subsidiary with respect to the Company and each Company Subsidiary in the Purchase Agreement that are material to the interests of the Lenders, but only to the extent that the Lead Borrower has the right to terminate its obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement.

“Specified Representations” means the representations and warranties of the Borrower set forth in Sections 5.01(a) (with respect to Holdings and the Borrower), 5.01(b)(ii) and 5.02(a) (as they relate to the incurrence of the Revolving Loans), 5.04, 5.12, 5.15 and 5.16 (subject to the Collateral and Guarantee Requirement).

“Specified Secured Hedge Obligations” means Obligations under any Secured Hedge Agreement which provides by its terms that such Obligations shall only be payable pursuant to Section 10.3 pursuant to clause “Ninth” thereof. Any applicable Hedge Bank may designate or cancel such designation of Obligations under any applicable Secured Hedge Agreement as “Specified Secured Hedge Obligations” by delivering notice in writing to the Administrative Agent of such designation or cancellation of designation.

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, or Revolving Commitment Increase that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”; provided that any increase in the Revolving Credit Commitment, for purposes of this “Specified Transaction” definition, shall be deemed to be fully drawn; provided further that any such Specified Transaction having an aggregate value of less than $5,000,000 shall not be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Sponsor” means Apax Partners, L.L.P. and its Affiliates and funds or partnerships managed by any of them or any of their respective Affiliates, but not including, however, any of their respective portfolio companies.

“Sponsor Affiliated Lender” means the Sponsor and any Affiliate of the Sponsor (including Affiliated Debt Funds).

“Sponsor Management Agreement” means, collectively, each of the management agreements between certain of the management companies associated with the Sponsor or their advisors, the Borrowers, certain of its Subsidiaries and/or certain of their direct or indirect parents.

“Sponsor Termination Fees” means the one-time payment under the Sponsor Management Agreement of a termination fee to one or more of the Sponsor and its Affiliates in the event of either a Change of Control or the completion of a Qualifying IPO.

“Store Accounts” means Deposit Accounts established for the purposes of receiving store receipts from a retail store location of a Loan Party.

“Subordinated Debt” means Indebtedness incurred by a Loan Party that is subordinated in right of payment to the prior payment of all Obligations of such Loan Party under the Loan Documents.

“Subordinated Debt Documents” means any agreement, indenture and instrument pursuant to which any Subordinated Debt is issued, in each case as amended to the extent permitted under the Loan Documents.

“Subsidiary” of a Person means a corporation, company, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrowers.

“Subsidiary Guarantor” means, collectively, the Subsidiaries of the Borrowers that are Guarantors.

“Supermajority Lenders” means, as of any date of determination, Lenders having more than 75% of the sum of the (a) Total Outstandings (with the aggregate principal amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender or Lenders that are Sponsor Affiliated Lenders (other than Affiliated Debt Funds) shall be excluded for purposes of making a determination of Supermajority Lenders.

“Supplemental Administrative Agent” has the meaning specified in Section 9.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Surviving Indebtedness” means Indebtedness of the Company or any of its Subsidiaries outstanding immediately before and after giving effect to the initial Credit Extensions.

“ Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Con-tracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined by the Hedge Bank (or the Borrowers, if no Hedge Bank is party to such Swap Contract) in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Hedge Bank (or the Borrowers, if no Hedge Bank is party to such Swap Contract).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means Wells Fargo, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the aggregate principal amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Taxes” means all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto.

“Term Facility Agent” means Jefferies Finance LLC as Administrative Agent and Collateral Agent under the Term Facility.

“Term Facility” means the collective reference to the Term Facility Credit Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Term Facility Credit Agreement or one or more other credit agreements (including this Agreement), indentures or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not an Term Facility). Without limiting the generality of the foregoing, the term “Term Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Lead Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or

(iv) otherwise altering the terms and conditions thereof.

“Term Facility Credit Agreement ” means the Credit Agreement dated as of the date here-of among Holdings, the Lead Borrower, Jefferies Finance LLC as administrative and collateral agent and the several banks and other financial institutions from time to time parties thereto, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, re-structured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Term Facility Credit Agreement or other credit agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not an Term Facility Credit Agreement).

“Term Facility Documents” means the “Loan Documents” as defined in the Term Facility Credit Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended, in whole or in part, from time to time in accordance with Section 7.03 to the extent applicable (other than any agreement, document or instrument that expressly provides that it is not intended to be and is not a Term Facility Document).

“Term Loans” means the “Term Loans” as defined in the Term Facility Credit Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended, in whole or in part, from time to time in accordance with Section 7.03 to the extent applicable (other than any agreement, document or instrument that expressly provides that it is not intended to be and is not a Term Facility Document).

“Term Priority Collateral” means all the “Term Priority Collateral” as defined in the ABL Intercreditor Agreement.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Lead Borrower ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b).

“Threshold Amount” means $15,000,000.

“Total Assets” means the total assets of the Borrowers and their Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheets of the Borrowers delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the pro forma financial statements of the Borrowers giving effect to the Transaction.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrowers for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Senior Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt (other than any portion of Consolidated Total Debt that is unsecured) as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrowers for such Test Period.

“Transaction” means, collectively, (a) the Equity Contribution, (b) the Acquisition, (c) the funding of the Initial Revolving Borrowing on the Closing Date, (d) entry into the Term Facility Documents, (e) the Refinancing, (f) the consummation of any other transactions in connection with the foregoing and (g) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings, the Borrowers or any Restricted Subsidiary in connection with the Transaction, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transition Services Agreement” means the Transition Services Agreement between the Company and the Seller dated as of the Closing Date.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unaudited Financial Statements” means management’s unaudited consolidated balance sheets and the related statements of income of the Borrowers or their Subsidiaries (provided, that it is understood that management’s unaudited reports do not reflect the types of audit adjustments and allocations of costs and expenses to the Borrowers and their subsidiaries included in the audited annual financial statements) for each fiscal quarter after November 24, 2012 and prior to the Closing Date to the extent received by the Borrowers.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning specified in Section 3.01.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) each Subsidiary of the Borrowers listed on Schedule 1.01B, (ii) any Subsidiary of the Borrowers designated by the board of directors or managers, as applicable, of the Borrowers as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the date hereof and (iii) any Subsidiary of an Unrestricted Subsidiary.

“Unused Commitment Fee” has the meaning specified in Section 2.09(a).

“Updated Inventory Appraisal” has the meaning specified in Section 6.17(c).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” has the meaning specified in the Preamble.

“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Fixed Charge Coverage Ratio, the Total Leverage Ratio, the Senior Secured Net Leverage Ratio and the Total Senior Secured Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

(c) Where reference is made to “the Borrowers and their Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrowers other than Restricted Subsidiaries.

Section 1.04 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly pro-vided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, re-placing, supplementing or interpreting such Law.

Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07 Timing of Payment or Performance . When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08 Currency Equivalents Generally.

(i) Any amount specified in this Agreement (other than in Article II, Article IX and Article X or as set forth in paragraph (ii) of this Section) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. on such date for the purchase of Dollars for delivery two (2) Business Days later). Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(ii) For purposes of determining compliance under Sections 7.02, 7.05 and 7.06, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating net income in the Borrowers’ annual financial statements delivered pursuant to Section 6.01(a); provided, however, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness.

ARTICLE II

The Commitments and Borrowings

Section 2.01 The Revolving Credit Commitments.

(a) On the terms and subject to the conditions contained in this Agreement, each Lender severally agrees to make loans in Dollars (each, a “Revolving Loan”) to the Borrowers from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Lender not to exceed such Lender’s Revolving Credit Commitment; provided, however, that at no time shall any Lender be obligated to make a Revolving Loan in excess of such Lender’s Ratable Portion of the Maxi-mum Credit. Within the limits of the Revolving Credit Commitment of each Lender, amounts of Loans repaid may be reborrowed under this Section 2.01.

(b) Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 4.02), the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make Revolving Loans to the Borrowers, on behalf of all Lenders at any time that any condition precedent set forth in Section 4.02 has not been satisfied or waived, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable for the purposes specified in the definition of “Protective Advances”. Any Protective Advance may be made in a principal amount that would cause the aggregate Revolving Credit Exposure to exceed the Borrowing Base; provided that the aggregate amount of outstanding Protective Advances plus the aggregate of all other Revolving Credit Exposure shall not exceed the Aggregate Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied or waived. Each Protective Advance shall be secured by the Liens in favor of the Collateral Agent in and to the Collateral and shall constitute Obligations hereunder. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Requisite Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. Protective Advances shall bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. At any time that the conditions precedent set forth in Section 4.02 have been satisfied or waived, the Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance. At any other time, the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.01(c).

(c) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

(d) Except as set forth in clause (b) above with respect to Protective Advances, each Borrowing shall be comprised entirely of Base Rate Loans or Eurocurrency Rate Loans as the Lead Borrower may request in accordance herewith.

2.02 Borrowing Procedures.

(a) Each Borrowing, each conversion of Loans from one type to another and each continuation of Eurocurrency Rate Loans of Eurocurrency Rate Loans shall be made on notice given by the Lead Borrower to the Administrative Agent not later than (i) 11:00 a.m. on the same Business Day, in the case of a Borrowing of Base Rate Loans or any conversion of Eurocurrency Rate Loans to Base Rate Loans, (ii) 12:00 noon two (2) Business Days, in the case of a Borrowing of, conversion to or continuation of, Eurocurrency Rate Loans, in each case prior to the date of the proposed Borrowing, conversion or continuation; provided, that the Administrative Agent may, in its sole discretion, elect to accept as timely requests that are received later than 11:00 a.m. on the applicable Business Day. Each Committed Loan Notice shall specify (A) whether the applicable Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other or a continuation of Eurocurrency Rate Loans, (B) the date of such proposed Borrowing, conversion or continuation, which shall be a Business Day, (C) the aggregate amount of such proposed Borrowing, conversion or continuation, (D) whether any portion of the proposed Borrowing will be of Base Rate Loans, or Eurocurrency Rate Loans, (E) the initial Interest Period or Interest Periods for any such proposed Borrowing of, conversion to or continuation of, Eurocurrency Rate Loans,

(F) the Class of such proposed Borrowing and (G) with respect to any Borrowing the proceeds of which will be used to fund a Restricted Payment subject to the satisfaction of the Payment Conditions, an additional solvency representation and warranty of the Borrowers and their Subsidiaries (taken as a whole) after giving effect to such Borrowing and the use of proceeds thereof. The Loans shall be made as Base Rate Loans, unless, subject to Section 2.08, the Committed Loan Notice specifies that all or a portion thereof shall be Eurocurrency Rate Loans. Each Borrowing, and each conversion to or continuation of Eurocurrency Rate Loans shall be in an aggregate amount of not less than $500,000 or an integral multiple of $100,000 in excess thereof. If a Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Euro-currency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. For the avoidance of doubt, the Borrower and Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan. At the Administrative Agent’s election, in lieu of delivering the above-described written Committed Loan Notice, any Responsible Officer may give the Administrative Agent telephonic notice of such request by the required time. In such circumstances, the Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b) The Administrative Agent shall give to each Appropriate Lender prompt notice of the Administrative Agent’s receipt of a Committed Loan Notice, and, if Eurocurrency Rate Loans are properly requested in such Committed Loan Notice, the applicable interest rate determined pursuant to Section 2.08. Each Lender shall, before 1:00 p.m. on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 10.02, in Same Day Funds in the applicable currency, such Lender’s Ratable Portion of such proposed Borrowing. Upon fulfillment (or due waiver in accordance with Section 10.01) (i) on the Closing Date, of the applicable conditions set forth in Section 4.01 and (ii) at any time (including the Closing Date), of the applicable conditions set forth in Section 4.01, and, subject to clause (c) below, after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the Borrowers as promptly as reasonably practicable.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.02 and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the Borrowers severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the Borrowers shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrowers.

(d) The failure of any Defaulting Lender to make on the date specified any Loan or any payment required by it, including any payment in respect of its participation in Swing Loans and L/C Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but, except to the extent otherwise provided herein, no such other Lender shall be responsible for the failure of any Defaulting Lender to make a Loan or payment required under this Agreement.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect unless otherwise agreed between the Borrowers and the Administrative Agent; provided that after the establishment of any new Class of Loans pursuant to an Extension Amendment, the number of Interest Periods otherwise permitted by this Section 2.2(e) shall increase by three (3) Interest Periods for each applicable Class so established.

Section 2.03 Letters of Credit.

(a) The Letter of Credit Commitments.

(i) Subject to the terms and conditions set forth herein, (1) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (x) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Final Issuance Date, to issue Letters of Credit in Dollars for the account of the Borrowers (provided that any Letter of Credit may be for the benefit of any Subsidiary of the Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drafts under the Letters of Credit and (2) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if after giving effect to such L/C Credit Extension, (x) the Revolving Credit Expo-sure of any Lender would exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit, or (z) the aggregate Revolving Credit Outstandings would exceed the Maximum Credit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. It is hereby acknowledged and agreed that each of the letters of credit described in Schedule 2.03(a) (the “Existing Letters of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Closing Date.

(ii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless (i) the Required Revolving Credit Lenders and (ii) the relevant L/C Issuer have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Final Issuance Date, (i) unless all the Revolving Credit Lenders and the relevant L/C Issuer have approved such expiry date or (ii) except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant L/C Issuer;

(D) the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer;

(E) the Letter of Credit is to be denominated in a currency other than Dollars, unless otherwise agreed by the L/C Issuer and the Administrative Agent;

(F) the Letter of Credit is in an initial amount less than $100,000; or

(G) any Lender is at that time a Defaulting Lender, unless (1) after giving effect to the requested issuance, there would exist no Fronting Exposure or (2) the applicable L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the applicable Issuer with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or any other L/C Obligations as to which such Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount and currency thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Lead Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, ac-quire from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Lead Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrowers shall not be required to make a specific request to the relevant L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Final Issuance Date; provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone, followed promptly in writing, or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent or any Revolving Credit Lender, as applicable, or the Lead Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Lead Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the applicable Borrower and the Administrative Agent thereof. On the Business Day immediately following the Business Day on which the applicable Borrower shall have received notice of any payment by an L/C Issuer under a Letter of Credit (or, if the applicable Borrower shall have received such notice later than 1:00 p.m. on any Business Day, on the second succeeding Business Day) (each such date, an “Honor Date”), the applicable Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the applicable Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share thereof. In such event, the applicable Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders, and subject to the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of any Unreimbursed Amount in respect of a Letter of Credit not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii) With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with inter-est) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, a Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Loans (but not L/C Advances) pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Lead Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent demonstrable error.

(vii) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with this Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to each Revolving Credit Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(viii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate.

(d) Obligations Absolute. The obligation of the applicable Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrowers to the extent permitted by applicable Law) suffered by the Borrowers that are caused by such L/C Issuer’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(e) Role of L/C Issuers. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.03(e); provided that any-thing in such clauses to the contrary notwithstanding, the Borrowers may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the applicable Borrower caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f) Cash Collateral. (i) If any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Borrowers to Cash Collateralize the L/C Obligations pursuant to Section 8.02(a)(iii) or (ii) an Event of Default set forth under Section 8.01(f) or (g) occurs and is continuing, then the Borrowers shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to 101% of the maximum drawable amount of any such Letter of Credit determined as of the date of such Event of Default), and shall do so not later than 2:00 p.m. on (x) in the case of the immediately preceding clause (i), (1) the Business Day that the Lead Borrower receives notice thereof, if such notice is received on such day prior to 1:00 p.m., or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Lead Borrower receives such notice and (y) in the case of the immediately preceding clause (ii), the Business Day on which an Event of Default set forth under Section 8.01(f) or (g) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day, in either case, by 1:00 p.m. on such day. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Revolving Credit Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to the then Outstanding Amount of all L/C Obligations (determined as of the date of such Event of Default), (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Revolving Credit Lenders). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in ac-counts satisfactory to Wells Fargo, in the name of Wells Fargo and for the benefit of the Revolving Credit Lenders and may be invested in readily available Cash Equivalents at its sole discretion. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at Wells Fargo as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations plus costs incidental thereto and so long as no other Event of Default has occurred and is continuing, the excess shall be refunded to the Borrowers. If such Event of Default is cured or waived and no other Event of Default is then occurring and continuing, the amount of any Cash Collateral and accrued interest thereon shall be refunded to the Borrowers.

(g) Letter of Credit Fees. The applicable Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the product of (i) Applicable Rate for Letter of Credit fees and (ii) the daily maximum amount then available to be drawn under such Letter of Credit. Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(h) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The applicable Borrower shall pay directly to each L/C Issuer for its own account a fronting fee (a “Fronting Fee”) with respect to each Letter of Credit issued by it equal to 0.125% per annum of the daily maxi-mum amount then available to be drawn under such Letter of Credit. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the applicable Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(i) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(j) Addition of an L/C Issuer. A Revolving Credit Lender (or any of its Subsidiaries or affiliates) may become an additional L/C Issuer hereunder pursuant to a written agreement among the applicable Borrower and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(k) Provisions Related to Extended Revolving Credit Commitments. If the maturity date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if consented to by the L/C Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Credit Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.03(c)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the applicable Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(f). If, for any reason, such Cash Collateral is not provided or the reallocation does not occur, the Revolving Credit Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit. Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Credit Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended tranches. For the avoidance of doubt, notwithstanding anything contained herein, the commitment of any L/C Issuer to act in its capacity as such cannot be extended beyond the Maturity Date for the Revolving Credit Facility (as such Maturity Date is in effect at the Closing Date) or increased without its prior writ-ten consent.

Section 2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans denominated in Dollars (each such loan, a “Swing Line Loan”) to the applicable Borrower from time to time on any Business Day (other than the Closing Date) until the Business Day prior to the Maturity Date with respect to the Revolving Credit Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Swing Line Loan, (x) the aggregate Revolving Credit Outstandings shall not exceed the Maximum Credit and (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment then in effect; provided further that the Swing Line Lender shall not be required to make any Swing Line Loan at any time that any Lender is a Defaulting Lender, unless after giving effect to the requested Swing Line Loans, there would exist no Fronting Exposure (in the good faith determination of the Swing Line Lender);

provided further that the applicable Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the applicable Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Lead Borrower’s irrevocable notice to the Swing Line Lender, which may be given by telephone. Each such notice must be received by the Swing Line Lender not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 (and any amount in excess thereof shall be an integral multiple of $25,000), and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will, provided that all applicable conditions in Section 4.02 are satisfied, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may re-quest, on behalf of the Borrowers (which hereby irrevocably authorizes the Swing Line Lender to so re-quest on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the applicable Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office for payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent demonstrable error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the applicable Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Loans (but not to purchase and fund risk participations in Swing Line Loans) pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the applicable Borrower to repay Swing Line Loans, together with interest as provided here-in.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the applicable Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The applicable Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Provisions Related to Extended Revolving Credit Commitments. If the maturity date shall have occurred in respect of any tranche of Revolving Credit Commitments at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swing Line Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of such maturity date); provided, however, that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.03(k)), there shall exist sufficient unutilized Extended Revolving Credit Commitments so that the respective outstanding Swing Line Loans could be incurred pursuant the Extended Revolving Credit Commitments which will remain in effect after the occurrence of such maturity date, then if consented to by the Swing Line Lender, there shall be an automatic adjustment on such date of the participations in such Swing Line Loans and same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Credit Commitments, and such Swing Line Loans shall not be so required to be repaid in full on such earliest maturity date. For the avoidance of doubt, the commitment of the Swing Line Lender to act in its capacity as such cannot be extended beyond the Maturity Date for the Revolving Credit Facility (as such Maturity Date is in effect at the Closing Date) or increased without its prior written consent.

Section 2.05 Prepayments.

(a) Optional Prepayments. The Borrowers may prepay the outstanding principal amount of the Loans and Swing Loans in whole or in part at any time; provided, however, that if any pre-payment of any Eurocurrency Rate Loan is made by the Borrowers other than on the last day of an Interest Period for such Loan, the Borrowers shall also pay any amount owing pursuant to Section 3.05. Not-withstanding anything to the contrary contained in this Agreement, the Borrowers may rescind any notice of prepayment under Section 2.05(a) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(b) Mandatory Prepayments. If at any time, the aggregate principal amount of Revolving Credit Outstandings (excluding the face amount of any Letters of Credit that are Cash Collateralized or back-stopped to the reasonable satisfaction of the Administrative Agent) exceeds the Maximum Credit, the Borrowers shall forthwith, upon notification by the Administrative Agent, prepay the Swing Loans first and then prepay (or Cash Collateralize in the case of Letters of Credit) the other Loans then outstanding in an amount equal to such excess.

(i) If (x) at any time during a Cash Dominion Period or (y) in respect of any Disposition that would result in the occurrence of a Cash Dominion Period, any Loan Party or any of its Subsidiaries receives any Net Cash Proceeds arising from any Disposition in respect of any Current Asset Collateral outside of the ordinary course of business, subject to the ABL Inter-creditor Agreement, the Borrowers shall promptly (but in any event within five (5) Business Days of such receipt) prepay the Loans in an amount equal to 100% of such Net Cash Proceeds (and, to the extent such Net Cash Proceeds exceed the aggregate principal amount of Loans outstanding, Cash Collateralize Letters of Credit in an amount equal to up to 101% of the aggregate maximum drawable amount of such Letters of Credit).

(ii) Subject to Section 3.05 hereof, all such payments in respect of the Loans pursuant to this Section 2.05 shall be without premium or penalty. All interest accrued on the principal amount of the Loans paid pursuant to this Section 2.05 shall be paid, or may be charged by the Administrative Agent to any loan account(s) of the Borrowers, at the Administrative Agent’s option, on the date of such payment. Interest shall accrue and be due, until the next Business Day, if the amount so paid by the Borrowers to the bank account designated by the Administrative Agent for such purpose is received in such bank account after 3:00 p.m.

(iii) At all times after the occurrence and during the continuance of Cash Dominion Period and notification thereof by the Administrative Agent to the Borrowers (subject to the provisions of Section 8.04 and to the terms of the Security Agreement), on each Business Day, at or before 1:00 p.m., the Agent shall apply all Same Day Funds credited to the Concentration Account and all amounts received pursuant to this Section 2.05(b), first to pay any fees or expense reimbursements then due to the Administrative Agent, the Issuers and the Lenders (other than in connection with Cash Management Obligations, Obligations in respect of Secured Hedge Agreements or any Revolving Commitment Increases), pro rata, second to pay interest due and payable in respect of any Loans (including Swing Loans) and any Protective Advances that may be outstanding, pro rata, third to prepay the principal of any Protective Advances that may be outstanding, pro rata, and fourth to prepay the principal of the Loans (including Swing Loans) and to Cash Collateralize outstanding L/C Obligations, pro rata.

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurocurrency Rate Loan prior to the last day of the Interest Period therefor, the Borrowers may, in their sole discretion, deposit with the Administrative Agent the amount of any such prepayment otherwise required to be made hereunder until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrowers or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Such deposit shall constitute cash collateral for the Eurocurrency Rate Loans to be so prepaid, provided that the Borrowers may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 2.05.

Section 2.06 Termination or Reduction of Commitments.

(a) The Borrowers may, upon at least three (3) Business Days’ prior notice to the Administrative Agent, terminate in whole or reduce in part ratably the unused portions of any Class of Revolving Credit Commitments of the Lenders without premium or penalty other than any amount required to be paid by the Borrowers pursuant to Section 3.05; provided, however, that each partial reduction shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $500,000 in excess thereof; provided, further, that no reduction or termination of Commitments having a later maturity shall be permitted on a greater than pro rata basis with commitments having an earlier maturity. Notwithstanding the foregoing, the Borrowers may rescind or postpone any notice of termination of the Revolving Credit Commitments if such termination would have resulted from a refinancing of all of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Reserved.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07).

Section 2.07 Repayment of Loans.

(a) Reserved.

(b) Revolving Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all of its Revolving Loans outstanding on such date.

(c) Swing Line Loans. The Borrowers shall repay their Swing Line Loans on the earlier to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

Section 2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the relevant Applicable Rate for Revolving Loans.

(b) The Borrowers shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand to the fullest extent permitted by and subject to applicable Laws, including in relation to any required additional agreements.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09 Fees.

(a) Unused Commitment Fee. The Borrowers agree to pay in Same Day Funds in Dollars to the Administrative Agent for the account of each Lender a commitment fee (the “Unused Commitment Fee”) on the average daily amount by which the Revolving Credit Commitment of such Lender exceeds such Lender’s Ratable Portion of the sum of (i) the aggregate outstanding principal amount of Loans for the applicable Class and (ii) the aggregate maximum amount then available to be drawn under all outstanding Letters of Credit from the Closing Date through the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the first Business Day of each calendar quarter, commencing on the first such Business Day following the Closing Date and (y) on the Revolving Credit Termination Date.

(b) Other Fees. The Borrowers shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the applicable Borrower and the applicable Agent).

Section 2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the “corporate base rate” shall be made on the basis of a year of three hundred and sixty-five (365) days or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any such Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect there-to.

(b) In addition to the accounts and records referred to in Section 2.11(c), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Section 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

Section 2.12 Payments Generally.

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrowers or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrowers failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Revolving Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrowers, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Revolving Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent demonstrable error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be neessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that (x) if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon and (y) the provisions of this Section 2.13 shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations to any assignee or participant. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of demonstrable error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14 Reserved.

Section 2.15 Revolving Commitment Increase.

(a) The Borrowers may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more increases in the amount of any Class of Revolving Credit Commitments (each such increase, a “Revolving Commitment Increase”); provided that upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist. Each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $10,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Revolving Commitment Increases shall not exceed $50,000,000. Each notice from the Borrowers pursuant to this Section shall set forth the requested amount of the relevant Revolving Commitment Increases. Revolving Commitment Increases may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to provide a portion of any Revolving Commitment Increase), in each case on terms permitted in this Section 2.15, or by any other bank or other financial institution or institutional lender or investor (any such other bank or other financial institution or institutional lender or investor being called an “Additional Lender”), provided that the Administrative Agent, each L/C Issuer and the Swing Line Lender shall have consented (in each case, such consent not to be unreasonably withheld) to such Lender’s or Additional Lender’s providing such Revolving Commitment Increases if such consent by the Administrative Agent, the applicable L/C Issuer and the Swing Line Lender, as the case may be, would be required under Section 10.07(b)(i)(B) for an assignment of Loans or Revolving Credit Commitments to such Lender or Additional Lender. Revolving Credit Commitments in respect of Revolving Commitment Increases shall become Revolving Credit Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Lender, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrowers, each Lender agreeing to provide such Revolving Credit Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Loan or L/C Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. Any Revolving Commitment Increase shall be documented as an increase to the Facility and shall be on terms identical to those applicable to the Facility, except with respect to any commitment, arrangement, upfront or similar fees that may be agreed to among the Borrowers and the lenders agreeing to participate in such Revolving Commitment Increase. The Borrowers shall use Revolving Commitment Increases for any purpose not prohibited by this Agreement. Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.15, (x) each Lender of the applicable Class immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase of the applicable Class (each a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations here-under in Letters of Credit, (ii) participations hereunder in Swing Loans held by each Lender of the applicable Class and (iii) participations in Protective Advances held by each Lender of the applicable Class (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Lenders of such Class represented by such Lender’s Revolving Credit Commitment and (y) if, on the date of such increase, there are any Revolving Loans of such Class outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Loans of such Class made hereunder (reflecting such increase in Revolving Credit Commitments of such Class), which prepayment shall be accompanied by accrued interest on the Revolving Loans of such Class being prepaid and any costs incurred by any Lender in accordance with Section 3.5. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(b) This Section 2.15 shall supersede any provisions in Section 10.01 to the contrary.

Section 2.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any Issuer or the Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by any Issuer or the Swing Line Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Loan or Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, any Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuer or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as other-wise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender for such period) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Lender.

(v) Defaulting Lender Cure. If the Borrowers, the Administrative Agent, Swing Line Lender and the Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers for the period that such Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(vi) Cash Collateral. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the applicable L/C Issuer or the Swing Line Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

Section 2.17 Extensions of Loans.

(a) Extension of Revolving Credit Commitments. The Borrowers may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of any principal amount of such Revolving Credit Commitments (any such Revolving Credit Commitments which have been so amended, “Extended Revolving Credit Commitments”) and to provide for other terms consistent with this Section 2.17; provided that there shall be no more than three (3) Classes of Loans and Commitments outstanding at any time. In order to establish any Extended Revolving Credit Commitments, the Borrowers shall provide a notice to the Administrative Agent (who shall pro-vide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Extension Request”) setting forth the proposed terms (which shall be determined in consultation with the Administrative Agent) of the Extended Revolving Credit Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the pro-posed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Revolving Credit Commitments under the Existing Revolver Tranche from which such Extended Revolving Credit Commitments are to be amended, except that: (i) the Maturity Date of the Extended Revolving Credit Commitments shall be later than the Maturity Date of the Revolving Credit Commitments of such Existing Revolver Tranche, (ii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Credit Commitments); and (iii) all borrowings under the Revolving Credit Commitments and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (II) repayments required upon the Revolving Credit Termination Date of the non-extending Revolving Credit Commitments); provided, further, that (A) the conditions precedent to a Borrowing set forth in Section 4.01 shall be satisfied as of the date of such Extension Amendment and at the time when any Loans are made in respect of any Extended Revolving Credit Commitment, (B) in no event shall the final maturity date of any Extended Revolving Credit Commitments of a given Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Credit Commitments hereunder, (C) any such Extended Revolving Credit Commitments (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect) and (D) all documentation in respect of the such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Credit Commitments amended pursuant to any Extension Request shall be designated a series (each, a “Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Revolver Tranche. Each Extension Series of Extended Revolving Credit Commitments incurred under this Section 2.17 shall be in an aggregate principal amount equal to not less than $50,000,000.

(b) Extension Request. The Borrowers shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders under the Existing Revolver Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.17 No Lender shall have any obligation to agree to provide any Extended Revolving Credit Commitment pursuant to any

Extension Request. Any Revolving Credit Lender (each, an “Extending Revolving Credit Lender”) wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Credit Commitments shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Revolving Credit Commitments under the Existing Revolver Tranche which it has elected to request be amended into Extended Revolving Credit Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Revolving Credit Commitments under the Existing Revolver Tranche in respect of which applicable Revolving Credit Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Revolving Credit Commitments requested to be extended pursuant to the Extension Request, Revolving Credit Commitments subject to Extension Elections shall be amended to reflect allocations of the Extended Revolving Credit Commitments, which Extended Revolving Credit Commitments shall be allocated as agreed by Administrative Agent and the Borrowers.

(c) New Revolving Commitment Lenders. Following any Extension Request made by the Borrowers in accordance with Sections 2.17(a) and 2.17(b), if the Lenders shall have declined to agree during the period specified in Section 2.17(b) above to provide Extended Revolving Credit Commitments in an aggregate principal amount equal to the amount requested by the Borrowers in such Extension Request, the Borrowers may request that banks, financial institutions or other institutional lenders or investors other than the Lenders or Extended Revolving Credit Lenders (the “New Revolving Commitment Lenders”), which New Revolving Commitment Lenders may elect to provide an Extended Revolving Credit Commitment hereunder; provided that such Extended Revolving Credit Commitments of such New Revolving Commitment Lenders (i) shall be in an aggregate principal amount for all such New Revolving Commitment Lenders not to exceed the aggregate principal amount of Extended Revolving Credit Commitments so declined to be provided by the existing Lenders and (ii) shall be on identical terms to the terms applicable to the terms specified in the applicable Extension Request (and any Extended Revolving Credit Commitments provided by existing Lenders in respect thereof); provided further that, as a condition to the effectiveness of any Extended Revolving Credit Commitment of any New Revolving Commitment Lender, the Administrative Agent, each Issuer and the Swing Line Lender shall have consented (such consent not to be unreasonably withheld) to each New Revolving Commitment Lender if such consent would be required under Section 10.07 for an assignment of Revolving Credit Commitments to such Person. Notwithstanding anything herein to the contrary, any Extended Revolving Credit Commitment provided by New Revolving Commitment Lenders shall be pro rata to each New Revolving Commitment Lender. Upon effectiveness of the Extension Amendment to which each such New Revolving Commitment Lender is a party, (a) the Revolving Credit Commitments of all existing Revolving Credit Lenders of each Class specified in the Extension Amendment in accordance with this Section 2.17 will be permanently reduced pro rata by an aggregate amount equal to the aggregate principal amount of the Extended Revolving Credit Commitments of such New Revolving Commitment Lenders and (b) the Revolving Credit Commitment of each such New Revolving Commitment Lender will become effective. The Extended Revolving Credit Commitments of New Revolving Commitment Lenders will be incorporated as Revolving Credit Commitments hereunder in the same manner in which Extended Revolving Credit Commitments of existing Lenders are incorporated hereunder pursuant to this Section 2.17, and for the avoidance of doubt, all Borrowings and repayments of Revolving Loans from and after the effectiveness of such Extension Amendment shall be made pro rata across all Classes of Revolving Credit Commitments including such New Revolving Commitment Lenders (based on the outstanding principal amounts of the respective Classes of Revolving Credit Commitments) except for (x) payments of interest and fees at different rates for each Class of Revolving Credit Commitments (and related Outstanding Amounts) and (y) repayments required on the Revolving Credit Termination Date for any particular Class of Revolving Credit Commitments. Upon the effectiveness of each New Revolving Credit Commitment pursuant to this Section 2.17(c), (a) each Revolving Credit Lender of all applicable existing Classes of

Revolving Credit Commitments immediately prior to such effectiveness will automatically and without further act be deemed to have assigned to each New Revolving Commitment Lender, and each such New Revolving Commitment Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans such that, after giving effect to each such deemed assignment and assumption of participations, subject to Section 2.16, the percentage of the outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Loans held by each Revolving Credit Lender of each Class of Revolving Credit Commitments (including each such New Revolving Commitment Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Classes of Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (b) if, on the date of such effectiveness, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such New Revolving Credit Commitment be prepaid from the proceeds of Loans outstanding after giving effect to such New Revolving Credit Commitments, which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.5. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(d) Extension Amendment. Extended Revolving Credit Commitments and New Revolving Credit Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrowers, the Administrative Agent and each Extending Revolving Credit Lender and each New Revolving Commitment Lender, if any, providing an Extended Revolving Credit Commitment or a New Revolving Credit Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Sections 2.17(a), (b) and (c) above (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Sections 4.01(a) and (b) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Collateral Agent in order to ensure that the Extended Revolving Credit Commitments or the New Revolving Credit Commitments, as the case may be, are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Revolving Credit Commitments or the New Revolving Credit Commitments, as the case may be, incurred pursuant thereto, (ii) make such other changes to this Agreement and the other Loan Documents (without the consent of the Requisite Lenders) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section, and the Requisite Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e) No conversion of Loans pursuant to any Extension in accordance with this Section 2.17 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

Section 2.18 Designation of Lead Borrower as Borrowers’ Agent.

(a) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent for all purposes under the Loan Documents, including obtaining Loans and Letters of Credit (the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement), designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, the Collateral Agent, any L/C Issuer or any Lender. The Lead Borrower hereby accepts such appointment. As the disclosed principal for its agent, each Borrower shall be obligated to the Administrative Agent and each Lender on account of Loans so made and Letters of Credit so issued as if made directly by the Lenders to such Borrower, notwithstanding the manner by which such Loans and Letters of Credit are recorded on the books and records of the Lead Borrower.

(b) Each Borrower represents to the Loan Parties that it is an integral part of a consolidated enterprise, and that each Loan Party will receive direct and indirect benefits from the availability of the joint credit facility provided for herein, and from the ability to access the collective credit resources of the consolidated enterprise which the Loan Parties comprise. Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers as if the Borrower which is so assuming and agreeing were each of the other Borrowers. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Lead Borrower shall be binding upon and enforceable against it.

(c) The Lead Borrower shall act as a conduit for each Borrower (including itself) on whose behalf the Lead Borrower has requested a Revolving Loan. None of the Agents nor any other Loan Party shall have any obligation to see to the application of such proceeds.

(d) The authority of the Lead Borrower to request Loans and Letters of Credit on behalf of, and to bind, the Borrowers, shall continue unless and until the Administrative Agent actually receives written notice of: (i) the termination of such authority; and (ii) the subsequent appointment of a successor Lead Borrower, which notice is signed by the respective Responsible Officers of each Borrower; and (iii) written notice from such successive Lead Borrower accepting such appointment and acknowledging that from and after the date of such appointment, the newly appointed Lead Borrower shall be bound by the terms hereof, and that as used herein, the term “Lead Borrower” shall mean and include the newly appointed Lead Borrower.

(e) The Administrative Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Committed Loan Notice) delivered by the Lead Borrower on behalf of any Borrower. The Administrative Agent and the Lenders may give any notice or communication with a Borrower hereunder to the Lead Borrower on behalf of such Borrower. Each of the Administrative Agent, the L/C Issuers and the Lenders shall have the right, in its discretion, to deal exclusively with the Lead Borrower for any or all purposes under the Loan Documents.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

Section 3.01 Taxes.

(a) Except as provided in this Section 3.01, any and all payments by the Borrowers or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any Taxes. If any applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) if such Taxes are Indemnified Taxes or Other Taxes, the sum payable by the applicable Borrower or applicable Guarantor shall be increased as necessary so that after all required deductions for such Taxes have been made (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions for such Taxes been made, (ii) such applicable withholding agent shall make such deductions, (iii) such applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment by such applicable withholding agent (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), such applicable withholding agent shall furnish to the Borrowers and such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b) In addition, the Borrowers agree to pay all Other Taxes.

(c) Without duplication of any amounts payable pursuant to Section 3.01(a) or Section 3.01(b), the Borrowers agree to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) payable by such Agent and such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Such Agent or Lender, as the case may be, will, at the Borrowers’ request, (A) provide the Borrowers with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts or (B) have the amount of such Indemnified Taxes or Other Taxes verified by an independent accountant selected by such Agent or Lender. Payment under this Section 3.01(c) shall be made within ten (10) days after the date such Lender or such Agent makes a demand therefor.

(d) If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by a Borrower or any Guarantor pursuant to this Section 3.01, it shall promptly remit an amount equal to such refund as soon as practicable after it is determined that such refund pertains to Indemnified Taxes or Other Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by a Borrower or any Guarantor under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrowers, net of all reasonable out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrowers, upon the request of the Lender or Agent, as the case may be, agree promptly to return an amount equal to such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Borrowers’ request, provide the Borrowers with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(e) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrowers, use commercially reasonable efforts (subject to legal and regulatory restrictions) to designate another Applicable Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.01(a) or (c).

(f) Each Lender shall, at such times as are reasonably requested by the Borrowers or the Administrative Agent, provide the Borrowers and the Administrative Agent with any documentation prescribed by law, or reasonably requested by the Borrowers or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any documentation specifically referenced below) expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrowers and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrowers and the Administrative Agent in writing of its inability to do so.

Without limiting the generality of the foregoing:

(i) Each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrowers and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding; and

(ii) Each Lender that is not a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrowers and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by law or upon the reasonable request of the Borrowers or the Administrative Agent) the following, as applicable:

(A) two properly completed and duly executed original copies of an applicable Internal Revenue Service Form W-8 (or any successor forms) certifying such Lender’s non-U.S. status (accompanied, in the case of an IRS W-8IMY, by required copies of Form W-9 and / or Form W-8 from each of the beneficial owners and, if relevant, United States Tax Compliance Certificates from any beneficial owner claiming the portfolio interest exemption), and

(B) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit O (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms).

Notwithstanding any other provision of this clause (f), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(g) The Administrative Agent shall provide the Borrowers with two duly completed original copies of Internal Revenue Service Form W-9.

(h) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any L/C Issuer and any Swing Line Lender.

Section 3.02 Illegality.

(a) If any Lender determines that any Law has made it unlawful, or that any Governmental Authority that is a court, statutory board or commission has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, to determine or charge interest rates based upon the Eurocurrency Rate as contemplated by this Agreement, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, in respect of Eurocurrency Rate Loans, (A) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist, (B) upon receipt of such notice, the Borrowers shall upon demand from such Lender (with a copy to the Administrative Agent), prepay in the case of Eurocurrency Rate Loans, such Eurocurrency Rate Loans that have become unlawful or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans, (C) upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Applicable Lending Office if such designation will avoid the need for any such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

(b) If any provision of this Agreement or any of the other Loan Documents would obligate the Borrowers to make any payment of interest with respect to any of the Revolving Credit Exposure or other amount payable to the Administrative Agent or any Revolving Credit Lender in an amount or calculated at a rate which would be prohibited by any Law then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by any applicable law or so result in a receipt by the Administrative Agent or such Revolving Credit Lender of interest with respect to its Revolving Credit Exposure at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:

(i) first, by reducing the amount or rates of interest required to be paid to the Administrative Agent or the affected Revolving Credit Lender under Section 2.08; and

(c) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Administrative Agent or the affected Revolving Credit Lender which would constitute interest with respect to the Revolving Credit Exposure for purposes of any applicable law.

Section 3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a) If any Lender determines that as a result of any Change in Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan (other than a Base Rate Loan) or issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes indemnifiable under Section 3.01, (ii) Excluded Taxes, or (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that as a result of any Change in Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Applicable Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of demonstrable error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days after receipt of such notice.

(d) Subject to Section 3.06(b), failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrowers, use commercially reasonable efforts to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

Section 3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than a Base Rate Loan) on the date or in the amount notified by the Borrowers;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Section 3.06 Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrowers setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of demonstrable error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, Section 3.02, Section 3.03 or Section 3.04, the Borrowers shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrowers of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrowers under Section 3.04, the Borrowers may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurocurrency Rate Loans from one Interest Period to another, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Eurocurrency Rate Loan from one Interest Period to another, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrowers (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted to Eurocurrency Rate Loans, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

Section 3.07 Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or Section 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrowers may, on prior written notice to the Administrative Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrowers in such instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, as applicable; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register and (ii) deliver Notes, if any, evidencing such Loans to the Borrowers or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, as applicable, (B) all obligations of the Borrowers owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption, and any amounts owing to the assigning Lender (other than a Defaulting Lender) under Section 3.05 as a consequence of such assignment shall have been paid by the Borrowers to the assigning Lender and (C) upon such payment and, if so requested by the assignee Lender, the assignor Lender shall deliver to the assignee Lender the appropriate Note or Notes executed by the Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer, or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Borrowers or the Administrative Agent have requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01, all the Lenders with respect to a certain Class of the Loans or Supermajority Lenders and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

Conditions Precedent to Credit Extensions

Section 4.01 Conditions of Initial Credit Extensions. The obligation of each Lender to make its initial Credit Extensions hereunder is subject to satisfaction of the following conditions precedent except as otherwise agreed between the Borrowers and the Administrative Agent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party:

(i) executed counterparts of this Agreement;

(ii) a Note executed by the Borrowers in favor of each Lender that has requested a Note at least five (5) Business Days in advance of the Closing Date;

(iii) The Collateral and Guarantee Requirement (other than in accordance with Section 6.13) shall have been satisfied; provided that if, notwithstanding the use by the Borrowers of commercially reasonable efforts (or without undue burden or expense) to cause the Collateral and Guarantee Requirement to be satisfied on the Closing Date, the requirements thereof (other than (a) the execution and delivery of the Guarantee Agreement and the Collateral Agreement by the Loan Parties, (b) the pledge and perfection of (i) all the Equity Interests of the Borrowers and (ii) all Equity Interests (other than Equity Interests of Unrestricted Subsidiaries and Foreign Subsidiaries) held directly by the Borrowers or any Guarantor in any Wholly-Owned Subsidiary and (c) delivery of Uniform Commercial Code financing statements with respect to perfection of security interests in the assets of the Loan Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code) are not satisfied as of the Closing Date, the satisfaction of such requirements shall not be a condition to the availability of the initial Credit Extensions on the Closing Date (but shall instead be required to be satisfied within 90 calendar days following the Closing Date or such later date as the Administrative Agent may reasonably agree pursuant to Section 6.13 hereof);

(iv) a certificate substantially in the form of Exhibit J of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(v) an opinion from Kirkland & Ellis LLP, New York counsel to the Loan Parties, form and substance reasonably satisfactory to the Administrative Agent;

(vi) a certificate signed by a Responsible Officer of the Lead Borrower certifying that since the date of the Purchase Agreement, there has not been any development, change, effect, event, state of facts or occurrence that has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Purchase Agreement);

(vii) a certificate attesting to the Solvency of the Borrowers and its Subsidiaries (on a consolidated basis) on the Closing Date after giving effect to the Transaction, from the Lead Borrower’s chief financial officer, chief accounting officer or other officer with equivalent duties;

(viii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent and Collateral Agent has been named as loss payee and additional insured under each United States insurance policy with respect to such insurance as to which the Administrative Agent shall have requested to be so named (provided that if such endorsement as loss payee or additional insured (and/or evidence thereof) cannot be delivered by the Closing Date, notwithstanding the use by the Borrowers of commercially reasonable efforts (or without undue burden or expense) to do so, then such evidence shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but instead shall be required to be delivered within 90 days after the Closing Date);

(ix) a Committed Loan Notice or Letter of Credit Application, as applicable, and a Borrowing Base Certificate, in each case, relating to the initial Credit Extension;

(x) if available in the relevant jurisdiction, copies of a recent Lien, bankruptcy, insolvency, judgment, copyright, patent and trademark search in each jurisdiction reasonably requested by the Collateral Agent with respect to the Loan Parties; and

(xi) if available in the relevant jurisdiction, good standing certificates, certificates of status or extracts from an applicable commercial registry, as applicable and bring down telegrams or facsimiles, for each Loan Party.

(b) All fees and expenses required to be paid hereunder or pursuant to the Fee Letter, to the extent invoiced at least three (3) Business Days prior to the Closing Date shall have been paid in full in cash or will be paid on the Closing Date out of the initial Credit Extensions.

(c) Prior to or substantially simultaneously with the initial Credit Extensions, (i) the Equity Contribution shall have been consummated, (ii) the Acquisition shall be consummated in all material respects in accordance with the terms of the Purchase Agreement, without giving effect to any amendments, consents or waivers of the Purchase Agreement by the Borrowers that are materially adverse to the Lenders or the Lead Arranger, without the prior consent of the Lead Arranger (such consent not to be unreasonably withheld, delayed or conditioned) and (iii) the Refinancing shall have been consummated.

(d) Since November 16, 2012, no Material Adverse Effect (as defined in the Purchase Agreement) has occurred.

(e) The Lead Arranger shall have received (i) solely to the extent and in the form received by the Borrowers prior to the Closing Date, the Unaudited Financial Statements and (iii) the Pro Forma Financial Statements.

(f) The Specified Representations shall be true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the Closing Date.

(g) The Specified Purchase Agreement Representations shall be true and correct in all material respects on and as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(h) The Administrative Agent and the Lead Arrangers shall have received all documentation and other information about the Borrowers and the Guarantors as has been reasonably requested in writing at least five Business Days prior to the Closing Date by the Administrative Agent and the Lead Arrangers that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(i) The ABL Intercreditor Agreement shall have been duly executed and delivered by each party thereto, substantially in the form of Exhibit N, and shall be in full force and effect.

For purposes of determining whether the Closing Date has occurred, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Section 4.02 Conditions to Credit Extensions After the Closing Date. The obligation of each Lender to make any Credit Extensions after the Closing Date hereunder is subject to satisfaction of the following conditions precedent:

(a) the Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Committed Loan Notice, a Swing Line Loan Notice or a Letter of Credit Application, as applicable, relating to the Credit Extension, in each case, in accordance with the requirements hereof;

(b) all representations and warranties contained in this Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith (including in any Borrowing Base Certificate) shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(c) after giving effect to the Loans or Letters of Credit requested to be made or issued on any such date and the use of proceeds thereof, the Revolving Credit Outstandings shall not exceed the Maximum Credit at such time; and

(d) no Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

Each request for a Credit Extension submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b), (c) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

The Borrowers represent and warrant to the Agents and the Lenders that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each other Restricted Subsidiary (a) is a Person duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than under the Loan Documents), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) (i) The Audited Financial Statements, Unaudited Financial Statements and the Borrowing Base Certificate fairly present in all material respects the financial condition of the Company and each Company Subsidiary as of the dates thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise disclosed to the Administrative Agent prior to the Closing Date.

(ii) The unaudited pro forma consolidated balance sheet and related statements of income, and pro forma EBITDA as of and for the twelve-month period ended November 24, 2012 after giving effect to the Transaction as if it had occurred on such date in the case of the balance sheet and income statement (together, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared giving effect (as if such events had occurred on such date or at the beginning of such period, as the case may be) to the Transaction. The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its Subsidiaries as at November 24, 2012 and their estimated results of operations for the period covered thereby, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Each Lender and the Administrative Agent hereby acknowledges and agrees that Holdings and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or the interpretation thereof, and that such restatements will not result in a Default under the Loan Documents (including any effect on any conditions required to be satisfied on the Closing Date) to the extent that the restatements do not reveal any material omission, misstatement or other material inaccuracy in the reported information from actual results for any relevant prior period.

Section 5.06 Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrowers or any Restricted Subsidiary or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07 Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good and defensible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, Liens permitted under the Loan Documents and any Liens and privileges arising mandatorily by Law and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08 Environmental Compliance.

(a) There are no pending or, to the knowledge of the Borrowers, threatened claims, actions, suits, notices of violation, notices of potential responsibility or proceedings by or against the Borrowers or any Subsidiary alleging potential liability or responsibility for violation of, or otherwise relating to, any applicable Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any other Subsidiary; and (ii) there has been no Release of Hazardous Materials by any of the Loan Parties or any other Subsidiary at, on, under or from any location in a manner which would reasonably be expected to give rise to liability under applicable Environmental Laws.

(c) Neither the Borrowers nor any of their Subsidiaries is undertaking, or has completed, either individually or together with other persons, any investigation or response action relating to any actual or threatened Release of Hazardous Materials at any location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any applicable Environmental Law except for such investigation or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d) All Hazardous Materials transported from any property currently or, to the knowledge of the Borrowers or their Subsidiaries, formerly owned or operated by any Loan Party or any other Subsidiary for off-site disposal have been disposed of in a manner which would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(e) Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties nor any other Subsidiary has contractually assumed any liability or obligation under or relating to any applicable Environmental Law.

(f) Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the Loan Parties and each other Subsidiary and their respective businesses, operations and properties are and have been in compliance with all applicable Environmental Laws.

Section 5.09 Taxes. The Borrowers and each Restricted Subsidiary have timely filed all federal, provincial, state, municipal, foreign and other tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and, except for failures to file or pay as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no Tax audits, deficiencies, assessments or other claims with respect to the Borrowers or any Restricted Subsidiary that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.10 Compliance with ERISA.

(a) Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan and Foreign Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and applicable foreign laws, respectively.

(b) (i) No ERISA Event or similar event with respect to a Foreign Plan has occurred or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.11 Subsidiaries; Equity Interests. As of the Closing Date, neither the Borrowers nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests in the Borrowers and their Subsidiaries have been validly issued, are fully paid and nonassessable and all Equity Interests owned by Holdings or any other Loan Party are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.11 sets forth the name and jurisdiction of organization or incorporation of each Subsidiary, (b) sets forth the ownership interest of Holdings, the Borrowers and any of their Subsidiaries in each of their Subsidiaries, including the percentage of such ownership and (c) identifies each Person the Equity Interests of which are required to be pledged, charged and/or mortgaged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

Section 5.12 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Revolver Borrowings will be used for any purpose that violates Regulation U or Regulation X of the FRB.

(b) None of the Borrowers, any Person Controlling the Borrowers or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.13 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent, any Lead Arranger or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains when furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.14 Intellectual Property; Licenses, Etc. Each of the Loan Parties and the other Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the Borrowers, without violation of the rights of any Person, except to the extent such violations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrowers, no such IP Rights infringe upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any such IP Rights, is pending or, to the knowledge of the Borrowers, threatened against any Loan Party or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.15 Solvency. On the Closing Date after giving effect to the Transaction the Loan Parties, on a consolidated basis, are Solvent.

Section 5.16 Collateral Documents. The Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on, and security interests in, the Collateral and, (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Laws (which filings or recordings shall be made to the extent required by any Collateral Document) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Collateral Document), such Collateral Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Liens permitted under the Loan Documents and any Liens and privileges arising mandatorily by Law.

Section 5.17 Use of Proceeds. The proceeds of Loans made hereunder and of Letters of Credit issued hereunder will be used only (a) on the Closing Date to fund any upfront fees or original issue discount with respect to the credit facility provided for herein or any securities issued on the Closing Date in connection with the transactions contemplated by this Agreement, (b) on or after the Closing Date to finance working capital from time to time of the Borrowers and their Subsidiaries, (c) so long as Excess Availability is greater than $40.0 million after giving effect to any Borrowing hereunder on the Closing Date with respect to this clause (c), to fund a portion of the purchase price in connection with the Acquisition; provided that the aggregate amount of proceeds of such Loans on the Closing Date pursuant to this clause (c) used to fund a portion of the purchase price shall not exceed $20.0 million and (d) for other general corporate purposes, including, without limitation, the making of Permitted Acquisitions, the repayment of Indebtedness, the making of Restricted Payments, and the making of Investments, all to the extent permitted in this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations U and X.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit in form and substance reasonably satisfactory to the Administrative Agent) shall remain unpaid or unsatisfied, the Borrowers shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each Restricted Subsidiary to:

Section 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrowers (or, with respect to the first fiscal year ended after the Closing Date, as soon as available, but in any event within one hundred twenty (120) days after the end of such fiscal year), a consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stock-holders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event, within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrowers (or, with respect to the fiscal quarters of the fiscal year ended after the Closing Date, as soon as available, but in any event within seventy-five (75) days after the end of such fiscal quarters), a consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Lead Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrowers and their Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes; and

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and (b) above the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrowers and their Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrowers that holds all of the Equity Interests of the Borrowers or (B) the Borrowers’ (or any direct or indirect parent thereof, as applicable), Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrowers, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrowers (or such parent), on the one hand, and the information relating to the Borrowers and their Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrowers file with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) Reserved.

(d) prior to or concurrent with the making of any Specified Payment, a detailed calculation of the Fixed Charge Coverage Ratio and projected Excess Availability as required pursuant to clause (b) of the definition of “Payment Conditions” and the definitions of “Liquidity Test (FCCR)” and “Liquidity Test (Non-FCCR)”, as applicable, together with a certification that no Specified Event of Default exists or would arise as a result of the making of such subject Specified Payment;

(e) no later than ninety (90) days (or, with respect to the first fiscal year ended after the Closing Date one hundred twenty (120) days) following the first day of each fiscal year of the Borrowers, an annual budget (on a quarterly basis) for such fiscal year in form customarily prepared with respect to the Company and each Company Subsidiary by the Borrowers; and

(f) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) and (b), Section 6.02(a), or Section 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are deemed to be delivered to the Administrative Agent in accordance with the notice provisions set forth in Section 10.02; provided that: (i) upon written request by the Administrative Agent, the Lead Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Lead Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Lead Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Lead Borrower hereunder (collectively, “Borrower Materials ”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non-Public Information, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Lead Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Lead Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 6.03 Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any (i) Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto or (ii) event or change that has caused or evidences or would reasonably be expected to cause or evidence, either in any case or in the aggregate, a Material Adverse Effect, a reasonably-detailed notice specifying the nature and period of existence of such condition, event or change and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(b) any litigation or governmental proceeding (including, without limitation, pursuant to any applicable Environmental Laws) pending against the Borrowers or any of the Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event or similar event with respect to a Foreign Plan that could reasonably be expected to have a Material Adverse Effect;

(d) the addition of a new L/C Issuer pursuant to Section 2.03(j).

Section 6.04 Cash Receipts; Cash Dominion Period.

(a) Use commercially reasonable efforts to enter into, as soon as possible after the Closing Date, (i) an effective account control agreement (a “Deposit Account Control Agreement”) with each Approved Account Bank, in each case in substantially the form attached as an exhibit to the Security Agreement or otherwise in form and substance reasonably satisfactory to the Administrative Agent, with respect to each Deposit Account in which funds of any of the Loan Parties are deposited (including those existing as of the Closing Date and listed on Schedule 6.04 attached hereto, and excluding, for the avoidance of doubt, the Asset Sale Proceeds Pledged Account, petty cash, payroll, trust and tax withholding accounts); provided that each Loan Party may maintain credit balances in Store Accounts or other accounts, in each case that are not Approved Deposit Accounts, so long as the aggregate balance in all such Store Accounts and other accounts does not exceed $7,500,000 (such amount, the “Excluded Amount”) and (ii) an effective Securities Account Control Agreement with respect to each Securities Account in which securities of any of the Loan Parties are deposited or held (including those existing as of the Closing Date and listed on Schedule 6.04 attached hereto); provided further that, (A)(1) if on or prior to ninety (90) days after the Closing Date (or such longer period following such date as the Administrative Agent may agree in its sole discretion), the Borrowers shall not have entered into a Deposit Account Control Agreement with respect to any Deposit Account required to be subject to a Deposit Account Control Agreement under this Section 6.04(a), such Deposit Account shall be closed and all funds therein transferred to a Deposit Account at the Administrative Agent, an Affiliate of the Administrative Agent, or another financial institution that has executed a Deposit Account Control Agreement and (2) the Borrower shall enter into a Deposit Account Control Agreement with respect to any Deposit Account required to be subject to a Deposit Account Control Agreement under this Section 6.04(a) which is established after the Closing Date, promptly upon such establishment (or such longer period as the Administrative Agent may agree in its discretion) and (B)(1) if on or prior to ninety (90) days after the Closing Date following such date as the Administrative Agent may agree in its sole discretion), the Borrowers shall not have entered into a Securities Account Control Agreement with respect to any Securities Account required to be subject to a Securities Account Control Agreement under this Section 6.04(a), such Securities Account shall be closed and all securities therein transferred to a Securities Account at the Administrative Agent, an Affiliate of the Administrative Agent, or another financial institution that has executed a Securities Account Control Agreement and (2) the Borrower shall enter into a Securities Account Control Agreement with respect to any Securities Account required to be subject to a Securities Account Control Agreement under this Section 6.04(a) which is established after the Closing Date, promptly upon such establishment (or such longer period as the Administrative Agent may agree in its discretion). Notwithstanding anything in this section to the contrary, the provisions of this Section 6.04(a) shall not apply to any Deposit Account or Securities Account acquired by a Loan Party in connection with a Permitted Acquisition prior to the date that is ninety (90) days (or such later date as the Administrative Agent may agree) following the consummation of such Permitted Acquisition.

(b) Each Loan Party shall (i) instruct each Account Debtor or other Person obligated to make a payment to any of them under any Account to make payment, or to continue to make payment, to an Approved Deposit Account, (ii) deposit in an Approved Deposit Account promptly upon receipt all Cash Receipts (as defined below) received by any Loan Party from any other Person, (iii) deliver to the Administrative Agent, within thirty (30) Business Days following the Closing Date, Credit Card Notifications and (iv) instruct each depository institution for a Deposit Account to cause all amounts on deposit and available at the close of each Business Day in such Deposit Account (other than balances constituting the Excluded Amount) to be swept to one of the Loan Parties’ concentration accounts no less frequently than on a daily basis, such instructions to be irrevocable unless otherwise agreed to by the Administrative Agent.

(c) Each Credit Card Notification, Deposit Account Control Agreement and Securities Account Control Agreement shall require (without further consent of the Loan Parties), and the Loan Parties shall cause, after the occurrence and during the continuance of a Cash Dominion Period and subject to the ABL Intercreditor Agreement, the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the concentration account maintained by, in the name of and under the sole dominion and control of the Administrative Agent (the “Concentration Account”), of all cash receipts and collections, including the following (collectively, the “Cash Receipts”):

(A) all available cash receipts from the sale of inventory and other Current Asset Collateral or casualty insurance proceeds arising from any of the foregoing;

(B) all proceeds of collections of Accounts (including, without limitation, Credit Card Receivables);

(C) the then contents of each Approved Deposit Account and each Approved Securities Account (in each case, net of any minimum balance as may be required to be kept therein by the institution at which such Deposit Account or Securities Account, as applicable, is maintained); and

(D) the cash proceeds of all credit card charges.

(d) The Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Concentration Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section, during the continuation of any Cash Dominion Period, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.

(e) So long as no Cash Dominion Period is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Approved Securities Accounts and Approved Deposit Accounts.

(f) Any amounts received in the Concentration Account at any time when all of the Obligations have been paid in full shall be remitted to the operating account of the Loan Parties maintained with the Administrative Agent or to an operating account otherwise designated by the Borrowers.

(g) The Administrative Agent shall promptly (but in any event within one (1) Business Day) furnish written notice to each Approved Account Bank and each Approved Securities Intermediary, as applicable, of any termination of a Cash Dominion Period.

Section 6.05 Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization or incorporation and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in the case of clauses (a) (other than with respect to the Borrowers) and (b), (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or Section 7.05.

Section 6.06 Maintenance of Properties. Except if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

Section 6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrowers and their Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then, to the extent required by applicable Laws, the Borrowers shall, or shall cause each Loan Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form reasonably acceptable to the Administrative Agent. Any such insurance (excluding business interruption insurance) maintained in the United States (and any other jurisdiction if customarily and reasonably available in such jurisdiction) shall name the Collateral Agent as additional insured or loss payee, as applicable.

Section 6.08 Compliance with Laws. Comply in all respects with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property (including without limitation Environmental Laws, ERISA and the USA PATRIOT Act), except if the failure to comply therewith could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 6.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrowers or such Subsidiary, as the case may be.

Section 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties and to discuss its affairs, finances and accounts with its directors, managers, officers, and independent public accountants, all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrowers’ expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrowers or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product. In addition, if the Administrative Agent is required by law or regulation or internal policies to do so, it shall have the right, at the reasonable expense of the Borrowers, to periodically conduct Patriot Act searches and customary individual background checks for the Loan Parties, and the Borrowers agree to cooperate in respect of the conduct of such searches.

Section 6.11 Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including, within forty-five days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after the formation or acquisition of any new direct or indirect wholly-owned Subsidiary (in each case, other than an Unrestricted Subsidiary or an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 6.14 of any existing direct or indirect wholly-owned Subsidiary as a Restricted Subsidiary, or any Immaterial Subsidiary becoming a Material Subsidiary or any Excluded Subsidiary ceasing to be any Excluded Subsidiary.

Section 6.12 Use of Proceeds. Use the proceeds of the initial Credit Extension, whether directly or indirectly, in a manner consistent with the uses set forth in the Preliminary Statements to this Agreement.

Section 6.13 Further Assurances and Post-Closing Covenants.

(a) Promptly upon reasonable request by the Administrative Agent or the Collateral Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) subject to the limitations sets forth in the Collateral and Guaranty Requirement, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the Collateral Documents.

(b) Within the time periods set forth in Schedule 6.13(b), or within such longer periods that the Administrative Agent in its sole discretion may permit, Holdings, the Borrowers and the Restricted Subsidiaries shall deliver to the Administrative Agent the documents, and perform the actions, set forth on Schedule 6.13(b).

(c) The Administrative Agent and the Lead Arrangers shall have received all documentation and other information about Cole Haan Company Store, LLC and Cole Haan LLC as has been reasonably requested in writing, within 15 Business Days after the Closing Date by the Administrative Agent and the Lead Arrangers that they reasonably determine is required by regulatory authorities under applicable “Know Your Customer”, Bank Secrecy Act, and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

Section 6.14 Designation of Subsidiaries.

(a) Subject to Section 6.14(b) below, the Borrowers may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrowers therein at the date of designation in an amount equal to the fair market value of the Borrowers investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(b) The Borrowers may not (x) designate any Restricted Subsidiary as an Unrestricted Subsidiary, or (y) designate an Unrestricted Subsidiary as a Restricted Subsidiary, in each case unless:

(i) no Default or Event of Default exists or would result therefrom; and

(ii) in the case of clause (x) only, (A) the Subsidiary to be so designated does not (directly, or indirectly through its Subsidiaries) own any Equity Interests or Indebtedness of, or own or hold any Lien on any property of, the Borrowers or any Restricted Subsidiary, and (B) neither the Borrowers nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Indebtedness that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its stated maturity upon the occurrence of a default with respect to any Indebtedness, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary).

Section 6.15 Payment of Taxes. The Borrowers will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of the Borrowers or any of the Restricted Subsidiaries not otherwise permitted under this Agreement; provided that neither the Borrowers nor any of the Restricted Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or which would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect.

Section 6.16 Nature of Business. The Borrowers will engage only in material lines of business substantially similar to those lines of business conducted by the Borrowers and their Restricted Subsidiaries on the date hereof or any business reasonably related or ancillary thereto.

Section 6.17 Borrowing Base Certificate; Appraisals and Field Examinations; Customs Broker Agreements.

(a) The Borrowers shall provide the Administrative Agent with a Borrowing Base Certificate setting forth the calculation of the Borrowing Base and of Excess Availability as of the last Business Day of the applicable period set forth below, duly completed and executed by a Responsible Officer of the Lead Borrower, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed, each of which shall be in a form and detail reasonably satisfactory to Administrative Agent:

(i) as soon as possible but in any event within twenty (20) calendar days after the end of each fiscal month (or on a more frequent basis at the discretion of the Borrowers);

(ii) during a Cash Dominion Period, on a more frequent basis (but not more frequently than weekly) as shall be reasonably determined by the Administrative Agent.

(b) The Borrowers shall furnish to the Administrative Agent any information that the Administrative Agent may reasonably request regarding the determination and calculation of the Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to therein.

(c) The Borrowers shall also cooperate with (and cause their Subsidiaries to cooperate with) the Administrative Agent, in connection with updates to the Initial Inventory Appraisal that shall be in form and detail and from third-party appraisers reasonably acceptable to the Administrative Agent (the “Updated Inventory Appraisal”) for the purpose of determining the amount of the Borrowing Base attributable to Inventory and the Administrative Agent may carry out, at the Borrowers’ expense, one (1) Updated Inventory Appraisal in any period of 12 consecutive months; provided, however, that notwithstanding the foregoing limitations (i) at any time on or after the date on which Excess Availability has been less than the greater of (A) $12,500,000 and (B) 12.5% of the Maximum Credit, the Administrative Agent may carry out, at the Borrowers’ expense, two (2) Updated Inventory Appraisals in any period of 12 consecutive months, and (ii) at any time during the continuation of an Event of Default, the Administrative Agent may carry out, at the Borrowers’ expense, Updated Inventory Appraisals as frequently as determined by the Administrative Agent in its reasonable discretion.

(d) The Administrative Agent may carry out investigations and reviews of each Loan Party’s property at the reasonable expense of the Borrowers (including field audits conducted by the Administrative Agent) (“Field Examination”) and the Administrative Agent may carry out, at the Borrowers’ expense, one (1) Field Examination in any period of 12 consecutive months; provided, however, that notwithstanding the foregoing limitations, (i) at any time on or after the date on which Excess Availability has been less than the greater of (A) $12,500,000 and (B) 12.5% of the Maximum Credit, the Administrative Agent may carry out, at the Borrowers’ expense, two (2) Field Examinations in any period of 12 consecutive months, and (ii) at any time during the continuation of an Event of Default, the Administrative Agent may carry out, at the Borrowers’ expense, Field Examinations as frequently as determined by the Administrative Agent in its reasonable discretion. For any Field Examinations at the Borrower’s expense as provided above, the Borrowers shall pay to the Administrative Agent, Field Examination fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner (or such other per diem amount as the Lead Borrower and the Administrative Agent may agree upon), plus reasonable out-of-pocket expenses (including travel, meals, and lodging) for each Field Examination of the Borrowers performed by personnel employed by the Administrative Agent, and (ii) the reasonable fees or charges paid or incurred by the Administrative Agent plus reasonable out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform Field Examinations.

(e) The Borrowers shall use commercially reasonable efforts to cause to be delivered to the Administrative Agent a Customs Broker Agreement from each customs broker, freight forwarder or other carrier in possession of in-transit inventory; and, if after sixty (60) days of using such commercially reasonable efforts with respect to any such customs broker, freight forwarder or other carrier, a Customs Broker Agreement has not been obtained therefrom, then the Borrowers shall use commercially reasonable efforts to replace such customs broker, freight forwarder or other carrier with another customs broker, freight forwarder or other carrier which has or will deliver to the Administrative Agent a Customs Broker Agreement.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit in form and substance reasonably satisfactory to the Administrative Agent) which is accrued and payable shall remain unpaid or unsatisfied, the Borrowers shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly (and, in the case of Section 7.11, Holdings shall not):

Section 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and set forth on Schedule 7.01(b);

(c) Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days (i) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (ii) with respect to which the failure to make payment would result in a material liability;

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or (i) if more than thirty (30) days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (ii) with respect to which the failure to make payment would result in a material liability;

(e) (i) pledges, deposits or Liens arising as a matter of law in the ordinary course of business in connection with workers’ compensation, payroll taxes, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrowers or any Restricted Subsidiary;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, covenants, conditions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrowers or any Restricted Subsidiary and any exception on the title policies issued in connection with the Mortgaged Property;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(j) leases, licenses, subleases or sublicenses and Liens on the property covered thereby, in each case, granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrowers or any Restricted Subsidiary, taken as a whole, or (ii) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank (including those arising under Section 4-210 of the Uniform Commercial Code) on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(j) or (n) to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) Liens in favor of the Borrowers or a Restricted Subsidiary securing Indebtedness permitted under Section 7.03(e) (provided that, solely with respect to Indebtedness required to be Subordinated Debt under Section 7.03(e), such Lien shall be subordinated to the Liens on the Collateral securing the Obligations to the same extent);

(o) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the date hereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(f) or (h);

(p) any interest or title of a lessor or sublessor under leases or subleases entered into by the Borrowers or any of its Restricted Subsidiaries in the ordinary course of business;

(q) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrowers or any of their Restricted Subsidiaries in the ordinary course of business;

(r) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrowers or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrowers or their Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrowers or any Restricted Subsidiary in the ordinary course of business;

(s) Liens (if any) arising from precautionary Uniform Commercial Code financing statement filings;

(t) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(u) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrowers or any Restricted Subsidiary;

(v) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(w) the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i) and (o) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(x) ground leases in respect of real property on which facilities owned or leased by the Borrowers or any of their Restricted Subsidiaries are located;

(y) Liens on property of a Non-Loan Party securing Indebtedness of such Non-Loan Party permitted to be incurred by Section 7.03;

(z) Liens solely on any cash earnest money deposits made by the Borrowers or any of their Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(aa) Liens securing Indebtedness permitted pursuant to Section 7.03(t); provided that (i) such Liens may only be a first priority Lien, a pari passu Lien or a Lien ranking junior, in each case, on the Term Priority Collateral, to the Lien on the Term Priority Collateral securing the Term Loans (but may not be secured by any assets that are not Collateral) and (ii) to the extent such Liens are on Current Asset Collateral, such Liens are subordinated to the Lien of the Collateral Agent in a manner consistent with the terms of the ABL Intercreditor Agreement and, in any such case, the beneficiaries thereof (or an agent on their behalf) shall have (i) become party to the ABL Intercreditor Agreement pursuant to the terms thereof or (ii) entered into an Intercreditor Agreement with the Administrative Agent that is reasonably satisfactory to the Administrative Agent;

(bb) Liens securing Indebtedness permitted pursuant to Section 7.03(m);

(cc) other Liens (not covering Current Asset Collateral unless the Liens thereon are subordinated to the Lien of the Collateral Agent in a manner consistent with the terms of the ABL Intercreditor Agreement) securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $25,000,000;

(dd) Liens securing Indebtedness permitted pursuant to Section 7.03(x); provided that (i) such Liens may be a first priority Lien, a pari passu Lien or a Lien ranking junior, in each case, on the Term Priority Collateral, to the Lien on the Term Priority Collateral securing the Term Loans (but may not be secured by any assets that are not Collateral) and (ii) to the extent such Liens are on Current Asset Collateral, such Liens are subordinated to the Lien of the Collateral Agent in a manner consistent with the terms of the ABL Intercreditor Agreement and, in any such case, the beneficiaries thereof (or an agent on their behalf) shall have (A) become party to the ABL Intercreditor Agreement pursuant to the terms thereof and (B) in the case of Liens ranking junior to the Liens on Collateral securing the Term Loans, entered into an Intercreditor Agreement with the Administrative Agent that is reasonably satisfactory to the Administrative Agent;

(ee) Liens securing Indebtedness permitted pursuant to Section 7.03(w); provided that (1) to the extent such Liens are on Current Asset Collateral, such Liens are subordinated to the Lien of the Collateral Agent in a manner consistent with the terms of the ABL Intercreditor Agreement and (2) to the extent such Liens are on any Collateral, (A) to the extent such Indebtedness is a credit facility that could have been incurred as an Incremental Term Loan under Section 2.14 of the Term Facility Credit Agreement, the Borrower shall have been permitted to incur such Indebtedness pursuant to, and such Indebtedness shall be deemed to be incurred in reliance on, Section 2.14 of the Term Facility Credit Agreement and (B) the beneficiaries thereof (or an agent on their behalf) shall have (i) become party to the ABL Intercreditor Agreement pursuant to the terms thereof and (ii) in the case of Liens ranking junior to the Liens on Collateral securing the Term Loans, entered into an Intercreditor Agreement with the Administrative Agent that is reasonably satisfactory to the Administrative Agent;

(ff) Liens then existing with respect to assets of an Unrestricted Subsidiary on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;

(gg) Liens on the Collateral securing Indebtedness permitted pursuant to Section 7.03(b); provided that, such Liens shall be subject to the ABL Intercreditor Agreement or any replacement ABL Intercreditor Agreement entered into in connection with a Permitted Refinancing of such Indebtedness; and

(hh) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by Law.

Section 7.02 Investments. Make any Investments, except:

(a) Investments by the Borrowers or a Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors, managers, partners and employees of Holdings (or any direct or indirect parent thereof), any Intermediate Holding Company, the Borrowers or their Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof or after a Qualifying IPO, any Intermediate Holding Company or the Borrowers) (provided that the amount of such loans and advances shall be contributed to the Borrowers in cash as common equity) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $5,000,000;

(c) asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(d) Investments (i) by any Loan Party in any other Loan Party (other than Holdings), (ii) by any Non-Loan Party in any Loan Party (other than Holdings), (iii) by any Non-Loan Party in any other Non-Loan Party and (iv) by any Loan Party in any Non-Loan Party or Holdings; provided that the aggregate amount of such Investments in Non-Loan Parties of Holdings pursuant to clause (iv) shall not exceed in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, (A) the greater of (x) $20,000,000 and (y) 25.0% of Consolidated EBITDA of the Borrowers for the most recently ended Test Period, plus (B) an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Investments (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made);

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(f) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Section 7.01, Section 7.03, Section 7.04, Section 7.05 (other than Section 7.05(e)) and Section 7.06, respectively; provided, however, that no Investments may be made solely pursuant to this Section 7.02(f);

(g) Investments consisting of any modification, replacement, renewal, reinvestment or extension of any Investment existing on the date hereof; provided that the amount of any Investment permitted pursuant to this Section 7.02(g) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;

(h) Investments in Swap Contracts permitted under Section 7.03(g);

(i) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(j) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Borrowers (including as a result of a merger or consolidation) (each, a “Permitted Acquisition”); provided that (i) immediately before and immediately after giving Pro Forma Effect to any such purchase or acquisition, no Default or Event of Default shall have occurred and be continuing and (ii) to the extent required by the Collateral and Guarantee Requirement, (A) the property, assets and businesses acquired in such purchase or other acquisition shall become Collateral and (B) any such newly created or acquired Restricted Subsidiary (other than an Excluded Subsidiary) shall become Guarantors, in each case in accordance with Section 6.11;

(k) the Transaction;

(l) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(m) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n) Investments; provided that the Payment Conditions shall have been satisfied with respect thereto;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) loans and advances to the Borrowers (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other such loans or advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to the Borrowers (or such direct or indirect parent) in accordance with Section 7.06(f) or (g);

(q) Investments held by a Restricted Subsidiary acquired after the Closing Date or of a corporation or company merged into the Borrowers or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) Guarantee Obligations of the Borrowers or any Restricted Subsidiary in respect of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Holdings (or of the Borrowers or any Intermediate Holding Company or any direct or indirect parent of Holdings after a Qualifying IPO of the Borrowers, or such Intermediate Holding Company or such direct or indirect parent of Holdings as the case may be);

(t) other Investments in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding (i) the greater of (x) $15,000,000 and (y) 25.0% of Consolidated EBITDA of the Borrowers for the most recently ended Test Period, plus (ii) an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Investments (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made);

(u) Investments in JV Entities and Unrestricted Subsidiaries in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding (i) the greater of (x) $15,000,000 and (y) 20.0% of Consolidated EBITDA of the Borrowers for the most recently ended Test Period, plus (ii) an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Investments (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made);

(v) Investments by any Loan Party in any Non-Loan Party in connection with the restructuring to be effectuated following the Closing Date to the extent such Investments consist of the purchase or other acquisition of Equity Interests of a Non-Loan Party and/or intercompany Indebtedness, on terms and conditions not materially less favorable to the Lenders (in respect of the Guarantees and Collateral) than as in effect on the Closing Date (after giving effect to the actions taken pursuant to Section 6.13);

(w) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrowers;

(x) [Reserved]; and

(y) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary.”

Section 7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Borrowers and any of their Subsidiaries under the Loan Documents;

(b) (i) Indebtedness of the Borrowers in respect of the Term Facility Credit Agreement (and Guarantees thereof by the Guarantors) in an aggregate principal amount not to exceed (A) $290,000,000 plus (B) the amount of any Incremental Term Loan Commitments (or similar term) (as defined in and incurred in compliance with the Term Facility Credit Agreement; provided that if the Term Facility Credit Agreement is amended, modified, waived or supplemented or replaced following the Closing Date, this clause (B) shall in no event allow on any date of determination an aggregate principal amount of Indebtedness to be incurred pursuant to this clause (B) that is in excess of the aggregate principal amount that could have been incurred on such date pursuant to the provision of Section 2.14 of the Term Facility Credit Agreement as in effect as of the Closing Date) plus (C) all Cash Management Obligations and Secured Hedging Obligations (each as defined in the Term Facility Credit Agreement as in effect on the date hereof) and (ii) any Permitted Refinancing thereof;

(c) Surviving Indebtedness listed on Schedule 7.03(c) and any Permitted Refinancing thereof;

(d) Guarantee Obligations of the Borrowers and their Restricted Subsidiaries in respect of Indebtedness of the Borrowers or any Restricted Subsidiary otherwise permitted hereunder (except that an Immaterial Subsidiary may not, by virtue of this Section 7.03(d), guarantee Indebtedness that such Immaterial Subsidiary could not otherwise incur under this Section 7.03); provided that, if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee Obligation shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(e) Indebtedness of the Borrowers or any Restricted Subsidiary owing to the Borrowers or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to the subordination terms set forth in Section 5.02 of the Security Agreement;

(f) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within two hundred seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement, (ii) Attributable Indebtedness arising out of Permitted Sale Leasebacks in an aggregate principal amount not to exceed $7,500,000 at any one time outstanding and (iii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i) and (ii); and provided further that the aggregate principal amount of Indebtedness (including without limitation Attributable Indebtedness, but excluding Attributable Indebtedness incurred pursuant to clause (ii)) under this Section 7.03(f) does not exceed the greater of (a) $20,000,000 and (b) 25.0% of Consolidated EBITDA of the Borrowers for the most recently ended Test Period;

(g) Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(h) Indebtedness assumed in connection with any Permitted Acquisition, provided that (i) such Indebtedness was not incurred in contemplation of such Permitted Acquisition and (ii) both immediately prior and after giving effect thereto no Default or Event of Default shall exist or result therefrom;

(i) Indebtedness representing deferred compensation to employees of the Borrowers (or any direct or indirect parent of the Borrowers) and its Restricted Subsidiaries incurred in the ordinary course of business;

(j) Indebtedness to current or former officers, directors, partners, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) permitted by Section 7.06 in an aggregate amount not to exceed $5,000,000 at any one time outstanding;

(k) Indebtedness incurred by the Borrowers or any of their Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(l) Indebtedness consisting of obligations of the Borrowers or any of their Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transaction and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(m) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts incurred in the ordinary course;

(n) Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o) Indebtedness incurred by the Borrowers or any of their Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(p) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrowers or any of their Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q) unsecured Indebtedness of the Borrowers or any Restricted Subsidiary, so long as (A) the Payment Conditions shall have been satisfied after giving effect thereto, (B) the maturity date of such Indebtedness is at least six (6) months after the Latest Maturity Date at the time of incurrence of such Indebtedness and (C) no scheduled principal payments are payable in respect of such Indebtedness prior to the maturity date thereof; and

(r) (i) other unsecured Indebtedness of the Borrowers or any Restricted Subsidiary in an aggregate amount not to exceed $5,000,000 at any one time outstanding; provided that the Borrowers or any Restricted Subsidiary may incur unlimited additional unsecured Indebtedness, so long as the Total Leverage Ratio (calculated on a Pro Forma Basis) as of the end of the most recent Test Period is not greater than 5.25:1.00; provided further that, in the case of any Indebtedness incurred under this clause (r), (1) such Indebtedness shall not have mandatory prepayment, redemption or offer to purchase events more onerous than those set forth in this Agreement, (2) the other terms and conditions of such Indebtedness (excluding pricing and optional prepayment or redemption terms) reflect market terms and conditions at the time of incurrence or issuance of such Indebtedness, (3) if any such Indebtedness contains any financial maintenance covenants, such financial maintenance covenants shall not be tighter than (or in addition to) those contained in this Agreement and (4) the maximum aggregate principal amount of Indebtedness that may be incurred pursuant to this clause (r) by Non-Loan Parties shall not exceed $5,000,000 at any one time outstanding and (ii) any Permitted Refinancing thereof;

(s) Indebtedness incurred by a Non-Loan Party, and guarantees thereof by Non-Loan Party, in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

(t) (i) Indebtedness (in the form of senior secured, senior unsecured, senior subordinated, or subordinated notes or loans) incurred by the Borrowers to the extent that the Borrowers shall have been permitted to incur such Indebtedness pursuant to, and such Indebtedness shall be deemed to be incurred in reliance on, Section 2.14 of the Term Facility Credit Agreement; provided that (A) such Indebtedness shall not mature earlier than the Maturity Date applicable to the Term Loans, (B) as of the date of the incurrence of such Indebtedness, the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than that of the then-remaining Term Loans, (C) no Restricted Subsidiary is a borrower or guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Subsidiary Guarantor which shall have previously or substantially concurrently Guaranteed the Obligations, (D) the other terms and conditions of such Indebtedness (excluding pricing and optional prepayment or redemption terms) reflect market terms on the date of issuance, (E) if such Indebtedness is in the form of a credit facility that could have been incurred as an Incremental Term Loan and incurred or guaranteed on a secured basis, then such Indebtedness shall be subject to the terms set forth in the proviso in Section 2.14(b) of the Term Facility Credit Agreement as if such Indebtedness was considered an Incremental Term Loan and (F) the Borrowers have delivered to the Administrative Agent a certificate of a Responsible Officer, together with all relevant financial information reasonably requested by the Administrative Agent, including reasonably detailed calculations demonstrating compliance with clauses (A), (B), (C), (D) and (E) and (ii) any Permitted Refinancing thereof;

(u) additional Indebtedness in an aggregate principal amount not to exceed $30,000,000 at any one time outstanding; provided that the maximum aggregate principal amount of Indebtedness that may be incurred pursuant to this clause (t) by Non-Loan Parties shall not exceed $5,000,000 at any one time outstanding;

(v) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (p) above;

(w) Indebtedness incurred to finance a Permitted Acquisition, provided that (i) immediately before and immediately after giving Pro Forma Effect to any such Permitted Acquisition, no Default or Event of Default shall have occurred and be continuing, (ii) if such Indebtedness is secured, after giving Pro Forma Effect to such secured Indebtedness, the Total Senior Secured Leverage Ratio (calculated on a Pro Forma Basis) as of the most recent Test Period would not be greater than 4.50:1.00, and (iii) the maximum aggregate principal amount of Indebtedness that may be incurred pursuant to this clause (w) by Non-Loan Parties shall not exceed $5,000,000 at any one time outstanding;

(x) (i) Indebtedness (in the form of senior secured, senior unsecured, senior subordinated, or subordinated notes or loans) incurred by a Borrower to the extent that 100% of the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied solely to the prepayment of Term Loans in accordance with Section 2.05(b)(iii) of the Term Facility Credit Agreement; provided that (A) such Indebtedness shall not mature earlier than the Maturity Date with respect to the relevant Term Loans being refinanced, (B) as of the date of the incurrence of such Indebtedness, the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than that of then-remaining Term Loans being refinanced, (C) no Restricted Subsidiary is a borrower or guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Subsidiary Guarantor which shall have previously or substantially concurrently Guaranteed the Obligations, (D) the other terms and conditions of such Indebtedness (excluding pricing and optional prepayment or redemption terms) reflect market terms on the date of issuance; provided that if such Indebtedness contains any financial maintenance covenants, such covenants shall not be tighter than those contained in this Agreement and (E) the Borrowers have delivered to the Administrative Agent a certificate of a Responsible Officer, together with all relevant financial information reasonably requested by the Administrative Agent, including reasonably detailed calculations demonstrating compliance with clauses (A), (B), (C) and (D) and (ii) any Permitted Refinancing thereof; and

(y) Indebtedness of an Unrestricted Subsidiary then existing on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; and

(z) Indebtedness supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit.

For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (y) above, the Borrowers shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) of this Section 7.03.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.

Section 7.04 Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge or amalgamate with (i) the Borrowers (including a merger or amalgamation purpose of which is to reorganize the Borrowers in a new State within the United States or the District of Columbia); provided that the Borrowers shall be a or the continuing or surviving Person, as applicable, or (ii) any one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Loan Party is merging or amalgamating with another Restricted Subsidiary, a Loan Party shall be a or the continuing or surviving Person, as applicable;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party, (ii) (A) any Restricted Subsidiary may liquidate, dissolve or wind up, or (B) any Restricted Subsidiary may change its legal form, in each case, if in either case, the Borrowers determine in good faith that such action is in the best interests of the Borrowers and their Subsidiaries and is not materially disadvantageous to the Lenders and (iii) the Borrowers may change its legal form if it determines in good faith that such action is in the best interests of the Borrowers and their Subsidiaries, and the Administrative Agent reasonably determines it is not disadvantageous to the Lenders;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Section 7.02 and Section 7.03, respectively;

(d) so long as no Default exists or would result therefrom, the Borrowers may merge or amalgamate with any other Person; provided that the Borrowers shall be a or the continuing or surviving corporation;

(e) so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that a or the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11;

(f) the Acquisition may be consummated; and

(g) so long as no Default exists or would result therefrom, a merger, amalgamation, dissolution, winding up, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05, may be effected; provided that, in any such transaction involving the Borrowers, the Borrowers shall be a or the continuing or surviving Person or shall not have been merged, amalgamated, dissolved, wound up, liquidated, consolidated or Disposed of.

Section 7.05 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrowers and their Restricted Subsidiaries;

(b) Dispositions of inventory and immaterial assets in the ordinary course of business (including allowing any registrations or any applications for registration of any immaterial IP Rights to lapse or go abandoned in the ordinary course of business);

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(d) Dispositions of property to the Borrowers or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party (other than Holdings) or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e) Dispositions permitted by Section 7.02 (other than Section 7.02(f)), Section 7.04 and Section 7.06 and Liens permitted by Section 7.01;

(f) Dispositions in the ordinary course of business of Cash Equivalents;

(g) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrowers and their Restricted Subsidiaries, taken as a whole;

(h) transfers of property subject to Casualty Events;

(i) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(j) Dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(k) the unwinding of any Swap Contract pursuant to its terms;

(l) Permitted Sale Leasebacks;

(m) any Dispositions for fair value, provided that (i) no Event of Default exists or would arise as a result of the transaction and (ii) with respect to any Disposition pursuant to this clause (m) for a purchase price in excess of $5,000,000, the Person making such Disposition shall receive not less than 75% of such consideration (including by way of relief from, or by any other

Person assuming responsibility for, any liabilities, contingent or otherwise) in the form of cash or Cash Equivalents; provided that for the purposes of this subclause (ii) the following shall be deemed to be cash: (A) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of any Loan Party (other than Subordinated Indebtedness) and the release of the Borrowers or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Disposition, (B) securities, notes or other obligations received by any Loan Party or applicable Restricted Subsidiary from the transferee that are converted by such Loan Party or Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Disposition, (C) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Disposition, to the extent that the Borrowers and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Disposition and (D) any Designated Non-Cash Consideration received by the Person making such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 7.05 that is at that time outstanding, not to exceed the greater of $5,000,000 and 1.0% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(n) Dispositions not otherwise permitted pursuant to this Section 7.05 in an aggregate amount not to exceed $10,000,000;

(o) each Loan Party and each of its Restricted Subsidiaries may surrender or waive contractual rights and settle or waive contractual or litigation claims in the ordinary course of business;

(p) Dispositions by any Loan Party to any Non-Loan Party in connection with the restructuring to be effectuated following the Closing Date to the extent the property Disposed of consists of Indebtedness and/or Equity Interests of Subsidiaries, on terms and conditions not materially less favorable to the Lenders (in respect of the Guarantees and Collateral) than as in effect on the Closing Date (after giving effect to the actions taken pursuant to Section 6.13) as set forth on Schedule 7.05(p); and

(q) Dispositions occurring on the Closing Date in connection with the Transaction.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than the Borrowers or any Restricted Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents and, if requested by the Administrative Agent, upon the certification by the Borrowers that such Disposition is permitted by this Agreement, the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take and shall take any actions deemed appropriate in order to effect the foregoing.

Section 7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrowers and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Borrowers and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) (i) the Borrowers may (or may make Restricted Payments to permit any direct or indirect parent thereof to) redeem in whole or in part any of its Equity Interests for another class of its (or such parent’s) Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests, provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby and (ii) the Borrowers and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) Restricted Payments made on the Closing Date to consummate the Transaction;

(d) to the extent constituting Restricted Payments, the Borrowers and their Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02, Section 7.04 or Section 7.08(e);

(e) repurchases of Equity Interests in the ordinary course of business in the Borrowers (or any direct or indirect parent thereof) or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f) the Borrowers or any Restricted Subsidiary may, in good faith, pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of it or any direct or indirect parent thereof held by any future, present or former employee, director, manager, officer or consultant (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrowers (or any direct or indirect parent of the Borrowers) or any of its Subsidiaries pursuant to any employee, management, director or manager equity plan, employee, management, director or manager stock option plan or any other employee, management, director or manager benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, manager, officer or consultant of Holdings (or any direct or indirect parent thereof), the Borrowers or any Subsidiary; provided that such payments do not to exceed $5,000,000 in any calendar year, provided that any unused portion of the preceding basket for any calendar year may be carried forward to succeeding calendar years, so long as the aggregate amount of all Restricted Payments made pursuant to this Section 7.06(f) in any calendar year (after giving effect to such carry forward) shall not exceed $10,000,000; provided further that cancellation of Indebtedness owing to the Borrowers (or any direct or indirect parent thereof) or any of its Subsidiaries from members of management of the Borrowers, any of the Borrowers’ direct or indirect parent companies or any of the Borrowers’ Restricted Subsidiaries in connection with a repurchase of Equity Interests of any of the Borrowers’ direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(g) the Borrowers and their Restricted Subsidiaries may make Restricted Payments to any direct or indirect holder of an Equity Interest in the Borrowers:

(i) the proceeds of which will be used to pay the portion of any consolidated, combined or similar income tax liability attributable to the income of the Borrowers or its Subsidiaries; provided that (x) no such payments shall exceed the income tax liability that would have been imposed on the Borrowers and/or the applicable Subsidiaries had such entity(ies) filed on a stand-alone basis and (y) any such payments attributable to an Unrestricted Subsidiary shall be limited to the amount of any cash paid by such Unrestricted Subsidiary to the Borrowers or any Restricted Subsidiary for such purpose;

(ii) the proceeds of which shall be used to pay such equity holder’s operating costs and expenses incurred in the ordinary course of business, other overhead costs and expenses and fees (including administrative, legal, accounting and similar expenses provided by third parties as well as trustee, directors, managers and general partner fees) which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Borrowers and their Subsidiaries (including any reasonable and customary indemnification claims made by directors, managers or officers of any direct or indirect parent of the Borrowers attributable to the direct or indirect ownership or operations of the Borrowers and their Subsidiaries) and fees and expenses otherwise due and payable by the Borrowers or any Restricted Subsidiary and permitted to be paid by the Borrowers or such Restricted Subsidiary under this Agreement not to exceed $5,000,000 in any fiscal year;

(iii) the proceeds of which shall be used to pay franchise and excise taxes, and other fees, taxes and expenses, required to maintain its (or any of its direct or indirect parents’) existence;

(iv) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) the Borrowers or such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be held by or contributed to the Borrowers or a Restricted Subsidiary or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into it or a Restricted Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.11;

(v) the proceeds of which shall be used to pay customary costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement; and

(vi) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company or partner of the Borrowers to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrowers and their Restricted Subsidiaries;

(h) the Borrowers or any Restricted Subsidiary may pay any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(i) the Borrowers or any Restricted Subsidiary may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(j) [Reserved];

(k) the Borrowers or any Restricted Subsidiary may make additional Restricted Payments; provided that the Payment Conditions shall have been satisfied with respect thereto;

(l) so long as no Event of Default shall have occurred and be continuing or would result therefrom, in addition to the foregoing Restricted Payments, Holdings, the Borrowers and the Restricted Subsidiaries may make additional Restricted Payments to their respective direct and indirect shareholders in an aggregate amount not to exceed $25,000,000; and

(m) the declaration and payment by the Borrowers of dividends on the common stock or common equity interests of the Borrowers following a public offering of such common stock or common equity interests, in an amount not to exceed 6% of the proceeds received by or contributed to the Borrowers in or from any public offering in any fiscal year.

Section 7.07 Reserved

Section 7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrowers, whether or not in the ordinary course of business, other than:

(a) transactions between or among the Borrowers or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b) transactions on terms not less favorable to the Borrowers or such Restricted Subsidiary as would be obtainable by the Borrowers or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c) the Transaction and the payment of fees and expenses related to the Transaction;

(d) the issuance of Equity Interests to any officer, director, manager, employee or consultant of the Borrowers or any of their Subsidiaries or any direct or indirect parent of the Borrowers in connection with the Transaction;

(e) the payment of advisory, consulting, refinancing, subsequent transaction and exit fees to the Sponsor in an aggregate amount in any fiscal year not to exceed the amount permitted to be paid pursuant to the Sponsor Management Agreement as in effect on the date hereof and any Sponsor Termination Fees not to exceed the amount set forth in the Sponsor Management Agreement as in effect on the date hereof and related indemnities and reasonable expenses; provided that, upon the occurrence and during the continuance of an Event of Default such amounts may accrue, but not be payable in cash during such period, but all such accrued amounts (plus accrued interest, if any, with respect thereto) may be payable in cash upon the cure or waiver of such Event of Default;

(f) equity issuances, repurchases, redemptions, retirements or other acquisitions or retirements of Equity Interests by the Borrowers or any Restricted Subsidiary permitted under Section 7.06;

(g) loans and other transactions by and among the Borrowers and/or one or more Subsidiaries to the extent permitted under this Article VII;

(h) employment and severance arrangements between the Borrowers or any of their Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(i) to the extent permitted by Sections 7.06(g)(i) and (iii), payments by the Borrowers (and any direct or indirect parent thereof) and their Restricted Subsidiaries pursuant to any tax sharing agreements among the Borrowers (and any such direct or indirect parent thereof) and their Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrowers and their Restricted Subsidiaries;

(j) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Borrowers and their Restricted Subsidiaries or any direct or indirect parent of the Borrowers in the ordinary course of business to the extent attributable to the ownership or operation of the Borrowers and their Restricted Subsidiaries;

(k) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(l) dividends permitted under Section 7.06;

(m) customary payments by the Borrowers and any Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved, as applicable pursuant to requirements of law or the relevant constituent documents of the Borrowers or such Restricted Subsidiary, by the majority of the members of the board of managers or a majority of the disinterested members of the board of managers of the Borrowers in good faith and such payments shall not exceed 1% of the transaction value for each such transaction; and

(n) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary.”

Section 7.09 Prepayments, Etc., of Indebtedness.

(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Subordinated Debt (it being understood that payments of regularly scheduled interest, AHYDO payments and mandatory prepayments under such Subordinated Debt Documents shall not be prohibited by this clause), except for (i) the refinancing thereof with the Net Cash Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing), (ii) the conversion thereof to Equity Interests (other than Disqualified Equity Interests) of Borrowers or any of their direct or indirect parents (or, after a Qualifying IPO, any Intermediate Holding Company), and (iii) prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity; provided that the Payment Conditions shall have been satisfied with respect thereto.

(b) Optionally prepay or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness permitted under Section 7.03(b) or Section 7.03(t) or Section 7.03(x), and Permitted Refinancings thereof (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments under such Indebtedness shall not be prohibited by this clause) except for

(i) the refinancing thereof with the Net Cash Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing), (ii) the conversion thereof to Equity Interests (other than Disqualified Equity Interests) of Borrowers or any of their direct or indirect parents (or, after a Qualifying IPO, any Intermediate Holding Company); provided that optional prepayments shall be permitted so long as the Payment Conditions shall have been satisfied with respect thereto; provided further that, without the consent of the Administrative Agent (not to be unreasonably withheld or delayed), none of such Indebtedness shall not be amended, supplemented, waived or otherwise modified if such Indebtedness as so amended, supplemented, waived or otherwise modified has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being amended, supplemented, waived or otherwise modified.

(c) Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of Subordinated Debt Documents without the consent of the Required Lenders (not to be unreasonably withheld or delayed).

Section 7.10 Financial Covenant.

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit in form and substance reasonably satisfactory to the Administrative Agent), the Borrowers agree with the Lenders, the L/C Issuers and the Administrative Agent to the following:

(a) Minimum Fixed Charge Coverage Ratio.

(i) At any time that a Covenant Trigger Period shall be in effect, the Fixed Charge Coverage Ratio of the Borrowers and their Restricted Subsidiaries (on a Consolidated basis) for the Test Period ending on the last day of the most recent Fiscal Quarter for which financial statements of the Borrowers and their Restricted Subsidiaries were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable, and each subsequent Test Period during the continuance of such Covenant Trigger Period, shall be not less than 1.0 to 1.0 and the Borrowers shall immediately deliver to the Administrative Agent a certificate of the chief financial officer setting forth reasonably detailed calculations of the Fixed Charge Coverage Ratio.

(ii) For purposes of determining compliance with the foregoing Fixed Charge Coverage Ratio covenant under this Section 7.10, any Specified Equity Contribution made during the period from the last day of the relevant period until the expiration of (i) with respect to a breach of the Fixed Charge Coverage Ratio that occurs on the date of the Covenant Trigger Period, the date that is 10 days after such date or (ii) otherwise, the 10th day after the date on which financial statements are required to be delivered hereunder with respect to the relevant period will, at the request of the Borrowers, be included in the calculation of Consolidated EBITDA for any period of calculation which includes the fiscal quarter in which such Specified Equity Contribution was received by the Loan Parties, provided that (A) in each four consecutive fiscal quarter period, there shall be a period of at least two consecutive fiscal quarters in respect of which no Specified Equity Contribution is made, (B) no more than five Specified Equity Contributions may be made during the term of this Agreement, (C) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Loan Parties to be in compliance with the Fixed Charge Coverage Ratio specified above on a pro forma basis, after giving effect to such Specified Equity Contribution, (D) any reduction of Indebtedness as a result of payments thereof with the proceeds of a Specified Equity Contribution shall be disregarding for the purposes of determining compliance with the foregoing Fixed Charge Coverage Ratio covenant under this Section 7.10, (E) all Specified Equity Contributions shall be disregarded for purposes of determining the Payment Conditions or any other condition based on a financial ratio, pricing or the amount or availability of any baskets with respect to the covenants contained herein and (F) the entire proceeds of each Specified Equity Contribution shall have been contributed to the Lead Borrower as cash equity.

Section 7.11 Holdings Covenants.

(a) Holdings shall not own or acquire any assets (other than Equity Interests of the Borrowers, cash and Cash Equivalents) or engage in any business or activity other than (i) the ownership of all the outstanding Equity Interests of the Borrowers and activities incidental thereto, (ii) the maintenance of its corporate existence and activities incidental thereto, including general and corporate overhead, provided that Holdings may change its form of organization, so long as (A) it is organized under the laws of the United States of America, any State thereof or the District of Columbia and (B) its Guarantee of the Obligations and the Lien on or security interest in any Collateral held by it under the Loan Documents shall remain in effect to the same extent as immediately prior to such change, (iii) activities required to comply with applicable Laws, (iv) maintenance and administration of stock option and stock ownership plans and activities incidental thereto, (v) the receipt of Restricted Payments to the extent permitted by Section 7.06 and the making of Restricted Payments, (vi) to the extent not otherwise covered by the other clauses of this Section 7.11, any of the activities of Holdings referred to in Section 7.06, (vii) concurrently with any issuance of Qualified Equity Interests, the redemption, purchase or retirement of any Equity Interests of Holdings using the proceeds of, or conversion or exchange of any Equity Interests of Holdings for, such Qualified Equity Interests, (viii) the obtainment of, and the payment of any fees and expenses for, management, consulting, investment banking and advisory services to the extent otherwise permitted by this Agreement, (ix) compliance with its obligations under the Loan Documents, the Term Facility Documents or any credit agreement, indenture or other agreement in respect of a Permitted Refinancing in respect of any Indebtedness permitted under Section 7.03(b), Section 7.03(t) or Section 7.03(x) and any Subordinated Debt Documents, (x) in connection with, and following the completion of, a Qualifying IPO, activities necessary or reasonably advisable for or incidental to the initial registration and listing of Holdings common stock and the continued existence of Holdings as a public company and (xi) activities incidental to legal, tax and accounting matters in connection with any of the foregoing activities.

(b) Holdings shall not create, incur, assume or permit to exist any Indebtedness or other liabilities except (i) Indebtedness created under the Loan Documents and the Term Facility Documents (or any Permitted Refinancing thereof), (ii) Subordinated Debt or Guarantee Obligations in respect of any Subordinated Debt, provided that such Guarantee Obligations shall be subordinated to the Obligations to the same extent and on the same terms as the Indebtedness so guaranteed is subordinated to the Obligations, (iii) unsecured Indebtedness not constituting Subordinated Indebtedness in an aggregate principal amount not exceeding $25,000,000 at any time outstanding and (iv) liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and permitted business and activities.

(c) Holdings shall not create, incur, assume or permit to exist any Lien (other than Liens permitted by Sections 7.01(c), (d), (e), (f) and (h)) on any of the Equity Interests issued by the Borrowers.

Section 7.12 Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents; provided that:

(a) the foregoing shall not apply to restrictions and conditions imposed by (A) law, (B) any Loan Document or (C) the Term Facility Documents;

(b) the foregoing shall not apply to restrictions and conditions existing on the Closing Date or to any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(d) the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(e) the foregoing shall not apply to restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness;

(f) the foregoing shall not apply to any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition), provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrowers or any other Restricted Subsidiary;

(g) restrictions or conditions in any Indebtedness permitted pursuant to Section 7.03 to the extent such restrictions or conditions are no more restrictive than the restrictions and conditions in the Loan Documents or, in the case of Subordinated Debt, are market terms at the time of issuance or, in the case of Indebtedness of any Non-Loan Party, are imposed solely on such Non-Loan Party and its Subsidiaries, provided that any such restrictions or conditions permit compliance with the Collateral and Guarantee Requirement and Section 6.11; and

(h) restrictions on cash or other deposits imposed by agreements entered into in the ordinary course of business.

ARTICLE VIII

Events of Default and Remedies

Section 8.01 Events of Default. Any of the following events referred to in any of clauses (a) through (k) inclusive of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. (i) The Borrowers fail to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) or Section 6.05 (solely with respect to the Borrowers), Section 6.12, Section 6.14 or Article VII; or (ii) the Lead Borrower fails to deliver a Borrowing Base Certificate (after a 10 calendar day grace period when required to be delivered monthly and 3 calendar days grace period when required to be delivered more frequently); or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrowers of written notice thereof by the Administrative Agent or the Required Lenders; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made and such incorrect or misleading representation, warranty, certification or statement of fact, if capable of being cured, remains so incorrect or misleading for thirty (30) days after receipt by the Borrowers of written notice thereof by the Administrative Agent or the Required Lenders; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided further that such failure is unremedied and is not waived by the holders of such Indebtedness; provided that no such event under the Term Facility (other than a payment default or any default relating to insolvency or any proceeding under any Debtor Relief Law) shall constitute an Event of Default under this Section 8.01(e) until the earliest to occur of (x) the date that is thirty (30) days after such event or circumstance (but only if such event or circumstance has not been waived or cured), (y) the acceleration of the Indebtedness under the Term Facility and (z) the exercise of any remedies by the Term Facility Administrative Agent or collateral agent or any lenders under the Term Facility in respect of any Collateral; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or ERISA Affiliate under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or (iv) a termination, withdrawal or noncompliance with applicable law or plan terms or termination, withdrawal or other event similar to an ERISA Event occurs with respect to a Foreign Plan that could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Collateral Documents. Any material provision of any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or Section 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to create a valid and perfected first priority lien on the Collateral covered thereby; or any Loan Party contests in writing the validity or enforceability of any material provision of any Collateral Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Collateral Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Collateral Document; or

(k) Change of Control. There occurs any Change of Control.

Section 8.02 Remedies Upon Event of Default.

(a) If any Event of Default occurs and is continuing (other than an Event of Default under Section 8.01(b)(ii) unless the conditions of the second proviso contained therein have been satisfied), the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(i) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(iii) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an Event of Default under Section 8.01(f) with respect to the Borrowers, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Subsidiary that is an Immaterial Subsidiary or at such time could, upon designation by the Borrowers, become an Immaterial Subsidiary affected by any event or circumstances referred to in any such clause unless the Consolidated EBITDA of such Subsidiary together with the Consolidated EBITDA of all other Subsidiaries affected by such event or circumstance referred to in such clause, shall exceed 5% of the Consolidated EBITDA of the Borrowers and their Restricted Subsidiaries.

Section 8.04 Application of Funds. If the circumstances described in Section 2.12(g) have occurred, or after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to each Agent in its capacity as such (other than in connection with Cash Management Obligations or Obligations in respect of Secured Hedge Agreements) until paid in full;

Second, to pay interest due in respect of all Protective Advances until paid in full;

Third, to pay the principal of all Protective Advances until paid in full;

Fourth, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them (other than in connection with Cash Management Obligations or Obligations in respect of Secured Hedge Agreement);

Fifth, to pay interest accrued in respect of the Swing Line Loans until paid in full;

Sixth, to pay the principal of all Swing Line Loans until paid in full;

Seventh, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances) until paid in full;

Eighth, ratably (i) to pay the principal of all Revolving Loans (other than Protective Advances) until paid in full, (ii) to the Administrative Agent, to be held by the Administrative Agent, for the benefit of the L/C Issuers, as cash collateral in an amount up to 101% of the maxi-mum drawable amount of any outstanding Letters of Credit, (iii) to pay the Swap Termination Value under Secured Hedge Agreements (other than any Specified Secured Hedge Obligations) and (iv) to pay any amounts owing with respect to Cash Management Obligations, in each case, until paid in full;

Ninth, ratably to pay any amounts owing with respect to any Specified Secured Hedge Obligations, until paid in full;

Tenth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties (other than any Defaulting Lenders) on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties (other than any Defaulting Lenders) on such date, until paid in full;

Eleventh, ratably to pay any Obligations owed to Defaulting Lenders, until paid in full; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

For purposes of this Section 8.04, “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any proceeding under any Debtor Relief Law, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any proceeding under any Debtor Relief Law.

ARTICLE IX

Administrative Agent and Other Agents

Section 9.01 Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to execute and deliver each of the other Loan Documents on its behalf and to take such action on its behalf under the provisions of this Agreement, each other Loan Document, the ABL Intercreditor Agreement and any Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement, any other Loan Document, the ABL Inter-creditor Agreement and any Intercreditor Agreement, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document or in the ABL Intercreditor Agreement or in any Intercreditor Agreement, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, any other Loan Document, the ABL Intercreditor Agreement or any Intercreditor Agreement or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein, in the other Loan Documents, the ABL Intercreditor Agreement and any Intercreditor Agreement with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, the ABL Intercreditor Agreement and any Intercreditor Agreement, and each of the Lenders (in its capacities as a Lender and a potential Hedge Bank or Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for pur-poses of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, the ABL Intercreditor Agreement or any Intercreditor Agreement) as if set forth in full herein with respect thereto.

(c) Each Lender irrevocably appoints each other Lender as its agent and bailee (and each Lender hereby accepts such appointment) for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Law a security interest can be perfected by possession or control. Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

Section 9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement, any other Loan Document, the ABL Intercreditor Agreement or any Intercreditor Agreement (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through Affiliates, agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Administrative Agent, and shall be entitled to advice of counsel, both internal and external, and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 9.03 Liability of Agents. No Agent-Related Person shall (a) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement, any other Loan Document, the ABL Intercreditor Agreement or any Intercreditor Agreement or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer or director thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder, (c) be subject to any fiduciary duty or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing or (d) have any responsibility or liability to any Lender for monitoring the list or identities of, or enforcing the provisions relating to, Disqualified Lenders. No Agent-Related Per-son shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. No Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby, by the other Loan Documents, the ABL Intercreditor Agreement or any Intercreditor Agreement that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 10.01); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability, if the Agent is not indemnified to its satisfaction, or that is contrary to any Loan Document, the ABL Intercreditor Agreement, any Intercreditor Agreement or applicable Requirements of Law including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any insolvency Law. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents). No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document. Each party to this Agreement acknowledges and agrees that the Administrative Agent may, at its sole cost and expense, from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider. Neither any Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents, the ABL Intercreditor Agreement or any Intercreditor Agreement. No Agent shall be liable to the Lenders for any action taken or not taken by any such service provider. Neither any Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents, the ABL Intercreditor Agreement or any Intercreditor Agreement.

Section 9.04 Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, internet or intranet web-site posting, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document, the ABL Intercreditor Agreement or any Intercreditor Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and until such instructions are received such Agent shall act, or refrain from acting, as it deems advisable, and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, any other Loan Document, the ABL Intercreditor Agreement or any Intercreditor Agreement in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrowers referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. Subject to the other provisions of this Article IX, the Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to ex-tend credit to the Borrowers and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person. Each Lender expressly agrees and acknowledges that (a) no Agent (i) makes any representation or warranty as to the accuracy of any Field Examination and (ii) shall be liable for any information contained in any Field Examination and (b) expressly agrees and acknowledges that the Field Examinations are not comprehensive audits or examinations, that any Agent or other party performing any Field Examination will inspect only specific information regarding the Borrowers and their Subsidiaries and will rely significantly upon the Borrowers’ and their Subsidiaries’ books and records, as well as on representations of the Borrowers’ personnel.

Section 9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it (in all cases, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of any agent or related person); provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, the ABL Intercreditor Agreement, any Intercreditor Agreement or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers, provided that such reimbursement by the Lenders shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto, if any. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation or replacement of the Administrative Agent.

Section 9.08 Agents in their Individual Capacities. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Wells Fargo were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding any Loan Party or any Affiliate of a Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Wells Fargo shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.

Section 9.09 Successor Agents. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Lead Borrower (unless such notice is waived by Lead Borrower) and without any notice to the Cash Management Banks. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which appointment of a successor agent shall re-quire the consent of the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If, at the time that the Administrative Agent’s resignation is effective, it is acting as an L/C Issuer or the Swing Line Lender, such resignation shall also operate to effectuate its resignation as L/C Issuer or the Swing Line Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Line Loans. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent, which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be (and the term “Collateral Agent” shall mean such successor collateral agent and/or supplemental agent, as described in Section 9.01(c)), and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Section 10.04 and Section 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days (10 days if an Event of Default has occurred and is continuing) following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, the ABL Intercreditor Agreement and any Intercreditor Agreement.

Section 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, com-position or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.09 and Section 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Section 2.09 and Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11 Collateral and Guaranty Matters. The Lenders irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable), and any other obligation (including a guarantee that is contingent in nature), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder, under any other Loan Document, the ABL Intercreditor Agreement or any Intercreditor Agreement to any Person other than the Borrowers or any of their Restricted Subsidiaries, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) or (d) below;

(b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document, the ABL Intercreditor Agreement or any Intercreditor Agreement to the holder of any Lien on such property that is permitted by Section 7.01(i) and (o);

(c) that any Subsidiary Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder; and

(d) if any Subsidiary Guarantor shall cease to be a Material Subsidiary (as certified in writing delivered to the Administrative Agent by a Responsible Officer), (i) such Subsidiary shall be automatically released from its obligations under the Guaranty and (ii) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary shall be automatically re-leased.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents, the ABL Intercreditor Agreement, any Intercreditor Agreement and this Section 9.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, the Administrative Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in the Administrative Agent’s opinion, could expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of the Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

Anything contained in any of the Loan Documents, the ABL Intercreditor Agreement or any Intercreditor Agreement to the contrary notwithstanding, (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents, the ABL Intercreditor Agreement or any Intercreditor Agreement may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

Section 9.12 Other Agents; Arrangers and Managers. None of the Lenders, the Agents, the Lead Arranger, or other Persons identified on the facing page or signature pages of this Agreement as a “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13 Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement, the other Loan Documents, the ABL Inter-creditor Agreement and any Intercreditor Agreement that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement, any of the other Loan Documents, the ABL Intercreditor Agreement or any Intercreditor Agreement, and in particular in case of the enforcement of any of the Loan Documents, the ABL Intercreditor Agreement or any Intercreditor Agreement, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and, collectively, as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement, any of the other Loan Documents, the ABL Intercreditor Agreement or any Intercreditor Agreement to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents, the ABL Intercreditor Agreement and any Intercreditor Agreement and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Section 10.04 and Section 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrowers shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Section 9.14 Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.14. The agreements in this Section 9.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations. For the avoidance of doubt, this Section 9.14 shall not limit or expand the obligations of the Borrowers or any Guarantor under Section 3.01 or any other provision of this Agreement.

Section 9.15 Cash Management Obligations; Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other pro-vision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Section 9.16 Lender’s Representations, Warranties and Acknowledgements.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Loans hereunder, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its

Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders. Each Lender acknowledges that no Agent or Agent-Related Person of any Agent has made any representation or warranty to it. Except for documents expressly required by any Loan Document to be transmitted by an Agent to the Lenders, no Agent shall have any duty or responsibility (either express or implied) to provide any Lender with any credit or other information concerning any Loan Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of a Loan Party, that may come in to the possession of an Agent or any of its Related Persons.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document, the ABL Intercreditor Agreement, any Intercreditor Agreement and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date.

Section 9.17 Payments by Agents to the Lenders. All payments to be made by the Administrative Agent to the Lenders, Cash Management Banks and Hedge Banks shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to the Administrative Agent. Concurrently with each such payment, the Administrative Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

ARTICLE X

Miscellaneous

Section 10.01 Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or Section 2.08 without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Revolving Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of

Average Historical Excess Availability or in the component definitions thereof shall not constitute a reduction in the rate of interest; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d) change any provision of this Section 10.01, the definition of “Required Lenders,” “Supermajority Lenders”, or any other provision specifying the number of Lenders or portion of the Loans or Revolving Credit Commitments required to take any action under the Loan Documents, or Section 8.04 without the written consent of each Lender affected thereby;

(e) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; provided that any transaction permitted under Section 7.04 or Section 7.05 shall not be subject to this clause (e) to the extent such transaction does not result in the release of all or substantially all of the Collateral; or

(f) release all or substantially all of the Guarantees in any transaction or series of related transactions, without the written consent of each Lender; provided that any transaction permitted under Section 7.04 or Section 7.05 shall not be subject to this clause (f) to the extent such transaction does not result in the release of all or substantially all of the Guarantees;

(g) change the definition of the term “Borrowing Base” or any component definition thereof, but excluding percentage advance rates and the numerical percentage of Qualified Cash in the definition of “Borrowing Base”, in each case the amendment or modifications of which shall be subject to clause (h) below, if as a result thereof the amounts available to be borrowed by the Borrowers would be increased, without the written consent of the Supermajority Lenders, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Availability Reserves, Inventory Reserves, Shrink Reserves or any other Reserves without the consent of any Lenders; or

(h) increase percentage advance rates set forth in the definition of “Borrowing Base” or the numerical percentage of Qualified Cash in the definition of “Borrowing Base”, without the written consent of each Lender; provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Availability Reserves, Inventory Re-serves, Shrink Reserves or any other Reserves without the consent of any Lenders;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application related to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) any amendment or waiver that by its terms affects the rights or du-ties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders. Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one

or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Commitment Increases, if any, and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding anything to the contrary contained in this Section 10.01, any guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrowers without the need to obtain the consent of any Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents. Further-more, with the consent of the Administrative Agent at the request of the Borrowers (without the need to obtain any consent of any Lender), any Loan Document may be amended to cure ambiguities, omissions, mistakes or defects.

Neither the Administrative Agent nor the Collateral Agent shall amend or waive any pro-vision of the ABL Intercreditor Agreement or other Intercreditor Agreement (other than to cure ambiguities, omissions, mistakes or defects) without the written consent of the Required Lenders.

Section 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable ad-dress, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follow:

(i) if to the Borrower or the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other ad-dress, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrowers, the Administrative Agent, the L/C Issuers and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(b)), when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuers and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person during the person’s normal business hours. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is in-capable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrowers, the Administrative Agent, any L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agents from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(e) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(f) Notice to other Loan Parties. The Borrower agrees that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to the Borrower in accordance with the provisions of this Section 10.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.

Section 10.03 No Waiver; Cumulative Remedies . No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04 Attorney Costs and Expenses. The Borrowers agree (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, and the Lead Arranger for all reasonable and documented or invoiced out-of-pocket costs and expenses associated with the syndication of the Revolving Loans and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of this Agreement and the other Loan Documents, and any amendment, waiver, con-sent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), including all Attorney Costs of Paul Hastings LLP (and any other counsel retained with the Borrowers’ consent (such consent not to be unreasonably withheld or delayed)) and one local and foreign counsel in each relevant jurisdiction, and (b) to pay or reimburse the Administrative Agent, the Lead Arranger and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all costs and expenses incurred in connection with any workout or restructuring in respect of the Loans, all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of counsel to the Administrative Agent). The foregoing costs and expenses shall include all reasonable search, filing, re-cording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrowers of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

Section 10.05 Indemnification by the Borrowers. Whether or not the transactions contemplated hereby are consummated, the Borrowers shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, advisors, and other representatives (collectively, the “Indemnitees”) from and against any and all losses, liabilities, damages, claims, and reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable Attorney Costs of one counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)) of any such Indemnitee arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnitee is a party thereto and whether or not such proceedings are brought by the Borrowers, its equity holders, its Affiliates, creditors or any other third person) that relates to the Transaction (including the financing contemplated hereby) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by the Borrowers, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrowers, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its controlled Affiliates or controlling Per-sons or any of the officers, directors, employees, agents, advisors or members of any of the foregoing, in each case who are involved in or aware of the Transaction (as determined by a court of competent jurisdiction in a final and non-appealable decision), (y) a material breach of the Loan Documents by such Indemnitee or one of its Affiliates or (z) disputes solely between and among such Indemnitees to the extent such disputes do not arise from any act or omission of the Borrowers or any of their Affiliates (other than with respect to a claim against an Indemnitee acting in its capacity as an Agent or Lead Arranger or similar role under the Loan Documents unless such claim arose from the gross negligence, bad faith or willful misconduct of such Indemnitee). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, managers, partners, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes other than Taxes that represent liabilities, obligations, losses, damages, etc., with respect to a non-Tax claim.

Section 10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate.

Section 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as otherwise provided herein (including without limitation as permitted under Section 7.04), neither Holdings nor any of its Subsidiaries may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security inter-est subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement. The Administrative Agent shall not be responsible for, nor have any liability in connection with, maintaining, updating, monitoring or enforcing, the list of Disqualified Lenders. Any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant assignment and assumption or participation agreement, as applicable, that such purchaser is not a Disqualified Lender.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrowers, provided that, no consent of the Borrowers shall be required for an assignment of any Revolving Loan or Revolving Credit Commitment, if an Event of Default under Section 8.01(a), (f) or (g) (in the case of Section 8.01(f) or (g), with respect to the Borrowers) has occurred and is continuing, to any Assignee; provided, however, that during the forty-five (45) day period following the Closing Date, the Borrowers shall be deemed to have consent-ed to an assignment to any Lender if such Lender was previously identified in the initial allocations of the Loans provided by the Lead Arrangers to the Borrowers;

(B) the Administrative Agent, the Swing Line Lender and the L/C Issuers; provided that (1) no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Revolving Loan or Revolving Credit Commitment to another Lender, an Affiliate of a Lender or an Approved Fund and (2) no consent of the Swing Line Lender or the L/C Issuers shall be required for an assignment of all or any portion of a Revolving Loan or Revolving Credit Commitment to another Lender;

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Borrowers and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrowers shall be required if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any documentation required by Section 3.01(f) and (g);

(D) the Assignee shall not be a Disqualified Lender;

(E) no such assignment shall be made (1) to Holdings, any Borrower or any of their Affiliates or Subsidiaries, or (2) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons de-scribed in this clause (2), or (3) to a natural person; and

(F) in the case of an assignment to a Sponsor Affiliated Lender, (1) after giving effect to such assignment, to all other assignments with all Sponsor Affiliated Lenders, the aggregate principal amount of all Loans and Commitments then held by all Sponsor Affiliated Lenders shall not exceed 25% of the Aggregate Commitments; provided, that each of the parties agrees and acknowledges that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs or expenses of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (b)(ii)(F) or any purported assignment exceeding such percentage, (2) in the event that any proceeding under the Bankruptcy Code shall be instituted by or against the Borrowers or any other Guarantor, each Sponsor Affiliated Lender shall acknowledge and agree that they are each “insiders” under Section 101(31) of the Bankruptcy Code and, as such, the claims associated with the Loans and Commitments owned by it shall not be included in determining whether the applicable class of creditors holding such claims has voted to accept a proposed plan for purposes of Section 1129(a)(10) of the Bankruptcy Code, or, alternatively, to the extent that the foregoing designation is deemed unenforceable for any reason, each Sponsor Affiliated Lender shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Sponsor Affiliated Lenders, except to the extent that any plan of reorganization proposes to treat the Obligations held by such Sponsor Affiliated Lender in a manner that is less favorable in any material respect to such Sponsor Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Sponsor Affiliated Lenders; provided that this clause (2) shall not apply to Affiliated Debt Funds, (3) such Sponsor Affiliated Lender will not receive information provided solely to Lenders and will not be permitted to attend or participate in (or receive any notice of) Lender meetings or conference calls and (4) for purposes of any amendment, waiver or modification of any Loan Document that does not in each case adversely affect such Sponsor Affiliated Lender (in its capacity as a Lender) in any material respect as compared to other Lenders, such Sponsor Affiliated Lender will be deemed to have voted in the same proportion as the Lenders that are not Sponsor Affiliated Lenders voting on such matter; provided that an Affiliated Debt Fund will not be subject to such voting limitations and will be entitled to vote as if it was a Lender.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d) and receipt by the Administrative Agent from the parties to each assignment of a processing and recordation fee of $3,500 (provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon re-quest, and the surrender by the assigning Lender of its Note (if any), the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e). For greater certainty, any assignment by a Lender pursuant to this Section 10.07 shall not in any way constitute or be deemed to constitute a novation, discharge, recession, extinguishment or substitution of the existing Indebtedness and any Indebtedness so assigned shall continue to be the same obligation and not a new obligations.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.04, owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent demonstrable error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Agent and any Lender (with respect to its own interests only), at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participation in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a), (b), (c), (e) or (f) that directly affects such Participant. Subject to Section 10.07(f), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (through the applicable Lender), subject to the requirements and limitations of such Sections (including Sections 3.01(e) and (f)) and Sections 3.06 and 3.07, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Any Lender that sells participations shall maintain a register on which it enters the name and the address of each Participant and the principal amounts of each Participant’s participation interest in the Commitments and/or Loans (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent demonstrable error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation interest as the owner thereof for all purposes notwithstanding any notice to the con-trary. In maintaining the Participant Register, such Lender shall be acting as the agent of the Borrowers solely for purposes of applicable United States federal income tax law and undertakes no duty, responsibility or obligation to the Borrowers (without limitation, in no event shall such Lender be a fiduciary of the Borrowers for any purpose). No Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish in connection with a Tax audit that such commitment, loan, or other obligation is in registered form under Section 5f.103(c) of the United States Treasury Regulations or, if different, under Sections 871(h) or 881(c) of the Code.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or except to the extent such entitlement to a greater payment results from a Change in Law after the Participant became a Participant.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05, subject to the requirements and limitations of such Sections (including Sections 3.01(e) and (f)) and Sections 3.06 and 3.07, to the same extent as if such SPC were a Lender, but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05) except to the extent any entitlement to greater amounts results from a Change in Law after the grant to the SPC occurred, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and such liability shall remain with the Granting Lender, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee Obligation or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, any L/C Issuer or the Swing Line Lender may, upon thirty (30) days’ notice to the Parent Borrower and the Lenders, resign as an L/C Issuer or the Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or the Swing Line Lender shall have identified, in consultation with the Parent Borrower, a successor L/C Issuer or Swing Line Lender willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer or the Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrowers to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing

Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make, Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

Section 10.08 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors on a need to know basis; (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g) or Section 10.07(i), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or to the extent such Information is received from a third party that is not, to such Person’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Borrower or any of its Affiliates with respect to such Information; (h) to any Governmental Authority or examiner regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Borrowings. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to Holdings, the Borrower or any of their Subsidiaries or their business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08, including, without limitation, information delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

Section 10.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to the Parent Borrower or any other Loan Party, any such notice being waived by the Parent Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or In-debtedness. Notwithstanding anything to the contrary contained herein, no Lender or its Affiliates and no L/C Issuer or its Affiliates shall have a right to set off and apply any deposits held or other Indebtedness owning by such Lender or its Affiliates or such L/C Issuer or its Affiliates, as the case may be, to or for the credit or the account of any Subsidiary of a Loan Party which is not a “United States person” within the meaning of Section 7701(a)(30) of the Code unless such Subsidiary is not a direct or indirect Subsidiary of the Parent Borrower. Each Lender and L/C Issuer agrees promptly to notify the Parent Borrower and the Administrative Agent after any such set off and application made by such Lender or L/C Issuer, as the case may be; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender and each L/C Issuer under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and such L/C Issuer may have.

Section 10.10 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 10.11 Integration. This Agreement, together with the other Loan Documents and the Fee Letter, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. The provisions of Sections 10.15 and 10.16 shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.14 GOVERNING LAW, JURISDICTION, SERVICE OF PROCESS.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE (PROVIDED THAT IF NONE OF SUCH COURTS CAN AND WILL EXERCISE SUCH JURISDICTION, SUCH EXCLUSIVITY SHALL NOT APPLY), AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

(c) [Reserved]

Section 10.15 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.16 Binding Effect. This Agreement shall become effective when it shall have been executed by each of the Borrowers and Holdings and the Administrative Agent shall have been notified by each Lender, Swing Line Lender and L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, each Agent and each Lender and their respective successors and assigns, except that the Borrowers shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.17 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative

Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable Law).

Section 10.18 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provisions of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.19 USA PATRIOT Act. Each Lender hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the USA PATRIOT Act.

Section 10.20 ABL Intercreditor Agreement. Reference is made to the ABL Intercreditor Agreement. Each Lender hereunder (a) acknowledges that it has received a copy of the ABL Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the ABL Intercreditor Agreement and (c) authorizes and instructs the Collateral Agent to enter into the ABL Intercreditor Agreement as Collateral Agent and on behalf of such Lender. The foregoing provisions are intended as an inducement to the lenders under the Term Facility Credit Agreement to extend credit to the Borrower and such lenders are intended third party beneficiaries of such provisions.

Section 10.21 Use of English Language. This Agreement has been negotiated and executed in the English language. All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement (including any modifications or supplements hereto) shall be in the English language, or accompanied by a certified English translation thereof. In the case of any document originally issued in a language other than English or any document issued or executed in English and delivered pursuant to this Agreement (including this Agreement) that is translated from English into another language, the English language version of any such document shall for purposes of this Agreement, and absent manifest error, control the meaning of the matters set forth therein.

Section 10.22 Obligations Absolute. To the fullest extent permitted by applicable Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 10.23 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrowers and Holdings acknowledge and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lead Arrangers are arm’s-length commercial transactions between the Borrowers, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent and the Lead Arrangers, on the other hand, (B) each of the Borrowers and Holdings have consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrowers and Holdings are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Lead Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, Holdings or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lead Arranger has any obligation to the Borrowers, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and each Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, Holdings and their respective Affiliates, and neither the Administrative Agent nor any Lead Arranger has any obligation to disclose any of such interests to the Borrowers, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and Holdings hereby waive and release any claims that it may have against the Administrative Agent and each Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.24 Joint and Several Liability. All Loans, upon funding, shall be deemed to be jointly funded to and received by the Borrowers. Each Borrower is jointly and severally liable under this Agreement for all Obligations, regardless of the manner or amount in which proceeds of Loans are used, allocated, shared or disbursed by or among the Borrowers themselves, or the manner in which an Agent and/or any Lender accounts for such Loans or other extensions of credit on its books and records

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CALCEUS ACQUISITION, INC.,
as the Borrower

By:	/s/ Alex Pellegrini
Name: Alex Pellegrini
Title: Vice President

S-1

CALCEUS MIDCO, INC.,
as Holdings

By:	/s/ Alex Pellegrini
Name: Alex Pellegrini
Title: Vice President

COLE HAAN LLC,
as a Borrower

By:	/s/ Alex Pellegrini
Name: Alex Pellegrini
Title: Authorized Signatory

COLE HAAN COMPANY STORE,
as a Borrower

By:	/s/ Alex Pellegrini
Name: Alex Pellegrini
Title: Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent

By:	/s/ Thomas Blackman
Name: Thomas Blackman
Title: Director

WELLS FARGO BANK, NATIONAL ASSOCIATION
as a Lender

By:	/s/ Thomas Blackman
Name: Thomas Blackman
Title: Director

HSBC BANK USA, NATIONAL ASSOCIATION
as Lender

By:	/s/ Robert Mello
Name: Robert Mello
Title: Vice President

Administrative Agent’s Office, Certain Addresses for Notice

If to the Administrative Agent:

Wells Fargo Bank, National Association

100 Park Avenue, 14th Floor

New York, NY 10017

Attention: Portfolio Manager

Facsimile: (855) 586 - 5341

If to the Borrowers:

Calceus Acquisition, Inc.

6 Ashley Drive

Scarborough, Maine 04074

Attn:

Fax:

with a copy to:

Apax Partners, L.L.P.

601 Lexington Avenue, 53rd Floor

New York, NY 10022

Attention: Jason Wright

Fax: 212.646.7242